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Filed Pursuant to Rule 424(b)(5)
Commission File No. 333-179572

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated December 17, 2012

Prospectus Supplement
(To Prospectus dated February 27, 2012)

HEADWATERS INCORPORATED

7,600,000 Shares

Common Stock

We are offering 7,600,000 shares of our common stock to be sold in this offering. We will receive all of the net proceeds from the sale of such common stock.

Our common stock is listed on the New York Stock Exchange under the symbol "HW." On December 14, 2012, the last reported sale price of our common stock on the New York Stock Exchange was $7.29 per share.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

We have granted the underwriters an option to purchase up to an additional 1,140,000 shares from us at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $             and the total proceeds, before expenses, to us will be $             .

Investing in our common stock involves certain risks. Before buying any shares, you should read this prospectus supplement, the related prospectus and all information incorporated by reference herein, including the discussion of material risks of investing in our common stock in the "Risk Factors" section beginning on page S-18 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters are offering the shares of our common stock as set forth under "Underwriting." Delivery of the shares of common stock will be made on or about December              , 2012.

Joint Bookrunning Managers

Deutsche Bank Securities	Stifel Nicolaus Weisel

The date of this prospectus supplement is December     , 2012.

        You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operation, and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

        We provide information to you about the common stock in two separate documents: (1) this prospectus supplement, which adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference and (2) the accompanying prospectus, which provides general information. If information in this prospectus supplement is inconsistent with the accompanying prospectus or the documents incorporated by reference, you should rely on this prospectus supplement.

        It is important for you to read and consider all of the information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You also should read and consider the information in the documents we have referred you to in "Where You Can Find More Information" on page S-101 of this prospectus supplement and page 3 of the accompanying prospectus.

        We include cross-references in this prospectus supplement and the accompanying prospectus to captions in these materials where you can find additional related discussions. The table of contents in this prospectus supplement provides the pages on which these captions are located.

        Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to "Headwaters," "we," "us" and "our" refer to Headwaters Incorporated and its subsidiaries.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        In addition to historical information, certain statements contained in this prospectus supplement, the accompanying prospectus, and in the documents incorporated by reference herein are forward-looking statements within the meaning of federal securities laws and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Forward-looking statements include our expectations as to the managing and marketing of coal combustion products, the production and marketing of building materials and products, the sale of our discontinued cleaned coal operations, the licensing of residue hydrocracking technology and catalyst sales to oil refineries, the availability of refined coal tax credits, the development, commercialization, and financing of new technologies and other strategic business opportunities and acquisitions, and other information about our businesses. Such statements that are not purely historical by nature, including those statements regarding our future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products, cleaned coal, catalysts, and the availability of tax credits, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and our future results that are based on current expectations, estimates, forecasts, and projections about the industries in which we operate and the beliefs and assumptions of our management. Actual results may vary materially from such expectations. Words such as "may," "should," "intends," "plans," "expects," "anticipates," "targets," "goals," "projects," "believes," "seeks," "estimates," "forecasts," or variations of such words and similar expressions, or the negative of such terms, may help identify such forward-looking statements. Any statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward-looking. In addition to matters affecting the coal combustion products, building products, and energy industries or the economy generally, factors that could cause actual results to differ from expectations stated in forward-looking statements include, among others, the factors described in "Risk Factors" and our SEC filings. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus supplement. We undertake no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus supplement, currently unknown facts or conditions or the occurrence of unanticipated events.

        You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward looking statements by each of these cautionary statements.

NON-GAAP FINANCIAL DATA

        EBITDA and Adjusted EBITDA presented in this prospectus supplement are supplemental measures that are not required by, or presented in accordance with, generally accepted accounting principles in the United States ("GAAP").

        EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, our method of calculating EBITDA and Adjusted EBITDA may vary from the method used by other companies. We have used the method for calculating EBITDA used historically. Although Adjusted EBITDA contains certain additional adjustments, our management considers Adjusted EBITDA to be a key indicator of financial performance. Adjusted EBITDA contains certain adjustments that do not comply with the SEC's rules governing the use of non-GAAP financial measures.

        We believe EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, we believe that investors, analysts and rating agencies consider EBITDA and Adjusted EBITDA useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance, and management uses these measurements for one or more of these purposes. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. EBITDA and Adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to service our indebtedness or invest in our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only for supplemental purposes.

        For the definition of and additional information about EBITDA and Adjusted EBITDA, a description of how EBITDA and Adjusted EBITDA are calculated from our net income and a reconciliation of EBITDA and Adjusted EBITDA to our net income, see note 2 to "Summary—Summary Financial and Operating Data" in this prospectus supplement.

TRADEMARKS AND TRADE NAMES

        We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. In addition, our name, logo and website name and address are our service marks or trademarks. Each trademark, trade name or service mark by any other company appearing in this prospectus supplement and accompanying prospectus belongs to its holder.

MARKET SHARE, RANKING AND SIMILAR INFORMATION

        The market share, ranking and other information contained in this prospectus supplement and accompanying prospectus is based on our own estimates, independent industry publications, reports by market research firms, including confidential third-party commissioned studies, or other published and unpublished independent sources. In each case, we believe that they are reasonable estimates, although we have not independently verified market and industry data provided by third parties. Market share information is subject to changes, however, and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data-gathering process and other limitations and uncertainties inherent in any statistical survey of market share. In addition, customer preferences can and do change and the definition of the relevant market is a matter of judgment and analysis. As a result, you should be aware that market share, ranking and other similar information set forth in this prospectus supplement and accompanying prospectus and estimates and beliefs based on such data, may not be reliable.

SUMMARY

        This summary highlights selected information contained in greater detail elsewhere in this prospectus supplement and accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus supplement and accompanying prospectus, including "Risk Factors" and the financial statements before making an investment decision. Unless otherwise indicated or the context requires otherwise, the terms "Headwaters," "we," "us" and "our" refer to Headwaters Incorporated and our subsidiaries, unless we indicate otherwise or the context otherwise requires.

 Our Company

        Headwaters provides products and services to the light building products and heavy construction materials industries. We have leadership positions in many of the product categories in which we compete, generating revenue by selling building products such as architectural stone, siding accessories, and concrete blocks. We also sell fly ash as a partial replacement for portland cement in concrete. Our end markets include residential repair and remodeling, new residential, commercial, and infrastructure construction.

        We conduct our business primarily through our light building products and heavy construction materials segments.

        The charts below set forth a breakdown of our revenue by operating segment and by end market for the year ended September 30, 2012:

Revenue by Segment	Revenue by End Market

Light Building Products

        We compete in the light building products industry, which is currently our largest reporting segment based on revenue. Our light building products segment generated approximately $339.6 million in revenue and $63.3 million in Adjusted EBITDA during the year ended September 30, 2012, representing an increase of 8% and 60%, respectively, as compared to 2011. Our Adjusted EBITDA margin for the light building products segment grew to 19% in 2012 as compared to 13% for 2011. Our light building products segment has leading positions in several light building product categories.

        We are a leading designer, manufacturer and marketer of siding accessories used in residential repair and remodeling and new residential construction applications. Our siding accessories include decorative window shutters, gable vents, mounting blocks, roof ventilation, and window and door trim products. We also market functional shutters, specialty siding products, specialty roofing products and window wells. Our siding accessory sales are primarily driven by the residential repair and remodeling construction market and, to a lesser extent, by the new residential construction market.

        As described in greater detail below, we recently entered into an agreement to acquire the assets of Kleer Lumber, Inc. Located in Westfield, Massachusetts, Kleer Lumber operates a cellular PVC trim board and moulding products business, with recently introduced decking and railing products, which will further enhance our market position and product offerings. We intend to introduce Kleer Lumber's product offerings into our larger distribution network, thus expanding point of sale locations. In addition, Kleer Lumber primarily distributes its products to independent lumber yards and home improvement centers located in the Northeast and Mid-Atlantic states; increased access to this distribution channel for our existing products expands our already extensive light building products distribution network. The acquisition is scheduled to close by December 31, 2012 and is subject to customary closing conditions. Accordingly, we cannot be certain that the acquisition will close on this timeframe or at all.

        We are a leading producer of manufactured architectural stone. Eldorado Stone, our largest stone brand by revenue, is designed and manufactured to be one of the most realistic manufactured architectural stone products in the world. Our two additional brands are marketed at different price points in the manufactured architectural stone market, allowing us to compete across a broad spectrum of customer profiles. Our manufactured stone sales are driven by new residential construction demand and residential repair and remodeling, as well as commercial construction markets.

        We are the largest manufacturer of concrete block in the Texas market, which we believe to be one of the largest concrete block markets in the United States. We offer a variety of concrete based masonry unit products and employ a regional branding and distribution strategy. A large portion of our concrete block sales are generated from the institutional construction markets in Texas, including school construction.

        We have a large customer base for our building products that includes many siding and roofing wholesalers in the United States and a large number of retail customers and lumber yards across the country. Sales are broadly diversified by serving a large variety of customers in various distribution channels. We believe we attract a large base of customers because we emphasize customer satisfaction, high quality and innovative products.

Heavy Construction Materials

        We also compete in the heavy construction materials industry. Our heavy construction materials segment generated approximately $281.7 million in revenue and $54.8 million in Adjusted EBITDA for the year ended September 30, 2012, representing an increase of approximately 11% and 19%, respectively, as compared to 2011. Our Adjusted EBITDA margin for the heavy construction materials segment grew to 19% in 2012 as compared to 18% for 2011. We are the national leader in the management and marketing of fly ash and other coal combustion products ("CCPs"), procuring fly ash from coal-fueled electric generating utilities and supplying it to our customers as a partial replacement for portland cement in the production of concrete. CCPs, such as fly ash and bottom ash, are the non-carbon components of coal that remain after coal is burned.

        Fly ash is most valuable when it is used as a replacement for a portion of the portland cement used in concrete. Concrete made with fly ash has better performance characteristics than concrete made only from portland cement, including improved durability, decreased permeability and enhanced corrosion-resistance. Further, concrete made with CCPs is easier to work with than concrete made only with portland cement, due in part to its better pumping and forming properties. Because fly ash can be substituted for a portion of the portland cement used in concrete and is generally less expensive per ton than portland cement, the total per cubic yard cost of concrete made with fly ash can be lower than the cost of concrete made exclusively with portland cement. According to a report sponsored by us from the American Road and Transportation Builders Association, the recycling of fly ash into concrete saves Federal and State governments more than $5 billion annually in infrastructure costs, based on the initial price savings of fly ash relative to portland cement and the longer durability of concrete made with fly ash.

        In order to ensure a steady and reliable supply of CCPs, we enter into long-term and exclusive management contracts with coal-fueled electric generating utilities, maintain 22 stand-alone CCP distribution terminals across North America and support approximately 100 plant-site supply facilities. We own or lease approximately 1,130 rail cars and approximately 220 road-licensed trucks, in addition to contracting with other carriers in order to meet transportation needs for the marketing and disposal of CCPs. Our extensive distribution network, which we believe is the only distribution network with a full national footprint in the United States for the transportation of CCPs, allows us to transport CCPs across the nation, including into states that represent important construction markets but that have a low production of quality CCPs.

        A substantial majority of our CCP revenue comes from sales to an extensive customer base that uses fly ash as a partial replacement for portland cement in concrete. These customers are primarily ready mix producers, but also include paving contractors and other manufacturers of concrete products. Although our customers typically operate in limited regions because of the high cost of transporting concrete and concrete products, we sell fly ash in multiple regions across the country because of our broad sources of supply and our efficient distribution system.

        We plan to grow our heavy construction materials business by increasing the percentage of fly ash substituted for portland cement and expanding the use of CCPs through market recognition of the performance, economic and environmental benefits of CCPs. Based on U.S. Geological Survey and American Coal Ash Association data, we estimate that for calendar 2011, fly ash replaced approximately 19% of the portland cement that otherwise would have been used in concrete produced in the United States.

Energy Technology

        We are also involved in legacy activities in heavy oil upgrading processes and liquefaction of coal into liquid fuels, businesses which we intend to exit, and are completing the sale of our coal cleaning business.

Acquisition of the Assets of Kleer Lumber

        On December 14, 2012, we entered into an agreement to acquire the assets of Kleer Lumber, a manufacturer of high quality and eco-friendly cellular PVC trim board and moulding products. Our acquisition of Kleer Lumber will add a full range of cellular PVC products to our light building products offerings, including trim boards, millwork, sheet stock, paneling, and moulding, as well as the company's recently introduced decking and railing products. Kleer Lumber's trim boards offer the TruEDGE® feature, a proprietary and innovative technology that seals edges, improving trim board performance and appearance. Kleer Lumber's products are manufactured at its Westfield, Massachusetts manufacturing and research and development facility.

        We believe demand for cellular PVC building products is growing due to the ability to cut, mill, shape, and install in the same manner as wood products, but with the added benefit of cellular PVC requiring significantly less maintenance than wood.

        We intend to introduce Kleer Lumber's product offerings into our larger distribution network, thus expanding point of sale locations. In addition, Kleer Lumber primarily distributes its products to independent lumber yards and home improvement centers located in the Northeast and Mid-Atlantic states; increased access to this distribution channel for our existing products expands our already extensive light building products distribution networks.

        Since commencement of operations in 2005, Kleer Lumber has exhibited increasing sales and profit growth despite the recent declines in the broader repair and remodel and new residential construction markets. From 2009 to date, Kleer Lumber's sales increased at a compound annual growth rate of more than 18%, with sales of approximately $38 million for the twelve months ended October 31, 2012. This increase in sales growth reflects a combination of the introduction of new products and an increase in sales of existing products.

        Our proposed acquisition of the assets of Kleer Lumber, which is targeted to close by December 31, 2012, is subject to customary closing conditions. Accordingly, we cannot be certain that the acquisition will close on this timeframe or at all.

Our Strengths

        Operating Leverage.    As the result of our focus on cost saving measures and improvements to our operating performance, we have reduced our fixed costs, which we believe will provide for significant operating leverage as the housing market recovers. Operating leverage is the amount of each incremental revenue dollar that increases operating income, and we believe our operating leverage is higher than many of our competitors. The importance of operating leverage is that a change in revenue is magnified in the impact that it has on operating income, net income and free cash flow. We experienced a dramatic change in operating income in 2012, from an operating loss of $12.2 million in 2011 (or $5.8 million of operating income on an as adjusted basis to eliminate certain restructuring costs) to operating income of $34.4 million in 2012 (or operating income of $36.5 million on an as adjusted basis to eliminate certain restructuring costs), on an 8% change in revenue. The growth in 2012 reflects our operating leverage and the successful price initiatives and cost savings measures that also improved performance. Although our focus on reducing fixed costs and increasing operating performance have enabled us to improve our operating margins, our operating margin in any quarter or year may be affected by changes in raw material prices, fuel costs and other factors outside of our control.

        Strong Adjusted EBITDA Margins.    Our focus on attractive niche markets has resulted in our ability to generate strong Adjusted EBITDA margins. At the peak of the housing cycle, for the fiscal year ended September 30, 2006, our light building products' Adjusted EBITDA margin was 21.7% and our heavy construction materials' Adjusted EBITDA margin was 22.2%. Although our margins declined during the recent down cycle, we have eliminated significant costs from our structure; our 2012 Adjusted EBITDA margins were 18.6% and 19.5% in our light building products and heavy construction materials segments, respectively, even though our revenue was 27.3% less for our light building products and heavy construction materials segments combined than its peak in fiscal 2006. We believe that our Adjusted EBITDA margins are near the top quartile of margins in the light building products and heavy construction material sectors.

        Market Leadership in Attractive Niche End Markets.    We have leading market positions in multiple categories of both residential and non-residential building products that are used primarily in exterior siding applications. We are the number one national provider of decorative window shutters, gable vents and mounting blocks, and a leader in specialty siding, which we collectively refer to as siding accessories. Siding accessories are principally used for residential repair and remodeling projects and to a lesser extent for new residential construction. We believe we are the only national manufacturer of architectural stone that provides the market with a set of three well recognized brands at different price points and value propositions. Currently, our Eldorado brand is the primary product being sold at the high end of the market, making us a unique leading producer of manufactured architectural stone siding, which is used in both residential and commercial construction. We are the number one producer of concrete block in the Texas market, which is used for institutional and commercial construction applications. We are the number one national supplier of CCPs. We believe our focus on attractive niche markets helps us generate profit margins at the top of our light building products and heavy construction materials peer groups.

        Comprehensive Product Portfolio.    We offer a comprehensive portfolio of exterior building products that are oriented towards higher margin niche applications and used extensively in repair and remodel and new residential construction applications. Customers use our niche products regardless of their choice in which siding is used. Examples of our products that are designed to be used in conjunction with a wide variety of siding materials include decorative shutters, gable vents, mounting blocks, architectural stone, polished block, specialty siding, specialty roofing, and outdoor landscaping and living centers. The acquisition of the assets of Kleer Lumber enhances our product portfolio with the addition of cellular PVC trim board and moulding products, another high margin, rapidly growing niche product. These newly acquired product categories will complement our existing product offerings and further enhance our market position in the exterior building products market.

        Strong Brand Recognition.    Headwaters has strong brand recognition in the building products industry. We are widely recognized for our siding accessories that enhance the appearance of homes while delivering durability at a lower cost compared to similar aluminum, wood and plastic products. We leverage a multi-brand strategy to market similar products through various distribution channels. For example, we distribute our Builders Edge brand of shutters through The Home Depot and our Mid-America brand of shutters through the wholesale channel. We are able to capture a larger percentage of the market with this segmentation strategy. We believe our various product brands are among the most recognized brands in the siding accessory market and that these brands are recognized for quality, performance and aesthetics. Under our Eldorado Stone, Dutch Quality Stone and StoneCraft brands we market a wide variety of manufactured architectural stone products that offer high aesthetic quality, ease of installation, durability and reasonable cost to meet a variety of design needs and price points. Our unique product segmentation has positioned us to continue to compete effectively using all three of our brands in our customer value proposition. We believe our strong brand recognition helps us increase demand for our building products and maintain our market leadership positions, and gives us the flexibility to further segment the market by customer type and by distribution channel.

        Extensive and Established National Distribution Networks.    We maintain sophisticated distribution systems in both our light building products and heavy construction materials segments. We have extensive distribution networks that provide national marketing and sales opportunities for our diversified portfolio of light building products. We maintain an extensive distribution network that consists of substantially all of the major vinyl siding, roofing and window distributors in the United States. We believe our penetration of these channels is due to contractor loyalty to our brands instilled by the quality and breadth of our products and our high level of services to distributors, including rapid order fulfillment. We distribute our manufactured architectural stone products on a wholesale basis through a network of distributors, including masonry and stone suppliers, roofing and siding materials distributors, fireplace suppliers and other specialty contractor stores.

        With the acquisition of Kleer Lumber, we will introduce its PVC trim board and moulding products into our larger distribution network, thus expanding point of sale locations. In addition, Kleer Lumber primarily distributes its products to independent lumber yards and home improvement centers located in the Northeast and Mid-Atlantic states; increased access to this distribution channel for our existing products expands our already extensive light building products distribution network.

        In addition, we believe we have the most extensive CCP infrastructure in the United States with 22 stand-alone CCP distribution terminals across North America, as well as approximately 100 plant site facilities. We believe our extensive distribution network across all our businesses has been a key factor in our growth because it allows us to add other products which we have developed internally or acquired through strategic acquisitions, rapidly increasing sales opportunities.

        Long-Term Customer Relationships and Exclusive Supply Contracts.    We have developed attractive, long-term relationships with numerous important customers. Our light building products business enjoys a large customer base with more than 3,600 non-retail ship-to-locations and more than 3,900 retail ship-to-locations. The non-retail channel consists of wholesale distributors, with some of these customer relationships in effect for more than 30 years. The wholesale distribution customers are very attractive to us due to the relationships they develop and maintain with the contractors who install the building products. Contractors have tended to continue using the products that they have grown accustomed to installing and the manufacturers upon whom they have come to rely for excellent product quality and customer service. Because we have consistently delivered high quality products on a timely basis for contractors, the wholesale channel has rewarded us with relationships that have grown and strengthened over the years. We have also developed relationships within the retail distribution channel. We have been supplying products to The Home Depot and Lowe's for more than 15 years. We are the national vendor of choice to The Home Depot for shutters and the national vendor of choice to Lowe's for mounting blocks and gable vents.

        Our heavy construction materials segment has established long-term relationships and exclusive CCP management contracts with many of the nation's major coal-fueled electric generating utilities. We contract with these utilities to manage and market CCPs, including high-value CCPs that are used as a replacement for portland cement and can also be used in many products manufactured in our light building products segment. We currently provide CCP management services at approximately 100 locations. The combination of our long term exclusive supply agreements and our extensive distribution system provides superior services and products at lower cost that allow us to maintain our leadership economic position.

        Well Positioned to Benefit from Continued Recovery in the Construction Markets.    Our light building products segment is driven by repair and remodeling, new residential construction, and to a lesser extent commercial and institutional construction, while our heavy construction materials segment is driven primarily by infrastructure construction, new residential construction, and to a lesser extent commercial construction.

        As a result of the recent unprecedented downturn in the construction markets, we have taken significant actions to right size our manufacturing capacity and reduce our segment and corporate overhead. Given our market leadership positions and reduced cost structure, we believe that we are well positioned to benefit from improvements in the construction markets.

        The new residential construction market has improved significantly in 2012. The U.S. Census Bureau reported a seasonally adjusted annual rate of 894,000 total housing starts in October 2012, a 42% year-over-year improvement, and a 3.6% increase over the previous month. However, these figures are still significantly below the long term annual average of 1.5 million total housing starts since the U.S. Census Bureau started reporting the data in 1959.

        Additionally, existing home sales have also been recently trending up. The National Association of Realtors reported that in October 2012 total existing home sales were at a seasonally adjusted rate of 4.79 million units, compared to 4.32 million units during the same period in 2011, representing a 10.9% improvement. The National Association of Realtors also reported that the national median existing-home price for all housing types was $178,600 in October 2012, which was 11.1% above the prior year. October 2012 was the eighth consecutive month that reflected a year-over-year increase, which has not occurred since the period of October 2005 to May 2006.

        The outlook for U.S. residential repair and remodeling and commercial and institutional construction is also improving. Global Insight projects 2012 to have the first annual increase in investment in residential improvements since 2005, and projects a 6.4% annual increase from 2012 to 2015. According to an October 2012 McGraw-Hill report, the value of annual U.S. commercial and institutional construction starts is projected to grow 15.7% per year from 2012 to 2015.

Our Strategy

        Niche Market Based Strategy.    Our focus is on attractive niche end markets that are adjacent to our core business and where we can provide customers with a compelling value proposition. Our goal is to grow into attractive adjacent niche markets, to obtain strong market share positions, allowing our stakeholders to benefit from attractive economics in each niche market in which we compete. We plan to avoid commodity building products opportunities, focusing on markets with more favorable economics. Maintaining a strong core set of products, while expanding into adjacent product lines should allow us to expand with lower costs and risk.

        The acquisition of Kleer Lumber's products is an excellent example of our niche market based strategy. Its cellular PVC trim board market is a niche market that has attractive growth and margins. Further, the trim board product is adjacent to our existing siding accessories product line, allowing us to market the product directly to our existing light building products customers.

        Introduce New Products and Brands to Leverage our Distribution System.    We have one of the most extensive distribution networks in the building products industry, allowing us to reach most of the major vinyl siding, roofing, window and masonry distributors in the United States. This extensive distribution network provides us with an existing outlet for our newly developed or acquired products to quickly expand sales of such products. For example, one of our newer products, Foundry specialty siding, had very strong growth in 2012, primarily through distribution expansion. In 2012, our Foundry sales increased 36% over sales in 2011 as we expanded distribution within our existing network.

        The acquisition of Kleer Lumber is a great example of a product adjacency, to which we will be able to add additional points of sale through our established distribution system. We will integrate the cellular PVC trim board product with our siding accessories to sell the new products through our extensive distribution network.

        Architectural Stone Market Segmentation.    Our manufactured architectural stone marketing strategy is to segment the market into three different price points, represented by different levels of aesthetic quality. We believe the upper end of the market has currently been abandoned by our primary competitor, leaving us as the sole national high end manufacturer. Accordingly, as we present our three brands to wholesale distribution customers, we are able to offer a unique value proposition, i.e., a high end product that is unique in the marketplace today, and a mid-point priced product that is competitive with other brands. This strategy has allowed us to expand to distributors that want to offer our high end product with our mid-point priced product.

        Geographic Expansion of our Block Operating Strategy.    In our regional Texas block business, 39% of our revenue is from our core block products. The remainder is from a wide variety of products, some of which have higher gross margins than the core block product. For example, we are now selling polished and textured block at substantially higher margins than our core products. We also re-sell products that are shipped with the block to construction sites, e.g., mortar and wire. The variety and higher margin products included in our product portfolio allows us to have a higher margin than a typical block manufacturer. Our strategy is to employ our operating, sales, and marketing model in adjacent geographies. For example, last year we purchased a small block manufacturer in Louisiana and began the process of implementing our operating plan in that state. Since the acquisition of our block business we have increased EBITDA margins from roughly breakeven to approximately 11% and expanded the product offering by adding five product lines.

        Grow CCP Business Through Optimizing Our Distribution System, Increasing Supply and Expanding Services.    We have the most extensive CCP infrastructure in the U.S., and are the only distributor of fly ash with national capabilities. This infrastructure allows us to pursue CCP supply contracts throughout the nation and gives us an advantage when competing for supply contracts. We believe our industry-leading distribution network has been a significant factor in our historical growth and positions us well for future growth. We continue to grow our supply of high quality fly ash through extension of our distribution and storage system, blending fly ash to achieve a desired level of quality, and extending our existing exclusive supply agreements.

        One of the principal reasons that fly ash has successfully increased its share of the concrete production market relative to portland cement in concrete production is that our national distribution capabilities have allowed us to offer the market a consistent supply of high quality fly ash. The replacement rate of fly ash for portland cement has increased from approximately 11% to 19% from 2000 to 2010. Our business will continue to grow as the substitution rate increases due to the availability of high quality ash at a lower price and with higher performance attributes than portland cement.

        CCPs result from the burning of coal. There is pressure on coal fired power generation systems because of relatively low natural gas prices and increased EPA regulatory initiatives, including the Mercury and Air Toxics Standards ("MATS"). In order to comply with MATS, coal fired units will have to utilize some combination of control technologies and/or fuel switching. These control technologies include flue gas desulfurization ("FGD") systems, dry sorbent injection ("DSI"), activated carbon injection ("ACI"), and particulate collection which includes electrostatic precipitators and baghouses. In 2011 there were 1,387 coal fired units within power plants in the United States and approximately 40% do not have FGD or DSI systems, but will be required to install by 2016 either an FGD or DSI system to comply with MATS. As a result of low gas prices and regulatory pressure, an unprecedented number of U.S. coal fired units are expected to be idled or shut down by 2016. More than 50 units were shut down in 2012 and a total of 175 units are expected to close by 2016, approximately 8% of capacity generated by U.S. coal fired units. According to the EIA, Annual Energy Outlook 2013 Early Release, while coal burning as a source of electricity generation in the United States decreased from 42% in 2011 to 38% in September 2012, and is expected to decrease to 36% by 2016, thereafter it is expected to increase to 38% by 2020 as new coal burning units come online. See "Risk Factors" and "Business—Regulation."

        To date, we have not been significantly affected by the coal burning unit shut downs and we do not anticipate any material future impact on our fly ash supply. We believe there will be sufficient sources of this material. According to the American Coal Ash Association, in 2011 about 57 million tons of the approximately 130 million tons of U.S. CCPs generated were efficiently utilized. As long as a significant amount of electricity is created using coal-fueled generation, we believe there will be significant supplies of CCP raw materials to support our growth.

        The shut down of coal burning units presents a strategic opportunity for Headwaters to continue to be a prime source of fly ash supply and to fill the void that may be caused by unit shut downs. Our national distribution system and our extensive supply arrangements allow us to fill gaps in regional markets that may have fly ash shortages. We currently have excess supply that can be used to fill increasing demand and regional shortages. We have already experienced increased demand in our Southwest United States markets where a competitor's supplies were adversely affected from unit shut downs. Our strategy is to continue to increase our sources of supply, even as the total market supply is reduced.

        Further, we have undertaken to increase our service work provided to utilities as our service revenue has been stable and provides additional interaction with utilities which could be suppliers of fly ash. This service work has been branded under Headwaters Plant Services ("HPS") and we believe that HPS is the largest provider of CCP disposal services to the utility industry. As noted above and elsewhere in this prospectus supplement, the EPA has proposed new rules potentially regulating the disposal, usage and characterization of coal ash. See "Risk Factors" and "Business—Regulation." Depending on the scope and nature of any rules actually adopted, there may be additional opportunities for us to increase the revenue we generate from assisting utilities with the management of their CCPs. Service revenue has grown from 18% to 28% of HRI's revenues from fiscal 2007 to 2012.

        Continued Focus on Maximizing our Operating Leverage and Improving Cost Structures.    We are actively engaged in continuous improvement in our operating segments. In 2012, our Adjusted EBITDA improved by 60% in our light building products segment and by 19% in our heavy construction materials segment over 2011, as a result of our positive operating leverage, pricing initiatives and efficiency improvements. Our cost structure was reduced by approximately $14 million in 2012 as a result of actions initiated in 2011. In 2013, we have identified additional areas for improvement. Overall, our strategy is to be a low cost producer, combining the advantages of economies of scale with constantly improving efficiencies.

The Offering

Common stock offered by the Company	7,600,000 shares
Common stock to be outstanding after this offering	68,746,000 shares
Underwriter option to purchase additional shares
We have granted the underwriters an option to purchase up to an additional 1,140,000 shares from us at the public offering price, less underwriting discounts and commissions, within 30 days of the date of this prospectus supplement.
Use of proceeds
The proceeds of this offering shall be used to finance our proposed acquisition of Kleer Lumber, Inc. and to pay the fees and expenses incurred in connection with such transaction and for general corporate purposes. If we do not consummate our proposed acquisition of Kleer Lumber, the proceeds of this offering shall be used for general corporate purposes.
Dividend policy
We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition and operating results.
Risk factors	Investing in our common stock involves certain risks. See the information under the caption "Risk Factors" beginning on page S-18 of this prospectus supplement.
New York Stock Exchange symbol	HW

        The number of shares of our common stock outstanding after the offering is based on shares outstanding as of September 30, 2012. This number does not include 1,262,000 shares of common stock issuable upon exercise of outstanding stock options under our equity incentive plans as of September 30, 2012 at a weighted average exercise price of $22.95, up to 3,894,000 shares of common stock issuable upon exercise of outstanding stock appreciation rights under our equity incentive plans as of September 30, 2012 at a weighted average threshold price of $7.41 per share; 269,000 shares of common stock issuable in connection with other stock-based awards, or 3,660,000 shares of common stock reserved and available for future issuance under our equity incentive plans as of September 30, 2012.

        Unless otherwise indicated, all information contained in this prospectus supplement assumes no exercise of the underwriters' option to purchase additional shares.

Summary Financial and Operating Data

        The following table sets forth a summary of our consolidated financial and operating data. We derived the summary consolidated financial data as of September 30, 2011 and 2012 and for the years ended September 30, 2010, 2011 and 2012 from the audited consolidated financial statements and related notes incorporated by reference. We derived the summary consolidated financial information as of September 30, 2010 from our audited consolidated financial statements that are not included or incorporated by reference herein. The summary consolidated financial data set forth below should be read in conjunction with, and is qualified by reference to, the discussion under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited consolidated financial statements and accompanying notes incorporated by reference.

	Year ended September 30,
	2010	2011	2012
	(dollars in thousands, except per share information)
Revenue:
Light building products	$316,884	$314,062	$339,632
Heavy construction materials	258,264	253,300	281,672
Energy technology	9,418	20,602	11,483

Total revenue	584,566	587,964	632,787
Cost of revenue:
Light building products	227,637	238,377	241,669
Heavy construction materials	192,785	193,006	210,158
Energy technology	5,999	10,648	5,893

Total cost of revenue	426,421	442,031	457,720

Gross profit	158,145	145,933	175,067
Operating expenses:
Amortization	22,218	22,359	20,675
Research and development	8,182	6,451	8,006
Selling, general and administrative	104,013	111,358	109,838
Asset impairments and restructuring costs	3,462	17,930	2,145

Total operating expenses	137,875	158,098	140,664

Operating income (loss)	20,270	(12,165)	34,403
Other income (expense):
Net interest expense (1)	(71,182)	(126,252)	(52,678)
Other, net	18,169	4,314	(7,493)

Total other expense, net	(53,013)	(121,938)	(60,171)

Loss from continuing operations before income taxes	(32,743)	(134,103)	(25,768)
Income tax benefit (provision)	11,663	171	(661)

Loss from continuing operations	(21,080)	(133,932)	(26,429)
Loss from discontinued operations, net of income taxes	(28,402)	(95,989)	(35,819)

Net loss	$(49,482)	$(229,921)	$(62,248)
Basic and diluted net loss per common share	$(0.83)	$(3.80)	$(1.02)
Weighted average common shares outstanding (basic and diluted)	59,973	60,440	60,894
Other Financial Data:
Operating income (loss) without asset impairments and restructuring costs	$23,732	$5,765	$36,548
Adjusted EBITDA (2)	83,469	77,755	90,382
Adjusted EBITDA margin (3)	14.3%	13.2%	14.3%
Balance Sheet Data (at period end):
Cash and cash equivalents	$90,984	$50,810	$53,782
Net property, plant and equipment	268,650	164,709	159,706
Total assets	888,974	728,237	680,937
Total liabilities	607,033	671,501	684,066
Total stockholders' equity (net capital deficiency)	281,941	56,736	(3,129)

(1)
Net interest expense for the fiscal year ended September 30, 2011 includes approximately $62.6 million of early repayment premiums, of which $59.0 million was related to the retirement of our 11 3/8% senior secured notes in March 2011.

(2)
EBITDA is defined as net income (loss) plus net interest expense, income taxes (excluding income tax credits generated), depreciation and amortization, stock-based compensation, foreign currency translation gain or loss and goodwill and other impairments. Adjusted EBITDA is defined to exclude the impact of the items described in the table below.

EBITDA and Adjusted EBITDA are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measure derived in accordance with GAAP or as a measure of our liquidity. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of EBITDA and Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they are not comparable to other similarly-titled measures used by other companies. See "Non-GAAP Financial Data."

Adjusted EBITDA is calculated as follows:

	Year ended September 30
	2010	2011	2012
	(in thousands)
Loss from continuing operations	$(21,080)	$(133,932)	$(26,429)
Less Blue Flint (a)	(9,902)	(4,603)	6,326
Income taxes	(11,663)	(171)	661
Net interest expense	71,182	126,252	52,678
Depreciation, amortization and stock-based compensation	53,391	57,279	53,235
Foreign currency translation gain	(2,896)	—	—
Non-recurring banking fees	3,300	—	—
Litigation settlement/accrual	1,550	15,000	—
Gain on sale of South Korean joint venture	(3,875)	—	—
Asset impairment (b)	3,462	—	—
Restructuring costs (c)	—	17,930	2,145
Thames bankruptcy (d)	—	—	1,000
Gain on early debt repayments	—	—	(2,479)
Write-off of R&D joint venture	—	—	3,245

Adjusted EBITDA	$83,469	$77,755	$90,382

(a)
Represents the equity earnings or loss from our investment in the Blue Flint joint venture, which interest was sold in 2012.

(b)
Represents an impairment of certain assets in our heavy construction materials segment.

(c)
Represents costs incurred in connection with restructuring activities undertaken primarily in our light building products segment as a result of the depressed new housing and residential remodeling markets.

(d)
Represents assets written off in our heavy construction materials segment due to a customer bankruptcy.
(3)
Adjusted EBITDA margin is calculated by dividing revenue by Adjusted EBITDA.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors and all other information contained or incorporated by reference in this prospectus supplement before purchasing our common stock. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us.

        If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

 Risks Relating to Our Business

The building products industry continues to experience a severe downturn that may continue for an indefinite period into the future. Because the markets for our building products are heavily dependent on the residential construction and remodeling market, our revenues could remain flat or decrease as a result of events outside our control that impact home construction and home improvement activity, including economic factors specific to the building products industry and severe weather. Recent improvements in our end markets may not continue.

        Since 2007, there has been a severe slowing of new housing starts and in home sales generally. Bank foreclosures have put a large number of homes into the market for sale, effectively limiting some of the incentives to build new homes. The homebuilding industry continues to experience activity well below historical levels. While our residential building products business relies upon the home improvement and remodeling markets as well as new construction, we experienced a slowdown in sales activity beginning in fiscal 2007, and continuing through 2011. While we experienced modest improvement in 2012, limits on credit availability, further foreclosures, depressed home prices, and an oversupply of homes for sale in the market may adversely affect homeowners' and homebuilders' ability or desire to engage in construction or remodeling, resulting in a continued or further slowdown in new construction or remodeling and repair activities.

        We, like many others in the building products industry, experienced a large drop in orders and a reduction in our margins in 2008 through 2012, relative to prior years. In 2007-2009, we recorded significant goodwill impairments associated with our building products business. While some increased market activity occurred in 2012, we can provide no assurances that the building products market will further improve in the near future.

        The construction markets are seasonal and generally dependent on temperate weather conditions. The majority of our building products sales are in the residential construction market, which tends to slow down in the winter months. If there are severe weather events such as hurricanes or flooding, or other events outside of our control, construction activities will slow and there may be a negative effect on our revenues. For the winter months of late 2012 and early 2013, our decreased seasonal revenues from our light building products and heavy construction materials businesses may result in negative cash flow.

The financial crisis could continue to negatively affect our business, results of operations, and financial condition. Market conditions in the mortgage lending and mortgage finance industries deteriorated significantly in 2008 and 2009, which continues to adversely affect the availability of credit for home purchasers and remodelers in 2012 and 2013.

        The financial crisis affecting the banking system and financial markets and the going concern threats to banks and other financial institutions have resulted in a tightening in the credit markets, a low level of liquidity in many financial markets, including mortgages and home equity loans, and extreme volatility in credit and equity markets. A continuation of poor borrowing markets or a further tightening of mortgage lending or mortgage financing requirements could adversely affect the availability of credit for purchasers of our products and thereby reduce our sales.

        There could be a number of follow-on effects from the credit crisis on our business, including the inability of prospective homebuyers or remodelers to obtain credit to finance the purchase of our building products. These and other similar factors could:

  •
  cause delay or decisions to not undertake new home construction or improvement projects,

  •
  cause our customers to delay or decide not to purchase our building products,

  •
  lead to a decline in customer transactions and our financial performance.

Our building products business has been strengthened by the sales growth of new products. If we are unable to offer new products and expand our new product sales, our revenue growth may be adversely affected.

        Part of our light building products revenues has come from sales in new product categories. New products require innovation, research, capital for development, manufacturing, and acquisition activities. If we are unable to sustain new product sales growth, whether for lack of new product development, access to adequate capital or for other reasons, sales will follow the general industry slowdown in new residential construction and remodeling activity, which will negatively affect our revenue and growth.

Demand for our building products may decrease because of changes in customer preferences or because competing products gain price advantages. If demand for our products declines, our revenues will decrease.

        Our building products are subject to reductions in customer demand for reasons such as changes in preferred home styles and appearances. Many of our resin-based siding accessory products are complementary to an owner's choice of vinyl as a siding material. If sales of vinyl siding decrease, sale of our accessories will also decrease. Similarly, sales of our manufactured architectural stone products are dependent on the continuing popularity of stone finishes.

        Demand for our building products can also decline if competing products become relatively less expensive. For example, if costs of petroleum-based resins that are used to make vinyl siding and accessories increase faster than the costs of stucco, then stucco products, which we do not sell, will become more attractive from a price standpoint, and our vinyl siding and accessory sales may decrease. Similarly, manufactured architectural stone could lose price competitiveness compared to other finishes. If demand for our building products declines because of changes in the popularity or price advantages of our products, our revenues will be adversely affected.

A significant increase in the price of materials used in the production of our building products that cannot be passed on to customers could have a significant adverse effect on our operating income. Furthermore, we depend upon limited sources for certain key production materials, the interruption of which would materially disrupt our ability to manufacture and supply products, resulting in lost revenues and the potential loss of customers.

        Our manufactured architectural stone and concrete block manufacturing processes require key production materials including cement, manmade and natural aggregates, oxides, packaging materials, and certain types of rubber-based products. The suppliers of these materials may experience capacity or supply constraints in meeting market demand that limit our ability to obtain needed production materials on a timely basis or at expected prices. We have no long-term contracts with such suppliers. We do not currently maintain large inventories of production materials and alternative sources meeting our requirements could be difficult to arrange in the short term. A significant increase in the price of these materials that cannot be passed on to customers could have a significant adverse effect on our cost of sales and operating income. Additionally, our manufacturing and ability to provide products to our customers could be materially disrupted if this supply of materials was interrupted for any reason. Such an interruption and the resulting inability to supply our manufactured architectural stone customers with products could adversely impact our revenues and our relationships with our customers.

        Certain of our home siding accessory products are manufactured from polypropylene, a large portion of which material is sold to us by a single supplier. The price of polypropylene is primarily a function of manufacturing capacity, demand and the prices of petrochemical feedstocks, crude oil and natural gas liquids. Historically, the market price of polypropylene has fluctuated, and significantly increased in 2011. A significant increase in the price of polypropylene that cannot be passed on to customers could have a significant adverse effect on our cost of sales and operating income. We do not have a long-term contract with our polypropylene supplier. We do not maintain large inventories of polypropylene and alternative sources of polypropylene could be difficult to arrange in the short term. Therefore, our manufacturing and ability to provide products to our customers could be materially disrupted if this supply of polypropylene were interrupted for any reason. Such an interruption and the resulting inability to supply our resin-based siding accessory customers with products could adversely impact our revenues and potentially our relationships with our customers.

Interruption of our ability to immediately ship individual or custom product orders could harm our reputation and result in lost revenues if customers turn to other sources for products.

        Our building products business is highly dependent upon rapid shipments to contractors and distributors of individual orders, a large portion of which orders are manufactured upon demand to meet customer specifications. We produce most of our building products in a small number of key manufacturing plants primarily located in the United States and Mexico. Our manufacturing plants or our systems that track customer orders and production could be disrupted because of natural or manmade disasters, accidents, political unrest, terrorism, crime or other problems. If there is significant interruption of our manufacturing for any reason, we are at risk of harming our reputation for speed and reliability with customers and losing short-term and long-term revenues if customers turn to alternative building product sources.

Our siding accessory revenues would be materially adversely affected if we lost one or more of our three major customers.

        Three customers of our resin-based siding accessory products together accounted for approximately 20% of our revenues for such products in the fiscal year ended September 30, 2012, and approximately 5% of our total revenues as of such date. There are no long-term contracts in place with these customers. Accordingly, a loss of or significant decrease in demand from these customers would have a material adverse effect on our business.

Our construction materials business has been severely affected by downturns in governmental infrastructure spending.

        Our fly ash and concrete block products, and to a much lesser extent, our other building products, are used in public infrastructure projects, which include the construction, maintenance, and improvement of highways, bridges, schools, prisons and similar projects. Our business is dependent on the level of federal, state, and local spending on these projects. We cannot be assured of the existence, amount, and timing of appropriations for government spending on these projects.

        Federal and state budget deficits may continue to severely limit the funding available for infrastructure spending. The lack of available credit has limited the ability of states and other governmental entities such as cities and school districts to issue bonds to finance construction projects. In addition, infrastructure spending continues to be adversely affected by the overall weakness in the economy, which leads to lower tax revenues and state government budget deficits. Shortages in state tax revenues can reduce the amounts spent on state infrastructure projects, even below amounts appropriated by the legislatures. Delays in state infrastructure spending can hurt our business. Further, rising construction and material prices constrain infrastructure construction budgets.

If HRI's coal-fueled electric utility industry suppliers fail to provide HRI with high-value coal combustion products ("CCPs") due to environmental regulations or otherwise, HRI's costs could increase and supply could fail to meet customer needs, potentially negatively impacting our profitability or hindering growth.

        Headwaters Resources ("HRI") relies on the production of CCPs by coal-fueled electric utilities. HRI has occasionally experienced delays and other problems in obtaining high-value CCPs from its suppliers and may in the future be unable to obtain high-value CCPs on the scale and within the time frames required by HRI to meet customers' needs. The coal-burning electric utility and coal mining industries are facing a number of new and pending initiatives by regulatory authorities seeking to address air and water pollution, greenhouse gas emissions and management and disposal of CCPs, as described below. Although our business managing CCPs for utility customers may benefit from opportunities to manage compliance with some new regulatory requirements, increasingly strict requirements generally will increase the cost of doing business and may make coal burning less attractive for utilities. In recent years, a significant number of coal-fueled power plant units have been permanently retired from service. Further, as the price of natural gas has decreased relative to coal, coal-fueled electric utilities have in some instances switched from coal to natural gas. A reduction in the use of coal as fuel causes a decline in the production and availability of fly ash. To the extent the price of natural gas continues to remain relatively low, more coal-fueled electric utilities explore the feasibility of switching from coal to natural gas.

        Faced with the prospect of more stringent regulations, litigation by environmental groups, and the relatively low cost of natural gas, an increasing number of electric utilities are reducing their portfolio of coal powered energy facilities. If HRI is unable to obtain CCPs or experiences a delay in the delivery of high-value or quality CCPs, HRI will have a reduced supply of CCPs to sell or may be forced to incur significant unanticipated expenses to secure alternative sources or to otherwise maintain supply to customers. Moreover, revenues could be adversely affected if CCP sales volumes cannot be maintained or if customers choose to find alternatives to HRI's products.

The EPA has proposed two alternative rules under RCRA to regulate CCPs to address environmental risks from the disposal of CCPs. Either option is likely to have an adverse effect on the cost of managing and disposing of CCPs. The hazardous waste alternative is likely to have an adverse effect on beneficial use and sales of CCPs and HRI's relationship with utilities.

        In June 2010 the EPA proposed two alternative rules to regulate CCPs generated by electric utilities and independent power producers. One proposed option would classify CCPs disposed of in surface impoundments or landfills as "special wastes" subject to federal hazardous waste regulation under Subtitle C of the Resource Conservation and Recovery Act ("RCRA"). The second proposed option would instead regulate CCPs as non-hazardous waste under Subtitle D of RCRA, with states retaining the lead authority on regulating their handling, storage and disposal. Under both options, the current exemption from hazardous waste regulation for CCPs that are recycled for beneficial uses would remain in effect. Both rule options are controversial. In October 2011, EPA issued a request for additional comments on its coal ash rule options, specifically seeking (1) chemical constituent data from CCPs; (2) facility and waste management unit data; (3) additional information on alleged instances of site contamination from CCP disposal; (4) adequacy of state regulatory programs; and (5) information on beneficial uses of CCPs. During 2012, environmental groups, members of industry (including HRI) and other parties filed suit against the EPA alleging that the EPA has failed to timely take action on regulations applicable to the disposal of coal ash. It does not appear likely that the EPA will issue a final rule before 2014, unless required to do so by the court.

        Even though both EPA options continue to exempt beneficial uses of CCPs from hazardous waste rules, users of fly ash and other CCPs are likely to attach a stigma to material that is identified as "hazardous waste" and may seek alternative products. Responding to regulatory uncertainty created by EPA's proposal, the U.S. House of Representatives approved bipartisan legislation on September 21, 2012 in H.R. 3409, the "Stop the War on Coal Act." The Act is a combination of five bills including H.R. 2273, the "Coal Residuals Reuse and Management Act," which would block the EPA from regulating coal ash as a hazardous waste and grant the states a primary role in managing CCP disposal, with federal minimum requirements and supervision. The Act also bars the EPA from issuing rules regulating stationary source greenhouse gas emissions (H.R. 910) and requires economic assessments of several EPA rules (H.R. 2401). The Act has not been addressed in the Senate and the White House has stated that the President will veto the Act if passed. Senate bill S. 3512, the "Coal Ash Recycling and Oversight Act of 2012" is also in process. This Senate bill would eliminate EPA's authority to regulate CCPs and to review or enforce state-regulated coal ash programs. The bill was referred to committee in August, 2012. At this time, it is not possible to predict what form the final legislation and/or regulations will take. However, whether regulated by EPA or expanded state programs, the complexity and cost of managing and disposing of CCPs could increase.

        If the EPA is not barred by legislation and determines to regulate CCPs as hazardous waste under RCRA Subtitle C, CCPs would become subject to a variety of regulations governing the handling, transporting, storing and disposing of hazardous waste, increasing regulatory burden and costs of fly ash management for the utility industry and for HRI. The regulations could require modifications to or closure of disposal facilities, modifications to equipment used to handle, store and transport fly ash, additional training for personnel, new permitting requirements, increased recordkeeping and reporting, as well as increased disposal costs at landfills. There can be no guarantee that such regulations would not reduce or eliminate our supply or our ability to market fly ash and other CCPs which would have a material adverse impact on our operations and financial condition.

        Regulation of CCPs as hazardous waste would likely have an adverse effect on beneficial use and sales of CCPs and HRI's relationship with utilities if users of fly ash and other CCPs seek alternative products to avoid material that is identified as "hazardous waste." Moreover, some environmental groups are urging the EPA to restrict some beneficial uses of CCPs, such as in concrete, road base and soil stabilization, alleging contaminants may leach into the environment. This could reduce the demand for fly ash and other CCPs which would have an adverse effect on HRI's revenues. In addition, regulation of CCPs as hazardous waste would likely cause utilities and power producers to impose greater restrictions on the use of CCPs by HRI and its customers. Restrictions imposed by utilities may narrow the types of potential customers to which HRI can market CCPs and limit their uses of CCPs, reducing HRI's sales opportunities. Utilities are also likely to negotiate to shift actual or perceived liabilities associated with CCPs and their use to HRI through more onerous contract and indemnity obligations. This could harm HRI's business by reducing the number of CCP management contracts or by increasing HRI's exposure to the contingent risks associated with any new regulation of CCPs.

        HRI has managed numerous large scale CCP disposal projects, primarily for coal fueled utilities and power producers. In addition, CCPs have beneficial use for road base, soil stabilization, and as large scale fill in contact with the ground. If the EPA decides to regulate CCPs as hazardous waste, HRI, together with CCP generators, could be subject to very expensive environmental cleanup and other possible claims and liabilities.

EPA adoption of more stringent regulations governing coal combustion, water discharges and air emissions, or coal mining would likely have an adverse effect on the cost, beneficial use and sales of CCPs.

        Coal-fueled electric utilities are highly regulated under federal and state law. HRI relies on the production of CCPs by coal-fueled electric utilities. HRI has occasionally experienced delays and other problems in obtaining high-value CCPs from its suppliers and may in the future be unable to obtain high-value CCPs on the scale and within the time frames required by HRI to meet customers' needs.

        Environmental regulation affecting the coal industry is ever-evolving, and federal and state regulation in recent years has imposed more stringent requirements regarding emission of air pollutants and other toxic chemicals, reduction of greenhouse gas emissions and water quality impacts from coal mining operations. See "Business—Regulation."

        To meet emissions levels, utilities have been required to make changes such as changing their fuel sources, installing expensive pollution control equipment and, in some cases, shutting down plant units. These requirements can impact the quantity and quality of CCPs produced at power plants, can add to the costs of operating power plants and could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future.

        Although our business managing CCPs for utility customers may benefit from opportunities to manage compliance with certain of the new regulatory requirements, increasingly strict requirements generally will increase the cost of doing business and may make coal burning less attractive for utilities. Faced with the prospect of more stringent regulation, litigation by environmental groups, and a decrease in the cost of natural gas, some electric utilities are reducing their portfolio of coal powered energy facilities. For example, in the past year, multiple companies announced plans to close coal-fired power plant units, or dropped plans to open new plants, citing the cost of compliance with pending or new environmental regulations. The outcome of these developments cannot be predicted. To date, our business has not had a significant impact from plant closures because our national footprint allows us to move fly ash to satisfy demand; however, if the rate of coal-powered plant closures increases, we may be adversely affected in the future.

        If HRI is unable to obtain CCPs or if it experiences a delay in the delivery of high-value or quality CCPs, HRI will have a reduced supply of CCPs to sell or may be forced to incur significant unanticipated expenses to secure alternative sources or to otherwise maintain supply to customers. More stringent regulation of coal combustion emissions, water discharges and cooling water intake structures and mining operations could increase the cost of coal and coal combustion for utilities and thus reduce coal use, adversely impacting the availability and cost of fly ash for HRI's CCP activities. Revenues could be adversely affected if CCP sales volumes or pricing cannot be maintained.

HRI primarily sells fly ash for use in concrete; if use of fly ash does not increase, HRI may not grow.

        HRI's growth has been and continues to be dependent upon the increased use of fly ash in the production of concrete. HRI's marketing initiatives emphasize the environmental, cost and performance advantages of partially replacing portland cement with fly ash in the production of concrete. If HRI's marketing initiatives are not successful, HRI may not be able to grow.

        Further, utilities are switching fuel sources, changing boiler operations and introducing activated carbon and ammonia into the exhaust gas stream in an effort to decrease costs and/or to meet increasingly stringent emissions control regulations. All of these factors can have a negative effect on fly ash quantity and quality, including an increase in the amount of unburned carbon in fly ash and the presence of ammonia slip. We are attempting to address these challenges with the development and/or commercialization of two technologies: carbon fixation, which pre-treats unburned carbon particles in fly ash in order to minimize the particles' adverse effects, and ammonia slip mitigation, which counteracts the impact of ammonia contaminants in fly ash. Decreased quantity and quality of fly ash may impede the use of fly ash in the production of concrete, which would adversely affect HRI's revenue.

        If the EPA decides to regulate CCPs as hazardous waste, there would likely be an adverse effect on beneficial use and sales of CCPs and HRI's relationship with utilities. Even though the EPA proposes to continue to exempt beneficial uses of CCPs from hazardous waste rules, users of fly ash and other CCPs are likely to attach a stigma to material that is identified as "hazardous waste" and may seek alternative products. Moreover, some environmental groups are urging the EPA to restrict some beneficial uses of CCPs, such as in concrete, road base, and soil stabilization, alleging contaminants may leach into the environment. This could reduce the demand for fly ash and other CCPs which would have an adverse effect on our CCP revenues.

If portland cement or competing replacement products are available at lower prices than fly ash, our sales of fly ash as a replacement for portland cement in concrete products could suffer, causing a decline in HRI's revenues and net income.

        Approximately 72% of HRI's revenues for the fiscal year ended September 30, 2012 were derived from the sale of fly ash as a partial replacement for portland cement in concrete products. At times, there may be an overcapacity of cement in regional markets, causing potential price decreases. The markets for HRI's products are regional, in part because of the costs of transporting CCPs, and HRI's business is affected by the availability and cost of competing products in the specific regions where it conducts business. If competing products become available at prices equal to or less than fly ash, HRI's revenues and net income could decrease.

Because demand for CCPs sold by HRI is affected by fluctuations in weather and construction cycles, HRI's revenues and net income could decrease significantly as a result of unexpected or severe weather.

        HRI manages and markets CCPs and uses CCPs to produce building products. Utilities produce CCPs year-round. In comparison, sales of CCPs are generally keyed to construction market demands that tend to follow national trends in construction with predictable increases during temperate seasons and decreases during periods of severe weather. HRI's CCP sales have historically reflected these seasonal trends, with the largest percentage of total annual revenues being realized in the quarters ended June 30 and September 30. Low seasonal demand normally results in reduced shipments and revenues in the quarters ended December 31 and March 31. The seasonal impact on HRI's revenue, together with the seasonal impact on Headwaters Building Products' ("HBP") revenues may result in negative cash flows for the winter months of 2013.

We may not be able to successfully sell our coal cleaning business and we may incur substantial additional losses in the process.

        Our coal cleaning facilities have consistently operated at a loss. In 2010, 2011 and 2012 we recorded non-cash impairment charges relating to the value of certain coal cleaning assets because of weaker than expected cash flow projections. In September 2011, we adopted a plan to sell our coal cleaning business, which has been presented as a discontinued operation, and the related assets and liabilities have been reflected as held for sale in the September 30, 2011 and 2012 balance sheets. In 2012 we sold one coal cleaning facility and in October 2012 sold two more facilities and executed a contract to sell the eight remaining facilities. However, there is no assurance that Headwaters Energy Services ("HES") will successfully sell its coal cleaning assets. After sale, HES will have significant contingent liabilities to the purchasers, if our tax and other representations and warranties prove to be untrue, and to third parties, if purchasers fail to fulfill their assumed obligations. While we work to complete the sale of the coal cleaning assets, HES incurs substantial expenses associated with maintaining operations, shutting down additional facilities, resolving existing relationships with coal companies, landowners, customers, and other parties, and attempting to preserve asset value.

If the IRS is successful in its challenges of Section 45 refined coal tax credits claimed by us, or other tax positions we have taken, our future profitability will be adversely affected.

        Section 45 provides a tax credit for the production and sale of refined coal. Based on the language of Section 45 and available public guidance, HES believes that its coal cleaning facilities are eligible for Section 45 refined coal tax credits. However, the ability to claim tax credits is dependent upon a number of conditions, including, but not limited to:

  •
  Placing facilities in service on or before December 31, 2008;

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  Producing a fuel from coal that is lower in NOx and either SOx or mercury emissions by the specified amount as compared to the emissions of the feedstock;

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  Producing a fuel at least 50% more valuable than the feedstock; and

  •
  Selling the fuel to a third-party for the purpose of producing steam.

        In September 2010, the Internal Revenue Service ("IRS") issued Notice 2010-54 ("Notice") giving some public guidance about how this tax credit program will be administered and some of the restrictions on the availability of such credits. Among other things, the Notice requires that for coal cleaning operations to qualify for Section 45 credits, the facilities must have been put into service for the purpose of producing refined coal and must produce refined coal from waste coal. In addition, the Notice gives guidance about the testing that must be conducted to certify the emissions reduction required by Section 45.

        We have recorded and carried forward Section 45 refined coal tax credit benefits totaling approximately $21.0 million through September 30, 2012. The IRS has completed an audit of Headwaters concerning its Section 45 tax credits for 2007 and 2008. A tentative agreement has been reached with the IRS regarding its audit of 2009. There are multiple bases upon which the IRS may challenge our tax credits, including whether our facilities were placed in service for the purpose of producing refined coal, whether our facilities use waste coal as a feedstock, and whether our testing methods and certifications adequately demonstrate the required emissions reductions. In addition, Congress may modify or repeal Section 45 so that these tax credits may not be available in the future. If HES is not successful in claiming and defending Section 45 credits earned while we owned the coal cleaning facilities, our future profitability will be materially adversely affected.

        As noted above, we reached a tentative agreement with the IRS for the 2009 tax year. We are subject to audit by the IRS for 2010 and succeeding years. In addition, we are subject to state tax authority audits with respect to state taxes. The calculation of tax liabilities involves uncertainties in the application of complex tax regulations and unique facts. The IRS is investigating our federal tax positions on a number of issues, including coal cleaning capital asset depreciation, as described in Note 9 to our consolidated financial statements. The audit of our federal and state tax returns could have a large effect on the taxes we might ultimately owe. If our estimates of tax liabilities prove to be less than the ultimate tax assessments by the IRS or state authorities, we could owe significantly more tax than is expected, resulting in additional tax expense, adversely affecting our future profitability and liquidity.

Our information technology consolidation and restructuring initiatives may not result in the intended benefits and could harm our business.

        We have taken steps to achieve improvements in our business, including reorganization and/or reduction of some management, and changes in manufacturing, marketing, distribution, pricing and sales of certain products, including our three manufactured architectural stone brands. In addition, we are in the process of consolidating our accounting, product order and fulfillment, and other information technology platforms. We may not realize the expected improvements to our business if we have made erroneous assumptions about our ability to successfully implement these changes, the demand for our products, and our ability to service that demand. If we are not successful, our information technology consolidation and restructuring efforts may be detrimental to our financial reporting, controls, service to customers and revenues which would have a material adverse effect on our business.

Our new businesses, processes and technologies may not be successfully developed, operated and marketed, which could affect our future profitability.

        Although we have developed or acquired new businesses, processes and technologies (e.g., heavy oil upgrading), commercialization of these businesses and technologies is in early stages. Commercial success of these new businesses and technologies will depend on our ability to enter into agreements with customers, licensees and/or joint ventures to further develop and provide adequate funding to commercialize the new businesses and technologies, as well as to develop markets for the products and technologies. We may not be able to enter into these agreements and adequate funding may not be available to fully develop and successfully commercialize our new businesses and technologies. Further, we may not be able to profitably operate our new businesses or market our technologies or products produced from them. For example, the sale of our heavy oil upgrading products is dependent on refineries operating under conditions suitable to the performance of our catalyst precursor products, which conditions may not be available. These processes and technologies also may become less competitive and more costly as a result of increasing efforts to reduce use of fossil fuels and more stringent environmental regulation, including efforts to control greenhouse gas emissions.

Our growth requires continued investment of capital. If we cannot invest additional capital into new and existing businesses, we may not be able to sustain or increase our growth.

        Our operations require both maintenance and growth capital. A key part of our business strategy has been to expand through complementary acquisitions, which has required significant capital. In addition, commercialization of our energy technologies, such as heavy oil upgrading, has required and will require significant financial commitments. Our utility services business will require financial commitments such as performance bonds in order to grow and we have limited bonding capacity. Our building products and CCP businesses also require significant capital expenditures. We estimate that our capital expenditure needs for fiscal 2013 will be approximately $30 million. If we do not have sufficient capital to make equity investments in new projects and/or are limited by financial covenants from doing so, our growth may suffer. Many of our competitors, including large businesses in the light building products, CCP management and heavy oil upgrading industries, have greater financial strength than us and may be able to enter our markets, make acquisitions and take advantage of other potential growth opportunities before we can.

We could face potential product liability claims relating to products we manufacture.

        We face an inherent business risk of exposure to product liability claims in the event that the use of any of our products results in personal injury or property damage. For example, if the EPA decides to designate fly ash as a special hazardous waste, we may face an increase in claims related to products which incorporate this material. In the event that any of our products proves to be defective, among other things, we may be responsible for damages related to any defective products and we may be required to recall or redesign such products. Because of the long useful life of our products, it is possible that latent defects might not appear for years. HBP does not control the use or installation of its light building products. Improper use or installation can result in claims of defective products against HBP. These claims can be difficult and expensive to defend. Any insurance we maintain may not continue to be available on terms acceptable to us or such coverage may not be adequate for liabilities actually incurred. Further, any claim or product recall could result in adverse publicity against us, which could cause our sales to decline or increase our costs. Insurance for such product liability claims could become much more expensive or more difficult to obtain or might not be available at all.

        Inappropriate use of CCPs can result in faulty end products. In some cases, the products marketed by HRI consist of a mixture of client-supplied materials, including CCPs. HRI does not in all cases control the quality of the final end product, but may share such control with the manufacturer of the ingredient materials. Therefore, there is a risk of liability regarding the quality of the materials and end products marketed by HRI.

Significant increases in energy and transportation costs that cannot be passed on to customers could have a significant adverse effect on operating income.

        We purchase a significant amount of energy from various sources to conduct our operations, including fossil fuels and electricity for production of building products and diesel fuel for distribution of our products and for production-related vehicles. In recent years, fuel cost increases have increased truck and rail carrier transportation costs for our products. At times severe weather, including flooding, has reduced or eliminated access to roads and railways leaving us with more expensive transportation alternatives. Transportation cost increases have in the past and may in the future adversely affect the results of our operations and our financial condition. Transportation prices and availability of all petroleum products are subject to political, economic and market factors that are generally outside of our control.

We operate in industries subject to significant environmental regulation, and compliance with and changes in regulation could add significantly to the costs of conducting business.

        Our CCP operations and our customers and licensees are subject to federal, state, local and international environmental regulations that impose limitations on the discharge of pollutants into the air and water and establish standards for the treatment, storage and disposal of waste products, and impose liability for the costs of remediating contaminated sites, which add to the costs of doing business and expose us to potential damage claims and fines for non-compliance. If the costs of environmental compliance increase for any reason, we may not be able to pass on these costs to customers. In order to establish and operate heavy oil upgrading facilities and power plants and operations to collect and transport CCPs, we and our customers have obtained various state and local permits and must comply with processes and procedures that have been approved by regulatory authorities. These environmental requirements and any failure to comply could give rise to substantial environmental liabilities and damage claims and to substantial fines and penalties.

        Our light building products manufacturing operations are also subject to environmental regulations and permit requirements. If we cannot obtain or maintain required environmental permits for our existing and planned manufacturing facilities in a timely manner or at all, we may be subject to additional costs and/or fines.

        Our research and development activities involve coal, oil, chemicals and energy technologies, including liquefaction of coal. As a result, petroleum and other regulated materials have been and are present in and on our properties. Regulatory noncompliance or accidental discharges, fires, or explosions, in spite of safeguards, could create environmental or safety liabilities. Therefore, our operations entail risk of environmental damage and injury to people, and we could incur liabilities in the future arising from the discharge of pollutants into the environment, waste disposal practices, or accidents, as well as changes in enforcement policies or newly discovered conditions.

We are involved in litigation and claims for which we incur significant costs and are exposed to significant liability.

        We are a party to some significant legal proceedings and are subject to potential claims regarding operation of our business. These proceedings will require that we incur substantial costs, including attorneys' fees, managerial time and other personnel resources and costs in pursuing resolution, and adverse resolution of these proceedings could result in our payment of damages, materially adversely affect our income and reserves and damage our reputation. With respect to the cases referred to in Note 14 to the consolidated financial statements, the amount of damages described below is being sought by the counter parties. To date, we have reserved approximately $18.0 million in the aggregate for potential damages in these matters.

  Boynton. In 1998, Headwaters entered into a technology purchase agreement with James G. Davidson and Adtech, Inc. The transaction transferred certain patent and royalty rights to Headwaters related to a synthetic fuel technology invented by Davidson. In 2002, Headwaters received a summons and complaint from the United States District Court for the Western District of Tennessee filed by former stockholders of Adtech alleging, among other things, fraud, conspiracy, constructive trust, conversion, patent infringement and interference with contract arising out of the 1998 technology purchase agreement entered into between Davidson and Adtech on the one hand, and Headwaters on the other. All claims against Headwaters were dismissed in pretrial proceedings except claims of conspiracy and constructive trust. The District Court certified a class comprised of substantially all purported stockholders of Adtech, Inc. The plaintiffs sought compensatory damages from Headwaters in the approximate amount of $43.0 million plus prejudgment interest and punitive damages. In June 2009, a jury reached a verdict in a trial in the amount of $8.7 million for the eight named plaintiffs representing a portion of the class members. In September 2010, a jury reached a verdict after a trial for the remaining 46 members of the class in the amount of $7.3 million. In April 2011, the trial court entered an order for a constructive trust in the amount of approximately $16.0 million (the same amount as the sum of the previous jury verdicts), denied all other outstanding motions, and entered judgment against Headwaters in the total approximate amount of $16.0 million, in accordance with the verdicts and order on constructive trust. The court denied all post-judgment motions by the parties. Headwaters filed a supersedeas bond and a notice of appeal from the judgment to the United States Court of Appeals for the Federal Circuit. Plaintiffs also filed notice of an appeal. The Federal Circuit transferred the case to the United States Court of Appeals for the Sixth Circuit on the basis of jurisdiction. Appellate briefing is underway. Because the resolution of the litigation is uncertain, legal counsel and management cannot express an opinion as to the ultimate amount, if any, of Headwaters' liability.

  EPA. In April 2012, Headwaters Resources, Inc. (HRI) filed a complaint in the United States District Court for the District of Columbia against the United States Environmental Protection Agency (EPA). The complaint alleges that the EPA has failed to review, and where necessary, revise applicable RCRA subtitle D regulations applicable to the disposal of coal ash within the timeframe required by statute. Other parties also have initiated litigation against the EPA alleging the same (and other) failures of the EPA to perform its duties regarding coal ash disposal regulations. HRI's complaint seeks declaratory relief and should provide HRI an opportunity to represent its interests before the court makes orders with respect to EPA rulemaking at issue in the case. The court has consolidated HRI's case with related actions brought by other parties. The parties are briefing cross-motions for summary judgment for the court's consideration in early 2013. Because the resolution of the litigation is uncertain, legal counsel and management cannot express an opinion as to the ultimate outcome.

  Fentress Families Trust. VFL Technology Corporation (VFL), acquired by HRI in 2004, provides services related to fly ash management to Virginia Electric and Power Company. In February 2012, 383 plaintiffs, most of whom are residents living in the City of Chesapeake, Virginia, filed a complaint in the State of Virginia Chesapeake Circuit Court against 15 defendants, including Virginia Electric and Power Company, and certain other persons associated with the Battlefield Golf Course, including owners, developers, contractors, and others, including VFL and Headwaters, alleging causes of action for nuisance and negligence. The complaint alleges that fly ash used to construct the golf course was carried in the air and contaminated water exposing plaintiffs to dangerous chemicals and causing property damage. Plaintiffs' complaint seeks injunctive relief and damages of approximately $850.0 million for removal and remediation of the fly ash and the water supply, $1.9 billion for vexation, $8.0 million and other unspecified amounts for personal injuries, and $55.0 million as damages to properties, plus prejudgment interest, attorney fees, and costs. In a related case, other plaintiffs have filed a separate lawsuit asserting the same claims against the same defendants claiming additional damages totaling approximately $307.2 million. VFL and Headwaters have not yet been served with either complaint. These new cases are based on substantially the same alleged circumstances asserted in complaints filed by the plaintiffs in 2009 and voluntarily dismissed in 2010. HRI has filed insurance claims, which are the subject of dispute and a separate lawsuit, although insurance is paying for the defense of the underlying case. Plaintiffs' total claims exceed the potential limits of insurance available to HRI. Because resolution of the litigation is uncertain, legal counsel and management cannot express an opinion as to the ultimate amount, if any, of HRI's liability, or the insurers' obligation to indemnify HRI against loss, if any.

  Neil Wallace. The plaintiff, Neil Wallace, filed a complaint in the State of Virginia Chesapeake Circuit Court against Virginia Electric and Power Company and related entities (VEPCO), VFL and Headwaters alleging personal injuries arising from exposure to the fly ash used to build the golf course described in the Fentress Families Trust case. Plaintiff claims that he worked on the golf course site from 2002-2007 and that as a result, he contracted kidney cancer. Plaintiff was the managing member and corporate counsel of CPM Virginia, LLC (CPM). CPM was a fly ash manager for VEPCO and was an owner and developer of the golf course. Plaintiff claims damages of $10.0 million. VFL and HRI have not yet been served with the complaint. HRI expects that its insurers will defend and indemnify HRI and VFL. Because resolution of the litigation is uncertain, legal counsel and management cannot express an opinion as to the ultimate amount, if any, of HRI's liability, or the insurers' obligation to indemnify HRI against loss, if any.

  Oxford Mining Company. In 2007, Covol Fuels No. 2, LLC, a wholly owned subsidiary of Headwaters Energy Services Corp. (Covol), entered into an agreement for the sale of coal produced by Covol from certain operations in Kentucky. In 2009, the agreement was assigned by the buyer to Oxford Mining Company—Kentucky, LLC (Oxford). Covol claims that the economically recoverable source coal for the agreement is exhausted and that as a result, the agreement has terminated. In October 2011, Covol filed a petition in the Franklin Circuit Court of the Commonwealth of Kentucky seeking declaratory judgment that the agreement has terminated. In December 2011, Oxford answered, denying that the agreement was terminated and requesting that the court dismiss Covol's petition. Oxford also filed a counterclaim alleging that Covol is in breach of the agreement for failing to provide coal and that Oxford's present and anticipated damages are estimated to be at least $5.0 million, in addition to its costs associated with the litigation, including attorneys' fees. Covol denies the counterclaim. Because the resolution of the litigation is uncertain, legal counsel and management cannot express an opinion as to the ultimate amount, if any, of Covol's liability.

  Reechcraft. In 2006, Tapco International Corporation entered into a contract with Reechcraft, Inc. for Reechcraft to manufacture and supply sheet metal bending tools, accessories for those tools, and specialized scaffolding systems to Tapco. Reechcraft claims that Tapco failed to purchase the quantity of products required under the contract. In July 2012, Reechcraft filed a demand for arbitration with the American Arbitration Association in Chicago, Illinois, claiming damages of $3.1 million, in addition to interest, costs, and attorneys' fees. Tapco and Reechcraft have entered into a settlement agreement. Once that settlement is performed, the arbitration will be dismissed.

  Archstone. Archstone owns an apartment complex in Westbury, New York. Archstone alleges that moisture penetrated the building envelope and damaged moisture sensitive parts of the buildings which began to rot and grow mold. In 2008, Archstone evicted its tenants and began repairing the 21 apartment buildings. Also in 2008, Archstone filed a complaint in the Nassau County Supreme Court of the State of New York against the prime contractor and its performance bond surety, the designer, and Eldorado Stone, LLC which supplied architectural stone that was installed by others during construction. The prime contractor then sued over a dozen subcontractors who in turn sued others. Archstone claims as damages approximately $36.0 million in repair costs, $19.0 million in lost lease payments and rent abatement, $7.0 million paid to tenants who sued Archstone, and $7.0 million for class action defense fees, plus prejudgment interest and attorney's fees. Eldorado Stone answered denying liability and tendered the matter to its insurers who are paying for the defense of the case. The court has dismissed all claims against Eldorado Stone, except the claim of negligence, and the parties are pursuing an interlocutory appeal of the order of dismissal. Meanwhile, discovery is underway. Because the resolution of the action is uncertain, legal counsel and management cannot express an opinion concerning the likely outcome of this matter, the liability of Eldorado Stone, if any, or the insurers' obligation to indemnify Eldorado Stone against loss, if any.

  Headwaters Building Products Matters. There are litigation and pending and threatened claims made against certain subsidiaries of Headwaters Building Products (HBP), a division within Headwaters' light building products segment, with respect to several types of exterior finish systems manufactured and sold by its subsidiaries for application by contractors on residential and commercial buildings. Typically, litigation and these claims are defended by such subsidiaries' insurance carriers. The plaintiffs or claimants in these matters have alleged that the structures have suffered damage from latent or progressive water penetration due to some alleged failure of the building product or wall system. One claim involves alleged defects associated with components of an Exterior Insulating and Finish System (EIFS) which was produced for a limited time (through 1997) by the HBP subsidiaries. Other claims involve alleged liabilities associated with certain stucco, mortar, aerated concrete block and architectural stone products which are produced and sold by certain subsidiaries of HBP. The Archstone case summarized above is an example of these types of claims.

  Typically, the claims cite damages for alleged personal injuries and punitive damages for alleged unfair business practices in addition to asserting more conventional damage claims for alleged economic loss and damage to property. To date, claims made against such subsidiaries have been paid by their insurers, with the exception of deductibles or self-insured retentions, although such insurance carriers typically have issued "reservation of rights" letters. There is no guarantee of insurance coverage or continuing coverage. These and future proceedings may result in substantial costs to HBP, including attorneys' fees, managerial time and other personnel resources and costs. Adverse resolution of these proceedings could have a materially negative effect on HBP's business, financial condition, and results of operation, and its ability to meet its financial obligations. Although HBP carries general and product liability insurance, HBP cannot assure that such insurance coverage will remain available, that HBP's insurance carrier will remain viable, or that the insured amounts will cover all future claims in excess of HBP's uninsured retention. Future rate increases may also make such insurance uneconomical for HBP to maintain. In addition, the insurance policies maintained by HBP exclude claims for damages resulting from exterior insulating finish systems, or EIFS, that have manifested after March 2003. Because resolution of the litigation and claims is uncertain, legal counsel and management cannot express an opinion as to the ultimate amount, if any, of HBP's liability.

  Other. Headwaters and its subsidiaries are also involved in other legal proceedings that have arisen in the normal course of business.

        We intend to vigorously defend and pursue our rights in these actions. We do not currently believe that the outcome of these actions will have a material adverse effect on our operations, cash flow or financial position; however, it is possible that a change in the estimates of probable liability could occur, and the change could be significant.

We have significant competition in our industries which may cause demand for our products and services to decrease.

        We experience significant competition in all of our segments and geographic regions. A failure to compete effectively or increased competition could lead to price cuts, reduced gross margins and loss of market share, which could decrease our profitability. Many of our competitors have greater financial, management and other resources than we have and may be able to take advantage of acquisitions and other opportunities more readily. In certain instances we must compete on the basis of superior products and services rather than price, thereby increasing the costs of marketing our services to remain competitive. See "Business—Competition" for more information on the competition faced by us in each of our segments.

Our business strategy to grow through acquisitions may result in integration costs and poor performance.

        In recent years, we have not engaged in major acquisitions. However, an aspect of our business strategy continues to be the pursuit of growth through acquisitions of products or complementary businesses. While our October 2009 asset based revolving loan agreement ("ABL Revolver") and our March 2011 7 5/8% senior secured notes ("Senior Notes") limit our ability to engage in acquisitions, to the extent we engage in acquisitions, our ability to successfully implement the transactions is subject to a number of risks, including difficulties in identifying acceptable acquisition candidates, consummating acquisitions on favorable terms and obtaining adequate financing, which may adversely affect our ability to develop new products and services and to compete in our markets.

        If we do not successfully integrate newly acquired businesses with our existing businesses, we may not realize the expected benefits of the acquisitions, and the resources and attention required for successful integration may interrupt the business activities of acquired businesses and our existing businesses. Successful management and integration of acquisitions are subject to a number of risks, including difficulties in assimilating acquired operations, loss of key employees, diversion of management's attention from core business operations, assumption of contingent liabilities, incurrence of potentially significant write-offs, and various employee issues, such as issues related to human resource benefit plans, and an increase in employment and discrimination claims and claims for workers' compensation. Each business acquisition also requires us to expand our operational and financial systems, which increases the complexity of our information technology systems. Implementation of controls, systems and procedures may be costly and time-consuming and may not be effective.

If our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act are not adequate, our reputation could be harmed and we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation.

        Section 404 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") requires that we evaluate and report on our system of internal controls. If we fail to maintain the adequacy of our internal controls, we could be subject to regulatory scrutiny, civil or criminal penalties or stockholder litigation. Any inability to provide reliable financial reports could harm our business. Section 404 of the Sarbanes-Oxley Act also requires that our independent auditors report on our system of internal controls. We have documented and tested our system of internal controls to provide the basis for our reports in our relevant filings with the SEC. The growth and diversification of our business through acquisitions complicates the process of developing, documenting, maintaining and testing internal controls. No assurance can be given that in the future there may not be significant deficiencies or material weaknesses that would be required to be reported.

Unauthorized use of or infringement claims regarding our proprietary intellectual property could adversely affect our ability to conduct our business.

        We rely primarily on a combination of trade secrets, patents, copyright and trademark laws and confidentiality procedures to protect our intellectual property. Despite these precautions, unauthorized third parties may misappropriate, infringe upon, copy or reverse engineer portions of our technology or products. Identification of unauthorized users of our intellectual property can be very difficult and enforcement and defense of rights can be costly. Manufactured architectural stone competitors and heavy oil upgrading competitors operate in foreign countries where we may not detect unauthorized use of our intellectual property or where enforcement may be difficult. We do not know if current or future patent applications will be issued with the scope of the claims sought, if at all, or whether any patents issued will be challenged or invalidated. Our business could be harmed if we infringe upon the intellectual property rights of others. We have been, and may be in the future, notified that we may be infringing intellectual property rights possessed by third parties. If any such claims are asserted against us, we may seek to enter into royalty or licensing arrangements. There is a risk in these situations that no license will be available or that a license will not be available on reasonable terms, precluding our use of the applicable technology. Alternatively, we may decide to litigate such claims or attempt to design around the patented technology. In addition, patents may expire before they are a commercial success. To date, while no single patent or trademark is material to our business and the issues described in this paragraph have not resulted in significant cost or had an adverse impact on our business, future actions could be costly and would divert the efforts and attention of our management and technical personnel.

We are conducting business in China and other foreign countries where intellectual property and other laws, as well as business conditions, may leave our intellectual property, products and technologies vulnerable to duplication by competitors and create uncertainties as to our legal rights against such competitors' actions.

        We have and expect to continue to use, license or otherwise make our technology, including our nanotechnology, heavy oil upgrading and coal liquefaction technology, available to persons and entities in China and other foreign countries. There is a risk that foreign intellectual property laws will not protect our intellectual property to the same extent as under United States laws, leaving us vulnerable to competitors who may attempt to copy our products, processes or technologies. Further, the legal system of China is based on statutory law. Under this system, prior court decisions may be cited as persuasive authority but do not have binding precedential effect. Since 1979, the Chinese government has been developing a comprehensive system of commercial laws and considerable progress has been made in the promulgation of laws and regulations dealing with economic matters, such as corporate organization and governance, foreign investment, commerce, taxation and trade. As these laws, regulations and legal requirements are relatively new and because of the limited volume of published case law and judicial interpretations and the non-binding nature of prior court decisions, the interpretation and enforcement of these laws, regulations and legal requirements involve some uncertainty. These uncertainties could limit the legal protection or recourse available to us. In addition, dependence on foreign licenses and conducting foreign operations may subject us to increased risk from political change, ownership issues or repatriation or currency exchange concerns.

We are dependent on certain key personnel, the loss of whom could materially affect our financial performance and prospects.

        Our continued success depends to a large extent upon the continued services of our senior management and certain key employees. Each member of our senior management team has substantial experience and expertise in our industry and has made significant contributions to our growth and success. We do face the risk, however, that members of our senior management may not continue in their current positions and the loss of the services of any of these individuals could cause us to lose customers and reduce our net sales, lead to employee morale problems and the loss of key employees, or cause disruptions to our production. Also, we may be unable to find qualified individuals to replace any of the senior executive officers who leave our company.

Fluctuations in the value of currency may negatively affect our revenue and earnings.

        Doing business internationally exposes us to risks related to the value of one currency compared to another. For example, some of our revenues are generated by sales of goods produced in the U.S. to buyers in foreign countries. If the U.S. dollar strengthens relative to the currency of foreign purchasers, the relative cost of our goods to such purchasers may go up, and the demand for our products may decrease, reducing our revenues. Also, in cases where our debt or other obligations are in currencies different than the currency in which we earn revenue, we may lose money as a result of fluctuations in the exchange rates, decreasing our earnings.

 Risks Relating to the Acquisition of the Assets of Kleer Lumber

We may not realize the expected benefits of Kleer Lumber integrating into our company.

        Our proposed acquisition of the assets of Kleer Lumber will involve the integration of our operations with the operations of Kleer Lumber and the uncertainties inherent in such an integration. Integration will require substantial management attention and could detract attention from the day-to-day business of the combined company. We could encounter difficulties in the integration process, including failure to achieve expected synergies, the loss of key employees or commercial relationships or the need to address unanticipated liabilities. If we cannot successfully integrate our business with the business of Kleer Lumber, we may fail to realize the expected benefits of the acquisition.

The market price of our common stock may decline as a result of the proposed acquisition.

        The market price of our common stock may decline as a result of the proposed acquisition if, among other things:

  •
  the operational estimates in connection with the integration of the business of Kleer Lumber are not realized;

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  the transaction costs related to the proposed acquisition are greater than expected; or

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  we do not achieve the perceived benefits of the proposed acquisition as rapidly or to the extent anticipated by financial or industry analysts or if the effect of the proposed acquisition on our financial results is not consistent with the expectations of financial or industry analysts.

There can be no assurance that we will be able to consummate the proposed acquisition on the schedule or on the terms described in this prospectus supplement or at all.

        We anticipate that the closing of the proposed acquisition of Kleer Lumber will occur during December 2012, after the date of the expected closing of this offering. However, because the proposed acquisition is subject to the satisfaction of customary closing conditions, we can give no assurance that we will consummate the acquisition on the terms described in this prospectus supplement or at all. If we are unable to complete the proposed acquisition described in this prospectus supplement, our future operating results may fall short of expectations and our stock price may be adversely affected.

Risks Relating to our Common Stock and this Offering

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

        The market price for our common stock has varied between a high of $7.75 in September 2012 and a low of $1.53 in November 2011 in the twelve-month period ended November 30, 2012. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in "Risks Relating to Our Business;" variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts' estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

        In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we became involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management's attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

        The broader stock market has experienced significant price and volume fluctuations in recent months and years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. In addition, our announcements of our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us, our affiliates or our competitors could cause the market price of our common stock to fluctuate substantially.

Our common stock could be delisted from trading on the New York Stock Exchange if we fail to maintain a minimum stock price of $1.00 per share over a 30 day trading period, and other listing standards. A notification of delisting or a delisting will hurt our stock price, make it difficult for stockholders to sell our common stock, limit our ability to raise capital, adversely affect our credit, and may require repayment of our convertible notes.

        The listing of our common stock on the New York Stock Exchange, or NYSE, is subject to compliance with NYSE's continued listing standards, including:

  •
  an average closing price of our stock above $1.00 per share over a consecutive 30 day trading period; and

  •
  an average market capitalization of our common stock greater than $50 million over a consecutive 30 day trading period or total stockholders' equity of greater than $50 million.

        In recent years we have lost substantial market capitalization and stockholders' equity, and our stock price has at times approached $1.00 per share. If we do not satisfy the above and all other NYSE continued listing standards, we will receive a notification of deficiency and our common stock could be delisted from the NYSE unless we cure the deficiency during the time provided by the NYSE. If the NYSE were to delist our common stock, it would harm our stock price and the liquidity of our common stock and make it significantly more difficult for our stockholders to sell our common stock at prices comparable to those in effect prior to delisting or at all. If our public float is below $75 million, we will be limited in our ability to use our shelf registration statement or file other registration statements on Form S-3, harming our ability to raise capital. A delisting of our stock may also materially and adversely impact our credit with lenders and vendors. If our stock is delisted from the NYSE and we are unsuccessful in listing our stock on an alternative national stock exchange, we will be required to repay our convertible notes which we may not be able to do.

We have never paid dividends and do not anticipate paying any dividends on our common stock in the future, so any short-term return on your investment will depend on the market price of our common stock.

        We currently intend to retain any earnings to finance our operations and growth. The terms and conditions of our senior secured credit facility restrict and limit payments or distributions in respect of our common stock.

Delaware law and our charter documents may impede or discourage a takeover, which could cause the market price of our shares to decline.

        We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders. In addition, our board of directors has the power, without stockholder approval, to designate the terms of one or more series of preferred stock and issue shares of preferred stock, including the adoption of a "poison pill," which could be used defensively if a takeover is threatened. The ability of our board of directors to create and issue a new series of preferred stock and certain provisions of Delaware law and our certificate of incorporation and bylaws could impede a merger, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

We have not identified any specific use of the net proceeds of this offering of shares of common stock in the event the proposed acquisition of the assets of Kleer Lumber is not completed.

        Consummation of the proposed acquisition of the assets of Kleer Lumber is subject to a number of conditions and there is no assurance that we will close the proposed acquisition. Our board of directors and management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the market price of our common stock. Because the primary purpose of this offering of shares of common stock is to provide funds to pay a portion of the consideration for the proposed acquisition, we have not identified a specific use for the proceeds in the event the Acquisition does not occur. Any funds received may be used by us for any corporate purpose, which may include pursuit of other business combinations, expansion of our operations, repayment of existing debt, share repurchases or other uses. The failure of our management to use the net proceeds from this offering of shares of common stock effectively could have a material adverse effect on our business and may have an adverse effect on our earnings per share.

Future sales of our common stock in the public market could cause our stock price to fall.

        The sale of substantial amounts of our common stock could adversely impact our stock price. As of September 30, 2012, we had outstanding approximately 61.1 million shares of our common stock and options to purchase approximately 1.3 million shares of our common stock (all of which were exercisable as of that date). We also had outstanding approximately 3.9 million stock appreciation rights as of September 30, 2012, of which approximately 2.9 million were exercisable. The sale or the availability for sale of a large number of shares of our common stock in the public market could cause the price of our common stock to decline.

If securities or industry analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

        The trading market for our common stock will rely in part on the research and reports that equity research analysts publish about us and our business. We do not currently have and may never obtain research coverage by equity research analysts. Equity research analysts may elect not to provide research coverage of our common stock after the completion of this offering, and such lack of research coverage may adversely affect the market price of our common stock. In the event we obtain equity research analyst coverage, we will not have any control of the analysts or the content and opinions included in their reports. The price of our stock could decline if one or more equity research analysts downgrade our stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our stock could decrease, which in turn could cause our stock price or trading volume to decline.

Risks Relating to Our Indebtedness

We have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business.

        We have a substantial amount of debt, which requires significant principal and interest payments. As of October 31, 2012, we have approximately $504.9 million face value of debt outstanding, including $400.0 million outstanding principal amount under the Senior Notes issued by us in March 2011 and $104.9 million outstanding principal amount of our convertible subordinated notes. As of October 31, 2012, we had $70 million of undrawn availability, subject to a borrowing base limitation, including approximately $18.9 million in letters of credit, under the ABL Revolver entered into in October 2009.

        Our significant amount of debt could have important consequences. For example, it could:

  •
  make it more difficult for us to satisfy our obligations under the notes and the ABL Revolver;

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  increase our vulnerability to adverse economic and general industry conditions, including interest rate fluctuations, because a portion of our borrowings, including those under the ABL Revolver, are and will continue to be at variable rates of interest;

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  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures or other general corporate purposes;

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  limit our flexibility in planning for, or reacting to, changes in our business and industry;

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  place us at a disadvantage compared to competitors that may have proportionately less debt;

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  reduce our ability to obtain favorable credit terms from vendors, suppliers, and other trade creditors because of our credit profile;

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  limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants in our debt agreements; and

  •
  increase our cost of borrowing.

Despite our current indebtedness levels, we and our subsidiaries may still incur significant additional indebtedness. Incurring more indebtedness could increase the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the Senior Notes indenture and our ABL Revolver will restrict, but will not completely prohibit, us from doing so. As of October 31, 2012, we had $70 million of undrawn availability under the ABL Revolver, subject to borrowing base limitations, including approximately $18.9 million in letters of credit. In addition, the indenture will allow us to issue additional senior secured notes under certain circumstances which will also be guaranteed by our subsidiary guarantors. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

If we default under the ABL Revolver, Senior Notes or other indebtedness, we may not be able to service our debt obligations.

        In the event of a default under the ABL Revolver, Senior Notes or other indebtedness, lenders could elect to declare amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. If such acceleration occurs, thereby permitting an acceleration of amounts outstanding under other debt obligations, we may not be able to repay the amounts due. Events of default are separately defined in each loan agreement or indenture, but include events such as failure to make payments when due, breach of covenants, default under certain other indebtedness, failure to satisfy judgments, certain insolvency events and, in the case of the ABL Revolver, the occurrence of a material adverse effect. An event of default under one of our debt obligations could cause an event of default under our other debt obligations. The occurrence of an event of default could have serious consequences to our financial condition and results of operations, and could cause us to become bankrupt or insolvent.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We will also be required to obtain the consent of the lenders under the ABL Revolver to refinance material portions of our indebtedness. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including our notes.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Additionally, our debt agreements limit the use of the proceeds from any disposition; as a result, we may not be allowed, under these documents, to use proceeds from such dispositions to satisfy all current debt service obligations.

We are a holding company with no independent operations or assets. Repayment of our indebtedness is dependent on cash flow generated by our subsidiaries.

        Headwaters Incorporated is a holding company and repayment of our indebtedness will be dependent upon cash flow generated by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Unless they are guarantors of the Senior Notes, our subsidiaries do not have any obligation to pay amounts due on the notes or to make funds available for that purpose. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness. For instance, if there is a default under the ABL Revolver, the ABL Borrowers will not be permitted to transfer funds to us to pay our notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the Senior Notes limits the ability of our subsidiaries to restrict the payment of dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including our notes.

The indentures governing the Senior Notes and the credit agreement governing the ABL Revolver impose significant operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities.

        The credit agreement governing the ABL Revolver and the indentures governing the Senior Notes impose significant operating and financial restrictions on us. These restrictions limit our ability, among other things, to:

  •
  incur additional indebtedness or issue certain disqualified stock and preferred stock;

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  pay dividends or certain other distributions on our capital stock or repurchase our capital stock;

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  make certain investments or other restricted payments;

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  repay certain debt when it would be to our advantage to do so before it becomes due;

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  place restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

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  engage in transactions with affiliates;

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  sell certain assets and use proceeds to repay debt or for other uses, except as permitted by our debt covenants;

  •
  sell substantially all our assets or merge with or into other companies;

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  guarantee indebtedness; and

  •
  create liens.

        When (and for as long as) the availability under the ABL Revolver is less than a specified amount for a certain period of time, funds deposited into deposit accounts used for collections will be transferred on a daily basis into a blocked account with the administrative agent and applied to prepay loans under the ABL Revolver.

        As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

        There are limitations on our ability to incur the full $70.0 million of commitments under the ABL Revolver. Borrowings under our ABL Revolver will be limited by a specified borrowing base consisting of a percentage of eligible accounts receivable and inventory, less customary reserves. In addition, under the ABL Revolver, a monthly fixed charge maintenance covenant would become applicable if excess availability under the ABL Revolver is at any time less than 15% of the total revolving loan commitments. If the covenant trigger were to occur, the ABL Borrowers would be required to satisfy and maintain on the last day of each month a fixed charge coverage ratio of at least 1.0x for the last twelve-month period. Our ability to meet the required fixed charge coverage ratio can be affected by events beyond our control, and we cannot assure you that we will meet this ratio. A breach of any of these covenants could result in a default under the ABL Revolver.

        Moreover, the ABL Revolver provides the lenders considerable discretion to impose reserves, such as for litigation contingencies, which could materially impair the amount of borrowings that would otherwise be available to us. There can be no assurance that the lenders under the ABL Revolver will not impose such actions during the term of the ABL Revolver and further, were they to do so, the resulting impact of this action could materially and adversely impair our ability to make interest payments on our notes.

USE OF PROCEEDS

        We estimate that the net proceeds we will receive from the sale of 7,600,000 shares of our common stock that we are offering will be approximately $51.5 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and assuming a public offering price of $7.29 per share (based on the last reported sale price on December 14, 2012). We intend to use the net proceeds from this offering to finance our proposed acquisition of the assets of Kleer Lumber, Inc. Any remaining proceeds will be used for general corporate purposes. If we do not consummate our proposed Kleer Lumber acquisition, the net proceeds we will receive from their offering shall be used for general corporate purposes. See "Capitalization."

CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2012 on an actual basis and as adjusted to give effect to the offering of 7,600,000 shares of our common stock, assuming a public offering price of $7.29 per share (based on the last reported sale price on December 14, 2012), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds therefrom as described under "Use of Proceeds" assuming consummation of the Kleer Lumber acquisition. You should read this table in conjunction with "Use of Proceeds," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and their notes incorporated by reference herein.

	As of September 30, 2012
	Actual	As adjusted
	(dollars in thousands)
Cash and cash equivalents (1)	$53,782	$62,312

ABL Revolver (2)	$0	$0
Senior secured notes due 2019	400,000	400,000
2.50% convertible senior subordinated notes due 2014 (3)	51,278	51,278
8.75% convertible senior subordinated notes due 2014 (3)	49,261	49,261

Total debt, net of discounts	500,539	500,539

Stockholders' equity (net capital deficiency) (in thousands, except par value):
Common stock, $0.001 par value; 200,000 shares authorized, 61,146 shares issued and outstanding, actual; 68,746 shares issued, as adjusted	61	69
Capital in excess of par value	640,047	691,569
Accumulated deficit	(643,109)	(643,109)
Treasury stock and other	(128)	(128)

Total stockholders' equity (net capital deficiency)	(3,129)	48,401

Total capitalization	$497,410	$548,940

(1)
If we do not consummate the Kleer Lumber acquisition following completion of this offering, cash and cash equivalents on an as adjusted basis would increase to approximately $105.3 million.

(2)
The ABL Revolver is a $70.0 million facility, subject to a borrowing base limitation. As of September 30, 2012, (i) there were no amounts outstanding under the ABL Revolver and (ii) after giving effect to the borrowing base limitation, we had availability of approximately $51.1 million.

(3)
The face amount of our 2.50% convertible senior subordinated notes due 2014 was $55.1 million and the face amount of our 8.75% convertible senior subordinated notes due 2014 was $49.8 million.

PRICE RANGE OF COMMON STOCK

        Our common stock is listed on the New York Stock Exchange under the symbol HW. The following table sets forth for the quarters indicated the high and low composite per share closing sales prices as reported by the New York Stock Exchange.

	High	Low
Year ended September 30, 2011
First Quarter	$5.00	$3.33
Second Quarter	6.14	4.62
Third Quarter	6.41	2.78
Fourth Quarter	3.38	1.44

	High	Low
Year ended September 30, 2012
First Quarter	$2.88	$1.05
Second Quarter	4.54	1.96
Third Quarter	5.19	3.50
Fourth Quarter	7.75	5.01

	High	Low
Year ending September 30, 2013
First Quarter (1)	$7.91	$6.05

(1)
Through December 14, 2012.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the development and expansion of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition and operating results.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following selected historical consolidated financial data should be read together with, and is qualified in its entirety by reference to, the information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated and condensed historical financial statements and the accompanying notes incorporated by reference herein. We derived the financial information as of September 30, 2011 and 2012 and for each of the years ended September 30, 2010, 2011 and 2012 from our audited consolidated financial statements incorporated by reference herein. We derived the financial information as of September 30, 2010 and as of and for each of the years ended September 30, 2008 and 2009 from our audited consolidated financial statements that are not incorporated by reference herein.

	Year ended September 30,
(in thousands)	2008	2009	2010	2011	2012
Revenue:
Light building products	$457,008	$340,688	$316,884	$314,062	$339,632
Heavy construction materials	313,373	260,934	258,264	253,300	281,672
Energy technology	77,003	4,576	9,418	20,602	11,483

Total revenue	847,384	606,198	584,566	587,964	632,787
Cost of revenue:
Light building products	337,315	258,809	227,637	238,377	241,669
Heavy construction materials	226,077	186,067	192,785	193,006	210,158
Energy technology	49,612	2,468	5,999	10,648	5,893

Total cost of revenue	613,004	447,344	426,421	442,031	457,720

Gross profit	234,380	158,854	158,145	145,933	175,067
Operating expenses:
Amortization	22,396	23,358	22,218	22,359	20,675
Research and development	14,996	9,310	8,182	6,451	8,006
Selling, general and administrative	135,721	104,797	104,013	111,358	109,838
Asset impairments and restructuring costs	205,000	465,656	3,462	17,930	2,145

Total operating expenses	378,113	603,121	137,875	158,098	140,664

Operating income (loss)	(143,733)	(444,267)	20,270	(12,165)	34,403
Other income (expense):
Net interest expense	(29,686)	(45,606)	(71,182)	(126,252)	(52,678)
Other, net	(1,321)	328	18,169	4,314	(7,493)

Total other income (expense), net	(31,007)	(45,278)	(53,013)	(121,938)	(60,171)

Loss from continuing operations before income taxes	(174,740)	(489,545)	(32,743)	(134,103)	(25,768)
Income tax benefit (provision)	(727)	74,337	11,663	171	(661)

Loss from continuing operations	(175,467)	(415,208)	(21,080)	(133,932)	(26,429)
Income (loss) from discontinued operations, net of income taxes	2,001	(10,477)	(28,402)	(95,989)	(35,819)

Net loss	$(173,466)	$(425,685)	$(49,482)	$(229,921)	$(62,248)

Balance Sheet Data:
Cash and cash equivalents	$21,637	$15,934	$90,984	$50,810	$53,782
Net property, plant and equipment	304,835	321,316	268,650	$164,709	159,706
Total assets	1,400,853	891,182	888,974	728,237	680,937
Total liabilities	744,809	566,462	607,033	671,501	684,066
Total stockholders' equity	656,044	324,720	281,941	56,736	(3,129)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        You should read the following discussion of our results of operations and financial condition together with the "Selected Historical Consolidated Financial Data," and the historical consolidated audited annual financial statements and related notes incorporated by reference herein. This discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus supplement. Actual results may differ materially from those contained in any forward-looking statements. Certain monetary amounts, percentages and other figures included in this prospectus supplement and accompanying prospectus have been subject to rounding adjustments. Our fiscal year ends on September 30.

Overview

        Consolidation and Segments.    The consolidated financial statements include the accounts of Headwaters, all of our subsidiaries, and other entities in which we have a controlling interest. All significant intercompany transactions and accounts are eliminated in consolidation.

        We currently operate primarily in two construction-oriented industries: light building products and heavy construction materials. Our third non-core operating segment is in energy technology. In the light building products segment, we design, manufacture, and sell manufactured architectural stone, exterior siding accessories (such as shutters, mounting blocks, and vents), concrete block and other building products. Revenues consist of product sales to wholesale and retail distributors, contractors and other users of building products. Revenues in the heavy construction materials segment consist primarily of CCP product sales, including fly ash used as a partial replacement for portland cement in concrete, along with a smaller amount from services provided to coal-fueled electric generating utilities relating to the disposal of CCPs. In the energy technology segment, we are focused on reducing waste and increasing the value of energy-related feedstocks, primarily in the areas of low-value coal and oil. In the past, revenues for the energy technology segment consisted primarily of coal sales; however, in September 2011 we committed to a plan to sell our coal cleaning facilities and since then the coal cleaning business has been presented as a discontinued operation. Currently, continuing revenues for the energy technology segment consist primarily of catalyst sales to oil refineries.

        Operations and Strategy.    We operate a variety of businesses in the light building products and heavy construction materials industries. Our construction-oriented end markets include new residential, residential repair and remodeling, commercial, institutional and infrastructure. We manufacture our light building products in approximately 15 locations, selling our products primarily through wholesale distributors. We have expanded our light building products segment margins through improved productivity and reduced indirect costs, resulting in a gross margin in 2012 of 29%. Our heavy construction materials business sells fly ash as a partial substitute for portland cement directly to concrete manufacturers. Through continued improvements in operations, we achieved a gross margin in 2012 of 25%.

        During 2008 and 2009, we developed the coal cleaning business in the energy technology segment, which is now classified as a discontinued operation. As the economy deteriorated beginning in late 2008, we focused on operational efficiency improvements and cost reductions, particularly in the light building products and heavy construction materials segments, in order to strengthen our balance sheet. The emphasis on cost reductions culminated in a restructuring effort initiated in 2011 and completed in March 2012, although cost control remains an area of ongoing focus.

        Light Building Products Segment.    Our light building products segment has been significantly affected for several years by the depressed new housing and residential remodeling markets. Accordingly, we have significantly reduced operating costs to be positively positioned to take advantage of a sustained industry turnaround when it occurs.

        Although new housing construction continues to be substantially below the median for the last 50 years, there has been some improvement in end markets recently. Demand for new homes is rising, although we still face an environment characterized by overly tight credit conditions which are constraining new building and purchases. Nevertheless, new residential construction starts improved over the prior year and as of October 2012 are at an annualized level of approximately 0.9 million units.

        Existing home sales have also been trending up. The National Association of Realtors reported that September 2012 total existing home sales were at a seasonally adjusted rate of 4.8 million units, compared to 4.3 million units during the same period a year earlier. Total housing inventory as of October 2012 decreased to 2.1 million existing homes for sale. At the current sales rate, the October 2012 inventory represents a 5.4-month supply, an improvement from the 7.6-month supply of homes that existed a year earlier. The median sales price for existing homes of all types in October 2012 was up 11% as compared to October 2011. We believe the following factors have resulted in positive momentum: pent-up household formations, rising consumer confidence, increased builder confidence and growing rental demand. However, builders are facing a lack of credit availability, qualified buyers face difficulties obtaining mortgage loans, delinquent mortgages continue to result in foreclosures, and there is a limited inventory of developed lots.

        We, like many others in the light building products industry, experienced a large drop in orders and a reduction in our margins in 2008 and 2009 relative to prior years. In 2007, 2008 and 2009, we recorded significant goodwill impairments associated with our light building products business, although none of those impairment charges affected our cash position, cash flow from operating activities or debt covenant compliance. Weakness continued in 2010 through 2011 and still exists. It is not possible to know when improved market conditions and a housing recovery will become sustainable and we can provide no assurances that improvements in our light building products markets will continue through 2013 or beyond.

        While mortgage and home equity loan interest rates have decreased, volatility continues to exist in credit and equity markets, increased borrowing requirements prevent many potential buyers from qualifying for home mortgages and equity loans and there exists a continued lack of consumer confidence. Continued tightness of mortgage lending or mortgage financing requirements could adversely affect the availability of credit for purchasers of our products and thereby reduce our sales. There could be a number of follow-on effects from the credit crisis on our business, including the inability of prospective homebuyers or remodelers to obtain credit for financing the purchase of our building products. These and other similar factors could continue to cause decisions to delay or forego new home construction or improvement projects, cause our customers to delay or decide not to purchase our building products, or lead to a decline in customer transactions and our financial performance.

        Heavy Construction Materials Segment.    Our business strategy in the heavy construction materials industry is to negotiate long-term contracts with suppliers, supported by investment in transportation and storage infrastructure for the marketing and sale of CCPs. Demand for CCPs is somewhat dependent on federal and state funding of infrastructure projects, which has decreased in recent years as compared to earlier periods. We are continuing our efforts to expand the demand for high-quality CCPs, develop more uses for lower-quality CCPs, and expand our CCP disposal services and site service revenue generated from CCP management. While all of our businesses have been affected by the recent recession, the impact on our heavy construction materials segment has been somewhat less severe than on our light building products segment. However, to the extent that coal combustion power plant units are shut down or idled in the future, our business may be adversely affected.

        Energy Technology Segment.    We own and operate coal cleaning facilities that remove impurities from waste coal, resulting in higher-value, marketable coal. In 2011, we assessed the strategic fit of our various operations and decided to divest certain businesses in the energy technology segment which do not align with our long-term strategy. In September 2011, the Board of Directors committed to a plan to sell the coal cleaning business and we currently expect to sell all, or substantially all, of the remaining business before the end of calendar 2012.

        During 2010, 2011 and 2012, many of our coal cleaning assets were idled or produced coal at low levels of capacity and were cash flow negative for these or other reasons. As a result, we recorded asset impairments in those years, including an impairment charge in 2012, to reduce the carrying value of the assets to fair value less estimated selling costs. Management used its best efforts to reasonably estimate all of the inputs in the cash flow models utilized to calculate the impairment charges; however, materially different input estimates and assumptions, including the probabilities of differing potential outcomes, would necessarily result in materially different calculations of expected future cash flows and asset fair values and materially different impairment estimates.

        Currently, continuing revenues for the energy technology segment consist primarily of catalyst sales. In 2011, we announced the decision by a refinery to commercially implement our HCAT® heavy oil upgrading technology following a lengthy evaluation of the technology and we currently expect to have additional HCAT® customers in future years. We continue to invest in research and development activities focused on energy-related technologies and nanotechnology, but at decreased levels compared to earlier years. Through December 31, 2011, we participated in a joint venture that operates an ethanol plant located in North Dakota. We sold our interest in that joint venture effective January 1, 2012. We also participated in a joint venture that owns a hydrogen peroxide plant in South Korea, but we sold our interest in that joint venture in 2010.

        Seasonality and Weather.    Both our light building products and our heavy construction materials segments are greatly impacted by seasonality. Revenues, profitability and EBITDA are generally highest in the June and September quarters. Further, both segments are affected by weather to the extent it impacts construction activities.

        Debt and Liquidity.    We became highly leveraged as a result of acquisitions consummated several years ago, but we reduced our outstanding debt significantly through 2008 by using cash generated from operations, from underwritten public offerings of common stock and from proceeds from settlement of litigation. From 2005 through 2008, we made several early repayments of our long-term debt and beginning in 2011 we renewed making early repayments as our business improved and free cash flow increased.

        In 2010, we issued 11 3/8% senior secured notes for net proceeds of approximately $316.2 million. We used approximately $260.0 million of the proceeds to repay all of our obligations under our former senior secured credit facility and our outstanding 2.875% convertible senior subordinated notes. We also entered into a $70.0 million asset based revolving loan facility (ABL Revolver) which is currently available but undrawn. During 2010 and 2011, we repaid most of our 16% convertible senior subordinated notes and a large portion of our 14.75% convertible senior subordinated notes, largely with proceeds from the sale of our interest in the South Korean hydrogen peroxide joint venture and a 2010 federal income tax refund. In 2011, we again restructured our long-term debt by issuing $400.0 million of 7 5/8%

senior secured notes for net proceeds of approximately $392.8 million. We used most of those net proceeds to repay the 11 3/8% senior secured notes issued in 2010 and the related early repayment premium of approximately $59.0 million. The 7 5/8% senior secured notes mature in April 2019 while the 11 3/8% notes were scheduled to mature in 2014. During 2012, we repurchased $38.2 million of our convertible senior subordinated notes and we also issued approximately $49.8 million of new 8.75% convertible senior subordinated notes due in February 2016, in exchange for cancellation of an equal amount of outstanding 2.50% notes due in February 2014. We have no debt maturities until 2014.

        Capital expenditures in 2010 and 2011 were significantly lower than in prior years and this trend continued in 2012. This has allowed us to focus on liquidity and the early repayment of debt and has enabled us to continue implementing our overall operational strategy. As of September 30, 2012, we have approximately $53.8 million of cash on hand and total liquidity of approximately $104.9 million. Additional cash flow is expected to be generated from operations over the next 12 months.

        In summary, our strategy for 2013 and subsequent years is to continue activities to improve operational efficiencies and reduce operating costs, continue capital expenditures at reduced levels and to pay down our outstanding debt to the extent possible using cash on hand, cash flow from operations and cash from the sale of non-core assets. We also may review strategic acquisitions of products or entities that expand our current operating platform when opportunities arise.

Critical Accounting Policies and Estimates

        Our significant accounting policies are identified and described in Note 2 to our consolidated financial statements incorporated herein by reference. The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires us to make estimates and assumptions that affect i) the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and ii) the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

        We continually evaluate our policies and estimation procedures. Estimates are often based on historical experience and on assumptions that are believed to be reasonable under the circumstances, but which could change in the future. Some of our accounting policies and estimation procedures require the use of substantial judgment, and actual results could differ materially from the estimates underlying the amounts reported in the consolidated financial statements. Such policies and estimation procedures have been reviewed with our Audit Committee. The following is a discussion of our critical accounting policies and estimates.

        Valuation of Long-Lived Assets, including Property, Plant and Equipment, Intangible Assets and Goodwill.    Long-lived assets consist primarily of property, plant and equipment, intangible assets and goodwill. Intangible assets consist primarily of identifiable intangible assets obtained in connection with acquisitions. Intangible assets are being amortized using the straight-line method, our best estimate of the pattern of economic benefit, over their estimated useful lives. Goodwill consists of the excess of the purchase price for businesses acquired over the acquisition date fair value of identified assets, net of liabilities assumed.

        In accordance with the requirements of ASC Topic 350 Intangibles—Goodwill and Other, we do not amortize goodwill. ASC Topic 350 requires us to periodically test for goodwill impairment, at least annually, or sooner if indicators of possible impairment arise. We perform our annual goodwill impairment testing as of June 30, using the one- to three-step process described in Note 6 to our consolidated financial statements incorporated herein by reference.

Our reporting units for purposes of testing for goodwill impairment are the same as our operating segments. Long-lived assets other than goodwill are evaluated for impairment only when indicators of potential impairment arise.

        We evaluate, based on current events and circumstances, the carrying values of all long-lived assets, as well as the related amortization periods, to determine whether adjustments to these amounts or to the estimated useful lives are required. Changes in circumstances such as technological advances, or changes in our business model or capital strategy could result in the actual useful lives differing from our current estimates. In those cases where we determine that the useful lives of property, plant and equipment or intangible assets should be changed, we amortize the net book value in excess of salvage value over the revised remaining useful life, thereby prospectively adjusting depreciation or amortization expense as necessary. No significant changes to estimated useful lives were made during the periods presented.

        Goodwill is tested primarily using discounted expected future cash flows. The carrying value of a long-lived asset other than goodwill is considered impaired when the cumulative anticipated undiscounted cash flow from the use and eventual disposition of that asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Indicators of impairment include such things as a significant adverse change in legal factors or in the general business climate, a history of operating or cash flow losses, a decline in operating performance, a significant change in competition, or an expectation that significant assets will be sold or otherwise disposed of.

        Material impairments of our light building products segment goodwill were recorded in years prior to 2010 and material impairments of our energy segment property plant and equipment were recorded in 2010, 2011 and 2012. No material impairments of intangible assets have been recorded in any year. It is possible that some of our tangible or intangible long-lived assets or goodwill could be impaired in the future and that any resulting write-downs could be material.

        Property, plant and equipment—As disclosed in Note 4 to our consolidated financial statements incorporated herein by reference, we recorded significant asset impairments in our energy technology segment in 2010, 2011 and 2012, all related to our discontinued coal cleaning business. Many of our coal cleaning facilities were idled or produced coal at low levels of capacity and were cash flow negative for these or other reasons. Using assumptions in forecasts of future cash flows and other information, including offers of interest to acquire the assets from third parties, we determined that coal cleaning asset impairments existed and recorded non-cash impairment charges aggregating approximately $119.5 million in those years, including impairment charges in late 2011 and in 2012 to reduce the carrying value of the assets to fair value less estimated selling costs.

        There are many estimates and assumptions involved in preparing expected future cash flows from the use and eventual disposition of our coal cleaning assets, including future production levels; future coal prices; whether cleaned coal will be sold in the steam or metallurgical markets; the extent to which Section 45 tax credits will be earned and utilized in future periods; future operating margins; required capital expenditures; the extent, quality and productive lives of feedstock coal refuse reserves; and the potential relocation of facilities to more favorable sites or the sale of facilities, among other considerations. Following the sale of one coal cleaning facility in 2012 and two facilities in October 2012, we have eight remaining facilities held for sale, two of which have been managed and operated as a single unit. ASC Topic 360-10-35 Property, Plant, and Equipment-Impairment or Disposal of Long-Lived Assets requires that an analysis for potential impairment be performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets. For us, this means up to ten different asset groups were required to be analyzed, each of which has many unique operating and contractual features associated with it. ASC Topic 360-10-35 also indicates that when alternative courses of action to recover the carrying amount of a long-lived asset group are under consideration or if a range is estimated for the amount of possible future cash flows associated with the likely course of action, the likelihood of those possible outcomes shall be considered. Accordingly, for most operations a probability-weighted approach was used in considering the likelihood of different potential outcomes.

        While the coal cleaning business in its entirety has operated at a loss since inception several years ago, in 2010, it was near breakeven from a cash flow perspective. The business continued to operate at a loss in 2011, and some facilities were idled or produced coal at low levels and had negative cash flows. In September 2011, the Board of Directors committed to a plan to sell the coal cleaning business. Following the 2012 sale of one facility, for which a gain of $0.3 million was recognized, and all of the above-described impairments, the carrying value of the coal cleaning property, plant and equipment held for sale has been written down to approximately $1.9 million as of September 30, 2012.

        For the 2010 and early 2011 impairment tests, recent historical experience was the prevalent assumption driving the cash flow models. For some operations, an eventual relocation of the facilities was considered a potential outcome, and for one operation, the sale of the facility was considered a potential outcome. For the late 2011 and 2012 impairment tests, the assumptions included potential outcomes that all of the facilities would be sold. Management used its best efforts to reasonably estimate all of the fair value "Level 3" inputs in the cash flow models utilized to estimate the impairments, including current and forecasted market prices of coal, inflation, useful lives of probable reserves, historical production levels, and offers of interest to acquire the assets from third parties. Materially different input estimates and assumptions, including the probabilities of differing potential outcomes, would necessarily result in materially different calculations of expected future cash flows and asset fair values and materially different impairment estimates. If assumptions regarding future cash flows from the sale of the coal cleaning assets prove to be incorrect, we may be required to record a loss or a gain when the remaining assets are sold.

        In addition to the coal cleaning asset impairments described above, in 2010 we recorded an asset impairment totaling approximately $3.5 million in the heavy construction materials segment related to a CCP loading facility that was not being utilized for fly ash shipments as originally planned.

        Goodwill—All of the goodwill recorded in our light building products segment in years prior to 2010 was written off. Approximately $0.7 million of segment goodwill existed as of September 30, 2011 and 2012, all of which arose from small acquisitions consummated in 2010 and 2011.

        The heavy construction materials reporting unit had recorded goodwill of approximately $116.0 million as of September 30, 2010 and 2011, all of which related to acquisitions completed many years ago. Annual goodwill impairment tests performed subsequent to these acquisitions indicated no impairment for the heavy construction materials reporting unit for any test date, and accordingly, no impairment charges have been necessary for any period. The estimated fair value of the heavy construction materials reporting unit exceeded its carrying value as of the June 30, 2011 test date by approximately $100.0 million.

        For the June 30, 2012 goodwill impairment test, we adopted the new accounting rules described in Note 6 to the consolidated financial statements, whereby companies may evaluate qualitative factors, including macroeconomic conditions, industry and market considerations, overall financial performance and cost factors, to determine whether it is necessary to perform step 1 of the two-step goodwill impairment test. This qualitative evaluation is commonly referred to as "step 0." We concluded that it was more likely than not that the fair values exceeded the carrying amounts of goodwill for both the light building products and heavy construction materials reporting units. Accordingly, further step 1 and step 2 testing for impairment was not required to be performed. In summary, for both reporting units, general industry trends are more positive than in recent prior years, and the overall financial performance of these reporting units has improved in 2012 as compared to 2011.

        For the prior years' goodwill impairment tests, in determining the fair values of the reporting units all three of the traditional valuation approaches, the income approach, the market approach and the asset-based approach, were considered. The fair values of the reporting units were calculated using the income approach, determined by discounting expected future cash flows. This method was chosen because it specifically considers the operations, opportunities and risks applicable to the reporting units. The market approach, specifically the guideline public company method, was also considered. However, the reporting units' direct competitors are either subsets of large corporate entities or are privately held. Therefore, there was limited comparability between the reporting units and the potential guideline public companies. Accordingly, the guideline public company method was utilized only as a reasonableness test for the results from the income approach. Finally, the asset-based approach was also considered; however, it was not utilized because it does not consider the income producing/going concern nature of the reporting units' assets.

        As discussed above, the fair values of the reporting units are calculated primarily using discounted expected future cash flows. There are many estimates and assumptions involved in preparing these expected future cash flows, including most significantly the weighted average cost of capital used to discount future cash flows, anticipated long-term growth rates, future profit margins, working capital requirements and required capital expenditures. Management uses its best efforts to reasonably estimate all of these and other inputs in the cash flow models utilized; however, it is probable that actual results will differ from these estimates and the differences could be material. Materially different input estimates and assumptions would necessarily result in materially different calculations of discounted expected future cash flows and reporting unit fair values and materially different goodwill impairment estimates. Based on currently available information and results of operations, management currently believes the likelihood of material goodwill impairments in the near future is remote.

        Income Taxes.    Significant estimates and judgments are routinely required in the calculation of our income tax provisions. We utilized our 2009 and prior year federal net operating losses (NOLs) by carrying those amounts back to prior years, receiving significant income tax refunds in 2010. NOLs and tax credit carryforwards for 2010 were offset by our existing deferred income tax liabilities resulting in a near $0 deferred tax position as of September 30, 2010. In both 2011 and 2012, we recorded a full valuation allowance on our net amortizable deferred tax assets and recorded a minimal income tax benefit in 2011 and approximately $0.7 million of income tax expense in 2012, even though there were significant pre-tax losses in both years. The reported income tax rate for 2011 of near 0% and the negative income tax rate of (3)% for 2012 were due to the combination of not recognizing benefit for pre-tax losses and tax credits, but recognizing current state income taxes in certain state jurisdictions where we generated taxable income.

        A valuation allowance is required when there is significant uncertainty as to the realizability of deferred tax assets. Because the realization of our deferred tax assets is dependent upon future income in domestic and foreign jurisdictions that have generated losses, management determined that we do not meet the "more likely than not" threshold that NOLs, tax credits and deferred tax assets will be realized. Accordingly, a valuation allowance is required. In evaluating our ability to recover our recorded deferred tax assets, in full or in part, all available positive and negative evidence, including our past operating results and our forecast of future taxable income on a jurisdiction by jurisdiction basis, is considered and evaluated. In determining future taxable income, we utilize many assumptions, including amounts of federal, state and international pre-tax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimates we are using to manage our underlying businesses.

        In the years presented, Section 45 refined coal tax credits have been generated by coal cleaning facilities that we own and operate. We believe it is more likely than not that a significant portion of the refined coal produced at our coal cleaning facilities qualifies for tax credits pursuant to Section 45 of the Internal Revenue Code, notwithstanding the uncertainties and risks associated with the tax credits. There are multiple bases upon which the IRS may challenge the tax credits, including whether our facilities were placed in service for the purpose of producing refined coal, whether the facilities use waste coal as a feedstock, and whether the testing methods and certifications adequately demonstrate the required emissions reductions. In addition, Congress may modify or repeal Section 45 so that these tax credits may not be available in the future. Through September 30, 2012, we have earned total Section 45 income tax credits of approximately $23.8 million, most of which has been carried forward as of September 30, 2012.

        As of September 30, 2012, we had approximately $4.9 million of gross unrecognized income tax benefits related to uncertain tax positions. The calculation of tax liabilities involves uncertainties in the application of complex tax regulations in multiple tax jurisdictions and we currently have open tax years subject to examination by the IRS or other taxing authorities for the years 2009 through 2011.

        We recognize potential liabilities for anticipated tax audit issues in the U.S. and state tax jurisdictions based on estimates of whether, and the extent to which, additional taxes and interest will be due. If events occur (or do not occur) as expected and the payment of these amounts ultimately proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period when it is determined the liabilities are no longer required to be recorded in the consolidated financial statements. If the estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result. It is reasonably possible that approximately $1.5 million to $3.0 million of our unrecognized income tax benefits will be released within the next 12 months, depending on the timing of ongoing examinations, the expiration of statute of limitation time periods and other factors.

        Litigation.    We have ongoing litigation and asserted claims which have been incurred during the normal course of business, including the specific matters discussed in Note 14 to the consolidated financial statements incorporated herein by reference. We intend to vigorously defend or resolve these matters by settlement, as appropriate. Management does not currently believe that the outcome of these matters will have a material adverse effect on our operations, cash flow or financial position.

        In accounting for legal matters, we follow the guidance in ASC Topic 450 Contingencies, under which loss contingencies are accounted for based upon the likelihood of the incurrence of a liability. If a loss contingency is "probable" and the amount of loss can be reasonably estimated, it is accrued. If a loss contingency is "probable" but the amount of loss cannot be reasonably estimated, disclosure is made. If a loss contingency is "reasonably possible,"

disclosure is made, including the potential range of loss, if determinable. Loss contingencies that are "remote" are neither accounted for nor disclosed. We record legal fees associated with loss contingencies when incurred and do not record estimated future legal fees. Management uses outside legal counsel to assist in estimating the likelihood of the existence of liabilities with regard to all significant legal matters.

        We incurred approximately $5.3 million, $16.5 million and $4.1 million of expense for legal matters in 2010, 2011 and 2012, respectively. Historically, until 2011, costs paid to outside legal counsel have comprised a majority of our litigation-related costs. We currently believe the range of potential loss for all unresolved legal matters, excluding costs for outside counsel, is from $18.0 million up to the amounts sought by claimants and have recorded a liability as of September 30, 2012 of $18.0 million, of which $15.0 million was incurred in 2011 and $2.0 million was incurred in 2012. The substantial claims and damages sought by claimants in excess of this amount are not currently deemed to be probable. Our outside counsel and management currently believe that unfavorable outcomes of outstanding litigation beyond the amount accrued are neither probable nor remote. Accordingly, management cannot express an opinion as to the ultimate amount, if any, of our liability, nor is it possible to estimate what litigation-related costs will be in future periods.

        The specific matters discussed in Note 14 to our consolidated financial statements incorporated herein by reference raise difficult and complex legal and factual issues, and the resolution of these issues is subject to many uncertainties, including the facts and circumstances of each case, the jurisdiction in which each case is brought, and the future decisions of juries, judges, and arbitrators. Therefore, although management believes that the claims asserted against us in the named cases lack merit, there is a possibility of material losses in excess of the amounts accrued if one or more of the cases were to be determined adversely against us for a substantial amount of the damages asserted. It is possible that a change in the estimates of probable liability could occur, and the changes could be material. Additionally, as with any litigation, these proceedings require that we incur substantial costs, including attorneys' fees, managerial time and other personnel resources, in pursuing resolution.

Year Ended September 30, 2012 Compared to Year Ended September 30, 2011

        The information set forth below compares our operating results for the year ended September 30, 2012 (2012) with operating results for the year ended September 30, 2011 (2011). Except as noted, the references to captions in the statements of operations refer to continuing operations only.

        Summary.    Our total revenue for 2012 was $632.8 million, up 8% from $588.0 million for 2011. Gross profit increased 20%, from $145.9 million in 2011 to $175.1 million in 2012. Our 2012 operating income was $34.4 million compared to an operating loss of $(12.2) million in 2011, and the loss from continuing operations decreased to $(26.4) million, or $(0.43) per diluted share, from $(133.9) million, or $(2.21) per diluted share, in 2011. Our net loss including discontinued operations decreased from $(229.9) million, or a diluted loss per share of $(3.80), in 2011, to a net loss of $(62.2) million, or $(1.02) per diluted share, in 2012. There were several significant non-routine adjustments recorded in 2011, including approximately $68.9 million of interest expense related to our senior debt refinancing (of which approximately $59.0 million was for the early repayment premium related to the repurchase of our 11 3/8% senior secured notes), $72.0 million of coal cleaning asset impairments (recorded in loss from discontinued operations), $17.9 million of restructuring costs, and $15.0 million of litigation costs. These adjustments and others are discussed in more detail below.

        Revenue and Gross Margins.    The major components of revenue, along with gross margins, are discussed in the sections below, by segment.

        Light Building Products Segment.    Sales of light building products in 2012 were $339.6 million with a corresponding gross profit of $98.0 million. Sales of light building products in 2011 were $314.1 million with a corresponding gross profit of $75.7 million. Both our siding and stone product groups are benefiting from improvements in the new residential construction end markets, driving revenue growth from both price and volume increases. We also believe that some of the product offerings from our siding and stone groups, in particular new products, have gained market share. Revenue in our concrete block product group declined in 2012, primarily due to slower school construction in the Texas market, but we are starting to see improvement in sales from new products, particularly products sold into retail channels, increasing our participation in residential construction. In 2011, we implemented a major restructuring initiative in the light building products segment that, along with other improvements in the business, positively impacted the gross margin, which increased to 29% in 2012 from 24% in 2011.

        The significant weakness in the new housing and residential remodeling markets which began several years ago appeared to ease somewhat in 2012. We believe our niche strategy and our focus on productivity improvements and cost reductions have tempered somewhat the impact of the severe slowdown in the housing market; however, it is not possible to know when improved market conditions and a housing recovery will become sustainable over the long-term.

        According to the National Association of Home Builders, the most current 10- and 50-year averages for new housing starts were 1.3 million and 1.5 million units, respectively. New housing starts were 0.6 million units in both calendar 2010 and 2011. Further, during the last 50 years, the four years with the lowest number of housing starts were 2008, 2009, 2010 and 2011. As of September 2012, the seasonally adjusted annual number of new housing starts was 0.9 million units. Our light building products business relies on the home improvement and remodeling market as well as new construction. Relying on the U.S. Census Bureau's Value of Private Residential Construction Spending Put in Place data, the Joint Center for Housing Studies at Harvard University reports that homeowner improvement activity shows that the four-quarter moving average peaked at $146.2 billion in the second quarter of calendar 2007, fell to a subsequent low of $110.7 billion in the first quarter of calendar 2011, then rose to $115.1 billion in the second quarter of calendar 2012, the latest quarter for which actual data is available. The Leading Indicator of Remodeling Activity estimate issued by the Joint Center for Housing Studies at Harvard University is that the four-quarter moving average will be $134.2 billion in the second quarter of calendar 2013.

        Given our market leadership positions and reduced cost structure, we believe that we are positioned to benefit from a sustained recovery in the housing market when it occurs. We believe the long-term growth prospects in the industry are strong because the current seasonally-adjusted annualized housing starts are still well below the 10- and 50-year averages. Also, according to a 2012 report by the Harvard Joint Center for Housing Studies, household growth is projected to average 1.2 million units a year from 2010 to 2020.

        Heavy Construction Materials Segment.    Heavy construction materials revenues for 2012 were $281.7 million with a corresponding gross profit of $71.5 million. Heavy construction materials revenues for 2011 were $253.3 million with a corresponding gross profit of $60.3 million. We experienced revenue growth in both CCP sales and in CCP services provided to utilities, as incremental revenue from new projects more than offset the effect of unplanned outages and lower electricity demand. Revenue increases were particularly strong in the central region of the country. The improvement in gross margin was primarily due to improved product sales, product mix, and our continuous improvement efforts to lower costs.

        It is not possible to accurately predict the future trends of either cement consumption or cement prices, nor the correlation between cement usage and prices and fly ash sales and prices. Nevertheless, because fly ash is sold as a partial replacement for portland cement in a wide variety of concrete uses—including infrastructure, commercial, and residential construction—statistics and trends for portland and blended cement sales can be an indicator for fly ash sales. According to the Bureau of Labor Statistics, the Producer Price Index for cement increased 3.9% from October 2011 to October 2012. According to the Portland Cement Association (PCA), cement consumption increased approximately 3.0% in calendar 2011. In August 2012, the PCA's cement consumption forecast projected increases for calendar 2012 through 2014 ranging from 5.8% to 10.9% per year. However, if the U.S. Congress does not take any actions to address the budget changes set to expire at the end of 2012, PCA projects that there could be a 2.7% decrease in cement consumption in 2013 as a result.

        Low natural gas prices and EPA regulations, along with reduced power demand, have combined to force the long-term shutdown or temporary idling of several coal combustion power plant units (primarily older, smaller units), negatively impacting the supply of CCPs for beneficial use in certain areas. This trend, which is currently expected to continue in 2013 and beyond, has impacted somewhat our CCP supplies in certain regions of the country; however, we have multiple sources of supply and a broad distribution system, which allows us to backfill CCPs in locations where power plant units have closed, creating an opportunity for potential growth. Relocating CCP supplies can increase our transportation costs, some but not all of which we have historically been able to pass on to customers.

        In June 2010, the EPA proposed two alternative rules to regulate CCPs generated by electric utilities and independent power producers. One proposed option would classify CCPs disposed of in surface impoundments or landfills as "special wastes" subject to federal hazardous waste regulation under Subtitle C of the Resource Conservation and Recovery Act (RCRA). The second proposed option would instead regulate CCPs as non-hazardous waste under Subtitle D of RCRA, with states retaining the lead authority on regulating their handling, storage and disposal. Under both options, the current exemption from hazardous waste regulation for CCPs that are used for beneficial purposes would remain in effect. However, the EPA has received comments on refining the definition of beneficial uses subject to the exemption, which could result in a narrowing of the scope of exempt uses in the final rule to certain encapsulated uses. Both rule options are controversial.

        In April 2012, the U.S. House of Representatives passed a short-term extension of existing transportation funding, creating an opportunity to hold a conference with the U.S. Senate, which had previously passed a new transportation bill. The House added its fly ash bill to the short-term transportation extension, resulting in fly ash disposal legislation also moving to conference with the Senate. However, the fly ash language was not added to the final transportation bill. During the September 2012 quarter, the Senate introduced a bipartisan legislative solution to the disposal of fly ash, including a federal standard that would be administered by the states. The Senate bill has 12 Democrat and 14 Republican co-sponsors, indicating that there could be 60 senators supporting the legislation when it comes up for a vote. We believe it is important to identify a legislative vehicle to which the fly ash disposal language can be attached, providing Congress an opportunity to resolve the regulatory uncertainty caused by the EPA in a bipartisan, environmentally sound manner.

        As part of its response to deadline litigation initiated by environmental organizations, the EPA formally stated that it requires more time to evaluate proposed fly ash disposal regulations. In a recent court filing, the EPA indicated that it does not expect to propose final regulations until 2014, at the earliest. Based on the timetable set by the EPA, we do not currently anticipate any significant developments in the near term unless action is required by the courts.

        Finally, the EPA has not completed its risk evaluation methodology for encapsulated beneficial use of fly ash. When the risk evaluation methodology is complete, we believe that the EPA may apply it to fly ash concrete and synthetic gypsum wallboard, two examples of encapsulated products, confirming the historical consensus that there is no environmental exposure associated with the use of coal combustion products in these applications.

        At this time, it is not possible to predict the form that potential legislation or final regulations will take. Either of the proposed options proposed by the EPA is likely to increase the complexity and cost of managing and disposing of CCPs. If the EPA decides to regulate CCPs as hazardous waste under RCRA Subtitle C, CCPs would become subject to a variety of regulations. Regulation of CCPs as hazardous waste would likely have an adverse effect on beneficial use and sales of CCPs and our relationships with utilities. There can be no guarantee that such regulations would not reduce fly ash supplies or our ability to market fly ash and other CCPs for certain uses, which would have a material adverse effect on our operations and financial condition.

        Energy Technology Segment.    Energy technology segment revenues for 2012 were $11.5 million with a corresponding gross profit of $5.6 million. Revenues for 2011 were $20.6 million with a corresponding gross profit of $10.0 million. Following the decision to sell the coal cleaning business in 2011 and the sale of our interest in the Blue Flint ethanol plant in 2012, our energy technology segment currently consists primarily of operations related to our heavy oil upgrading catalyst. In 2012, catalyst sales were lower than in 2011 primarily due to reduced usage at one of our customer facilities and the timing of shipments.

        Operating Expenses, including Restructuring Costs.    Amortization of intangible assets decreased in 2012 from 2011 due to assets that have been fully amortized. Research and development expenses increased approximately $1.6 million from 2011 to 2012, primarily due to changes in long-term incentive compensation expense tied in part to changes in our stock price. The stock price increased during 2012, but decreased during 2011. Selling, general and administrative expenses decreased approximately $1.6 million, from $111.4 million in 2011 to $109.8 million in 2012. The decrease was primarily attributable to a $13.0 million decrease in litigation expense recognized in 2012 as compared to 2011, as described in Note 14 to the consolidated financial statements, and cost reductions initiated in late 2011, largely offset by increased performance-based compensation in 2012 (which increased by more than $20.0 million over 2011) due to compensation which is tied to improved performance and changes in our stock price.

        In 2011, we recorded $17.9 million of restructuring costs as a result of actions taken in 2011 to lower operating costs and improve operational efficiency, primarily in the light building products segment, all as described in Note 12 to the consolidated financial statements. The restructuring was initiated in 2011 primarily due to the depressed new housing and residential remodeling markets. This restructuring effort was completed in the March 2012 quarter and no additional restructuring costs related to the 2011 actions have been incurred since that time.

        Other Income and Expense.    For 2012, we reported net other expense of $60.2 million, compared to net other expense of $121.9 million for 2011. The decrease of $61.7 million was comprised of a decrease in net interest expense of approximately $73.5 million and a decrease in net other income / increase in net other expense of approximately $11.8 million.

        Net interest expense decreased from $126.2 million in 2011 to $52.7 million in 2012 due primarily to approximately $59.0 million of premium related to the 2011 early retirement of our 11 3/8% senior secured notes plus approximately $9.9 million of accelerated debt discount and debt issue costs associated with that early repayment, along with approximately $3.0 million of reduced interest expense from the lower-rate senior debt outstanding in 2012 as compared to the higher-rate senior debt outstanding for most of 2011, all as described in detail in Note 7 to the consolidated financial statements incorporated by reference herein. Absent interest expense related to any early retirements of long-term debt in 2013, interest expense in 2013 is currently expected to total approximately $42.0 million.

        The decrease in net other income / increase in net other expense of $11.8 million was primarily the result of approximately $4.0 million of income in 2011 related to our equity interest in the Blue Flint joint venture compared to approximately $6.4 million of expense in 2012 (including a loss on sale of approximately $6.2 million) plus a loss of approximately $3.2 million related to another joint venture, partially offset by a gain of $2.5 million from the early repayments of convertible debt in 2012.

        Income Tax Provision.    Reference is made to Note 9 to our consolidated financial statements incorporated herein by reference for a description of the minimal amount of income tax benefit recognized in 2011 and the negative (3)% effective income tax rate for 2012, including the reasons for recording a full valuation allowance on net operating losses, tax credits and other deferred tax assets in both years. We currently expect to record a full valuation allowance on our net amortizable deferred tax assets until some point in time after our return to profitability.

        Discontinued Operations.    Coal sales of $22.3 million in 2012 were lower than sales of $48.5 million in 2011 due primarily to a curtailment of operations pending the sale of the coal cleaning assets. Due to low capacity utilization, idled facilities and feedstock issues, the cost of revenue and operating expenses for the coal cleaning business exceeded revenues in both years. In addition, we recorded $72.0 million of impairments of the coal cleaning assets in 2011 and a $13.0 million impairment in 2012.

        We sold one coal cleaning facility in 2012, recognizing a gain of approximately $0.3 million, and sold two additional facilities in October 2012. We continue to negotiate with prospective purchasers of the coal cleaning facilities and currently expect to sell all, or substantially all, of the remaining discontinued coal cleaning business before the end of calendar 2012. It is currently expected that some losses will be incurred in operating and maintaining the coal cleaning facilities until such time as they are sold; however, it is not currently possible to know when the facilities will be sold, or what the losses might be until that time. See "Critical Accounting Policies and Estimates—Valuation of Long-Lived Assets, including Property, Plant and Equipment, Intangible Assets and Goodwill" for a detailed description of the procedures and estimates used in calculating an impairment.

Year Ended September 30, 2011 Compared to Year Ended September 30, 2010

        The information set forth below compares our operating results for the year ended September 30, 2011 (2011) with operating results for the year ended September 30, 2010 (2010). Except as noted, the references to captions in the statements of operations refer to continuing operations only.

        Summary.    Our total revenue for 2011 was $588.0 million, down 1% from $584.6 million for 2010. Gross profit decreased 8%, from $158.1 million in 2010 to $145.9 million in 2011. Our 2011 operating loss was $(12.2) million compared to operating income of $20.3 million in 2010, and the loss from continuing operations increased to $(133.9) million, or $(2.21) per diluted share, from $(21.1) million, or $(0.35) per diluted share, in 2010. Our net loss including discontinued operations increased from $(49.5) million, or a diluted loss per share of $(0.83), in 2010, to a net loss of $(229.9) million, or $(3.80) per diluted share, in 2011. There were several significant non-routine adjustments recorded in 2011, including approximately $89.9 million of asset impairments and restructuring charges, $15.0 million of accrued legal costs related to ongoing legal matters, and $68.9 million of interest expense related to our senior debt refinancing (of which approximately $59.0 million was for the early repayment premium relating to the repurchase of the 11 3/8% senior secured notes in March 2011). In addition, in 2011, we did not recognize income tax benefits attributable to our pre-tax operating losses and tax credits as we have in prior years. These adjustments and others are discussed in more detail below.

        Revenue and Gross Margins.    The major components of revenue, along with gross margins, are discussed in the sections below, by segment.

        Light Building Products Segment.    Sales of light building products in 2011 were $314.1 million with a corresponding gross profit of $75.7 million. Sales of light building products in 2010 were $316.9 million with a corresponding gross profit of $89.2 million. The decrease in our sales of light building products in 2011 was due primarily to a weather-related slow start to the construction season. The gross margin decreased primarily because of increases in transportation, materials (especially siding accessories) and production costs. Cost increases impacted all of our major product lines, most notably our manufactured architectural stone and siding accessories categories.

        The significant weakness in the new housing and residential remodeling markets which began several years ago continued during 2011. We believe our niche strategy and our focus on productivity improvements and cost reductions tempered somewhat the impact of the severe slowdown in the housing market; however, the recession resulted in high unemployment, adding to the high level of home foreclosures, putting additional homes on the market and further reducing the demand for new construction.

        Heavy Construction Materials Segment.    Heavy construction materials revenues for 2011 were $253.3 million with a corresponding gross profit of $60.3 million. Heavy construction materials revenues for 2010 were $258.3 million with a corresponding gross profit of $65.5 million. The decrease in heavy construction materials revenues in 2011 compared to 2010 was due primarily to lower service revenues in 2011, caused by the completion of certain one-time projects. The decline in revenue and higher transportation costs were the primary drivers of the lower gross margin in 2011 than in 2010.

        Energy Technology Segment.    Energy technology segment revenues for 2011 were $20.6 million with a corresponding gross profit of $10.0 million. Revenues for 2010 were $9.4 million with a corresponding gross profit of $3.4 million. Revenues for both years consisted primarily of catalyst sales. Sales of our proprietary HCAT® hydrocracking technology catalyst increased due to continued use at two refineries.

        Operating Expenses, including Asset Impairments and Restructuring Costs.    Amortization expenses were materially consistent from 2010 to 2011. Research and development expenses decreased approximately $1.7 million from 2010 to 2011, primarily due to decreased spending on our coal-to-liquids and hydrogen peroxide technologies in the energy segment. Selling, general and administrative expenses increased approximately $7.4 million, to $111.4 million in 2011 from $104.0 million in 2010. The increase in 2011 was due primarily to the $15.0 million accrual for litigation expense recognized during 2011 (see Note 14 to the consolidated financial statements incorporated by reference herein). Excluding the $15.0 million of litigation expenses, our selling, general and administrative expenses decreased approximately $7.6 million, or 7%, from 2010 to 2011. This decrease was attributable primarily to lower incentive compensation expenses in 2011 and lower professional services expenses, particularly $3.3 million of non-routine costs that were expensed in 2010 for consultations related to recapitalization transactions that occurred in 2010 and other periods.

        In 2010, we recorded an approximate $3.5 million impairment charge for assets related to a CCP loading facility that was not being utilized for fly ash shipments as originally planned. In 2011, we recorded approximately $17.9 million of restructuring costs as a result of actions taken to lower operating costs and improve operational efficiency, primarily in the light building products segment. The charges consisted of workforce reductions and related severance expenses, facility closures and consolidations, and certain asset impairments and write-downs, as reflected in Note 12 to the consolidated financial statements incorporated by reference herein. The restructuring effort was initiated primarily due to the ongoing depressed new housing and residential remodeling markets.

        Other Income and Expense.    For 2011, we reported net other expense of $121.9 million, compared to net other expense of $53.0 million for 2010. The increase in net other expense of $68.9 million was comprised of an increase in net interest expense of approximately $55.0 million plus a decrease in net other income of approximately $13.9 million.

        Net interest expense increased from $71.2 million in 2010 to $126.2 million in 2011, due primarily to approximately $59.0 million of premium relating to the early retirement of our 11 3/8% senior secured notes plus approximately $9.9 million of accelerated debt discount and debt issue costs associated with that early repayment, all as described in Note 7 to the consolidated financial statements incorporated by reference herein. These increases in interest expense related to the senior debt refinancing were partially offset by the lower-rate senior debt which was outstanding for part of 2011 as compared to 2010, lower interest on reduced balances of convertible debt in 2011, and decreased premiums and accelerated debt discount and debt issue costs related to early retirements of convertible debt in 2011.

        The decrease in net other income of $13.9 million was primarily the result of reduced equity earnings from our joint venture investments in an ethanol plant located in North Dakota ($9.3 million in 2010 and $4.0 million in 2011) and a hydrogen peroxide plant in South Korea which was sold in late 2010 ($8.3 million in 2010, including a $3.9 million gain on the sale of our equity interest, and $0 in 2011).

        Income Tax Provision.    Reference is made to Note 9 to the consolidated financial statements incorporated by reference herein for a description of the near 0% income tax benefit recorded in 2011 and the 36% income tax benefit recorded in 2010, including the reasons for recording a full valuation allowance on net operating losses, tax credits and other deferred tax assets in 2011.

        Discontinued Operations.    Coal sales of $48.5 million in 2011 were lower than sales of $56.5 million in 2010 primarily due to a decrease in tons sold at some facilities. Due to feedstock issues, low capacity utilization and idled facilities, the cost of revenue related to the coal cleaning business exceeded revenues in both 2010 and 2011. During the September 2011 quarter, the coal cleaning facilities operated at 12% of aggregate capacity.

        In addition to the losses from operations incurred in both years, asset impairments of $34.5 million and $72.0 million were recorded in 2010 and 2011, respectively. Largely due to the increased impairment charges in 2011 compared to 2010, along with the $4.4 million income tax provision recorded in 2011 as compared to the $24.6 million tax benefit recorded in 2010, there was a significant increase in the loss from discontinued operations, net of income taxes, to $(96.0) million in 2011 from $(28.4) million in 2010. See "Overview" and "Critical Accounting Policies and Estimates—Valuation of Long-Lived Assets, including Property, Plant and Equipment, Intangible Assets and Goodwill" for more background about the presentation of the coal cleaning business as a discontinued operation and for a detailed description of the procedures and estimates used in calculating an impairment.

Impact of Inflation and Related Matters

        In certain periods, some of our operations have been negatively impacted by increased raw materials costs for commodities such as polypropylene and poly-vinyl chloride in the light building products segment. During 2011 and 2012, we experienced some significant cost increases for certain raw materials and transportation fuel. We currently believe it is possible that costs for raw materials and other commodities such as fuels, along with the prices of other goods and services, could continue to increase in future periods. We have passed through certain increased raw materials costs to customers, but it is not possible to accurately predict the future trends of these costs, nor our ability to pass on future price increases.

Liquidity and Capital Resources

        Summary of Cash Flow Activities.    Net cash provided by operating activities during the year ended September 30, 2012 (2012) was $48.2 million, compared to net cash used in operating activities during the year ended September 30, 2011 (2011) of $(51.7) million. The large net loss in 2011 was due primarily to three non-routine adjustments: i) $89.9 million of asset impairments and restructuring costs; ii) $15.0 million for a litigation accrual; and iii) $68.9 million of interest expense related to our March 2011 senior debt refinancing. Only a small amount of the asset impairments and restructuring costs and none of the litigation accrual involved cash outlays, but nearly all of the interest expense did involve the use of cash, which was the most significant reason for the $51.7 million use of cash for operations in 2011. Other reasons for the positive change in net cash from operating activities in 2012 compared to 2011 include 2012 operating results that were better than 2011 operating results and a large increase in accrued personnel costs in 2012, representing performance-based compensation expense that did not involve the use of cash during the year.

        In both years, our primary investing activity consisted of the purchase of property, plant and equipment and payments for acquisitions. In 2012, we also received approximately $18.5 million of proceeds from the sale of our interest in an equity-method investee. In 2011, our primary financing activity was the March 2011 senior debt refinancing, and in 2012 our primary financing activity consisted of repayments of our long-term convertible debt. More details about these and other investing and financing activities are provided in the following paragraphs.

        Investing Activities.    In 2012, total expenditures for property, plant and equipment and payments for acquisitions were $27.4 million, a decrease of $2.4 million from 2011. In both years, a majority of capital expenditures related to the maintenance of operating capacity in our light building products segment, with a smaller proportion related to more discretionary expenditures for new product lines or projects. Total 2013 capital expenditures are currently expected to be near the 2011 and 2012 levels. As of September 30, 2012, we were committed to spend approximately $0.7 million on capital projects that were in various stages of completion. Funding for 2013 capital expenditures is expected to come from working capital. In 2011 and 2012, we acquired certain assets and assumed certain liabilities of some small privately-held companies in the light building products industry.

        As noted earlier, we assessed the strategic fit of our various operations and are pursuing divestiture of certain businesses in the energy technology segment which do not align with our long-term strategy. In September 2011, the Board of Directors committed to a plan to sell the coal cleaning business and we sold one coal cleaning facility during 2012 for cash proceeds of $2.0 million plus potential future consideration totaling approximately $8.4 million, which amount would be received over a number of years, depending upon future plant production levels. We sold two additional facilities in October 2012 for consideration to be received in the future, primarily in the form of production royalties, totaling an amount which could exceed $10.0 million, which amount would be received over a number of years, depending upon future plant production levels. We continue to negotiate with prospective purchasers of the coal cleaning facilities and currently expect to sell all, or substantially all, of the remaining discontinued coal cleaning business before the end of calendar 2012. At the current time, it is not possible to predict the amount of cash we will realize upon sale of the coal cleaning business nor the amount of cash we will expend operating and maintaining the facilities until such time as they are sold.

        We intend to continue to expand our business through growth of existing operations in our core light and heavy building materials businesses. Acquisitions have historically been an important part of our long-term business strategy; however, primarily because of debt covenant restrictions, cash flow considerations and events affecting the debt and equity markets, we have not made any large acquisitions since 2007. We have also invested in joint ventures which are accounted for using the equity method of accounting, one of which was sold in 2010 and one of which was sold in 2012. Proceeds of approximately $18.5 million were received in 2012 related to the 2012 sale. We do not currently have plans to significantly increase our investments in any of the remaining joint venture entities, none of which is material. Current debt agreements limit potential acquisitions and investments in joint ventures. During the five-year term of the ABL Revolver, our acquisitions and investments in joint ventures and other less than 100%-owned entities are limited to total cumulative consideration of $30.0 million and $10.0 million annually.

        Financing Activities.    In March 2011, we issued $400.0 million of 7 5/8% senior secured notes for net proceeds of approximately $392.8 million. We used most of the net proceeds to repay the former 11 3/8% senior secured notes and the related early repayment premium of approximately $59.0 million (which premium was charged to interest expense). The March 2011 refinancing accomplished several objectives, the most important of which was to extend the maturity of our senior debt.

        In 2012, we issued approximately $49.8 million of new 8.75% convertible senior subordinated notes in exchange for cancellation of an equal amount of outstanding 2.50% convertible senior subordinated notes, plus a cash payment of approximately $0.6 million. The unamortized balances of debt discount and debt issue costs related to the $49.8 million of retired 2.50% notes, aggregating approximately $4.5 million, were written off and charged to interest expense. The 8.75% notes have a maturity date of February 2016, two years after the maturity date of the 2.50% notes, which extended maturity date was the primary reason for issuing the 8.75% notes. The 2016 maturity date for the 8.75% notes better matches our projected generation of free cash flow. Other than the different interest rate and two-year extended maturity date, the terms of the 8.75% notes are similar in all material respects to the terms of the 2.50% notes as described in Note 7 to the consolidated financial statements incorporated by reference herein.

        In 2012, we repurchased and canceled approximately $38.2 million in aggregate principal amount of convertible senior subordinated notes for cash consideration of approximately $37.5 million in several different transactions. Terms of repayment for some of these transactions included premiums totaling approximately $1.7 million, which were charged to interest expense. For certain other transactions, gains totaling approximately $2.5 million were recognized and recorded in other income. Accelerated debt discount and debt issue costs aggregating approximately $2.4 million were charged to interest expense. In 2011, we repurchased and canceled approximately $24.4 million in aggregate principal amount of our convertible senior subordinated notes. Terms of repayment included premiums totaling approximately $3.5 million, which were recorded in interest expense. Accelerated debt discount and debt issue costs aggregating approximately $1.7 million were also charged to interest expense.

        Following all of the above-described transactions, we now have no debt maturities until 2014 and believe our cash flow will be sufficient to repay maturing debt on or before the due dates. Debt reduction remains a high priority. We currently plan to continue our program of early convertible debt repayment as opportunities arise, depending on future cash flow and as deemed appropriate by our management and Board of Directors. Following certain asset sales, as defined, we could be required to prepay a portion of the senior secured notes.

        We were in compliance with all debt covenants as of September 30, 2012. The senior secured notes and ABL Revolver limit the incurrence of additional debt and liens on assets, prepayment of future subordinated debt, merging or consolidating with another company, selling all or substantially all assets, making capital expenditures, making acquisitions and investments and the payment of dividends or distributions, among other things. In addition, if availability under the ABL Revolver is less than 15% of the total $70.0 million commitment, or $10.5 million currently, we are required to maintain a monthly fixed charge coverage ratio of at least 1.0x for the preceding twelve-month period.

        There have been no borrowings under the ABL Revolver since it was entered into in October 2009. The ABL Revolver has a termination date of October 2014, with a contingent provision for early termination three months prior to the earliest maturity date of the senior secured notes or any of the convertible senior subordinated notes (currently November 2013), at which time any amounts borrowed must be repaid. The contingent provision for early termination is precluded if, three months prior to any note maturity date, borrowing base capacity under the ABL Revolver and / or cash collateral is at least equivalent to the notes maturing on such date. Availability under the ABL Revolver cannot exceed $70.0 million, which includes a $35.0 million sub-line for letters of credit and a $10.5 million swingline facility. Availability under the ABL Revolver is further limited by the borrowing base valuations of the assets of our light building products and heavy construction materials segments which secure the borrowings, currently consisting of certain trade receivables and inventories. In addition to the first lien position on these assets, the ABL Revolver lenders have a second priority position on substantially all other assets. As of September 30, 2012, availability under the ABL Revolver was approximately $51.1 million. However, due primarily to the seasonality of our operations, the amount of availability varies from period to period and, while not currently expected, it is possible that the availability under the ABL Revolver could fall below the 15% threshold, or $10.5 million, in a future period.

        As of September 30, 2012, our fixed charge coverage ratio, as defined in the ABL Revolver agreement, is approximately 0.6. The fixed charge coverage ratio is calculated by dividing EBITDAR minus capital expenditures and cash payments for income taxes by fixed charges. EBITDAR consists of net income (loss) i) plus net interest expense, income taxes (as defined), depreciation and amortization, non-cash charges such as goodwill and other impairments, and rent expense; ii) plus or minus other specified adjustments such as equity earnings or loss in joint ventures. Fixed charges consist of cash payments for debt service plus rent expense. If availability under the ABL Revolver were to decline below $10.5 million at some future date and the fixed charge coverage ratio were to also be below 1.0, the ABL Revolver lender could issue a notice of default. If a notice of default were to become imminent, we would seek an amendment to the ABL Revolver, or alternatively, a waiver of the availability requirement and/or fixed charge coverage ratio for a period of time. See Note 7 to our consolidated financial statements incorporated herein by reference for more detailed descriptions of the terms of our long-term debt and our ABL Revolver.

        In February 2012, we filed a universal shelf registration statement with the SEC under which $210.0 million is available for future offerings of securities. A prospectus supplement describing the terms of any additional securities to be issued is required to be filed before any future offering could commence under the registration statement.

        Working Capital.    As of September 30, 2012, our working capital was $73.5 million (including $53.8 million of cash and cash equivalents) compared to $69.6 million as of September 30, 2011. We currently expect operations to produce positive cash flow during 2013 and in future years. We also currently believe working capital will be sufficient for our operating needs for the next 12 months, and that it will not be necessary to utilize borrowing capacity under the ABL Revolver for our seasonal operational cash needs for the foreseeable future.

        Income Taxes.    Cash outlays for income taxes were approximately $3.4 million and $1.4 million in 2011 and 2012, respectively. We utilized our 2009 and prior year federal NOLs by carrying those amounts back to prior years, receiving significant income tax refunds in 2010. NOLs and tax credit carryforwards for 2010 were offset by our existing deferred income tax liabilities resulting in a near $0 deferred tax position as of September 30, 2010. In both 2011 and 2012, we recorded a full valuation allowance on our net amortizable deferred tax assets and recorded a minimal income tax benefit in 2011 and approximately $0.7 million of income tax expense in 2012. As of September 30, 2012, our NOL and capital loss carryforwards totaled approximately $69.3 million (tax effected). The U.S. and state NOLs and capital losses expire from 2013 to 2032. Substantially all of the non-U.S. NOLs, which are not material, do not expire. In addition, there are approximately $23.8 million of tax credit carryforwards as of September 30, 2012, which expire from 2014 to 2032. We do not currently expect cash outlays for income taxes during the next 12 months to be significant.

        Summary of Future Cash Requirements.    Significant cash requirements for the next 12 months, beyond seasonal operational working capital requirements, consist primarily of interest payments on long-term debt and capital expenditures. In subsequent periods, significant cash requirements will also include the repayment of debt, but not prior to February 2014. Reference is made to Note 14 to our consolidated financial statements incorporated herein by reference where the potential risks of litigation are described in detail. Adverse conclusions to those legal matters could involve material amounts of cash outlays in future periods.

Legal Matters

        We have ongoing litigation and asserted claims which have been incurred during the normal course of business. Reference is made to "Business-Litigation" and Note 14 to the consolidated financial statements incorporated herein by reference for a description of our accounting for legal costs and for other information about legal matters.

Off-Balance Sheet Arrangements

        As described in Note 14 to our consolidated financial statements incorporated herein by reference, we have operating leases for certain facilities and equipment. Other than operating leases, we do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future material effect on our financial condition, results of operations, liquidity, or capital resources.

Contractual Obligations, Commitments and Contingent Liabilities

        The following table presents a summary by period of our contractual cash obligations as of September 30, 2012.

	Payments due by Fiscal Year
	Total	2013	2014 - 2015	2016 - 2017	After 2017
	(in millions)
Senior secured notes	$400.0	$0	$0	$0	$400.0
Convertible senior subordinated notes	104.9	0	55.1	49.8	0

Total long-term debt	504.9	0	55.1	49.8	400.0
Interest payments on long-term debt	214.6	36.2	70.2	62.5	45.7
Unconditional purchase obligations	128.0	12.1	23.3	21.5	71.1
Operating lease obligations	96.2	30.4	42.8	16.2	6.8
Other long-term obligations	26.1	8.9	16.0	1.2	0

Total contractual cash obligations	$969.8	$87.6	$207.4	$151.2	$523.6

        As disclosed in Note 7 to our consolidated financial statements incorporated herein by reference, we have no borrowings under our ABL Revolver as of September 30, 2012. The ABL Revolver provides for potential borrowings of up to $70.0 million, which includes a $35.0 million sub-line for letters of credit and a $10.5 million swingline facility.

        As of September 30, 2012, we had approximately $8.7 million of unrecognized income tax benefits, including $2.4 million of potential interest and penalties. Due to the number of years under audit and the matters being examined, at the current time an estimate of the range of reasonably possible outcomes cannot be made beyond amounts currently accrued, nor can we reliably estimate the timing of any potential payments.

        Reference is made to the caption "Compensation Arrangements" in Note 14 to our consolidated financial statements incorporated herein by reference for a detailed discussion of potential commitments to certain officers and employees under employment agreements, executive change in control agreements, cash performance unit awards and cash-settled SARS. Amounts in addition to those included in the table above could become obligations under the terms of those agreements, depending upon the outcomes of the future events described in Note 14 to our consolidated financial statements incorporated herein by reference.

        We have ongoing litigation and asserted claims which have been incurred during the normal course of business, including the specific matters discussed in Note 14 to our consolidated financial statements incorporated herein by reference. We intend to vigorously defend or resolve these matters by settlement, as appropriate. We have recorded a liability of $18.0 million as of September 30, 2012 for all legal matters, however, it is not possible to know what amounts will ultimately be paid, nor the time periods any such payments will occur and accordingly, no amounts for legal matters have been included in the above table. We do not currently believe that the outcome of these matters will have a material adverse effect on our operations, cash flow or financial position. Final resolutions of these matters could affect the amounts included in the above table.

Recent Accounting Pronouncements

        Reference is made to Note 2 to our consolidated financial statements incorporated herein by reference for a discussion of accounting pronouncements that have been issued which we have not yet adopted.

BUSINESS

General

        Headwaters is a building products company providing products and services in the light and heavy building materials sectors. Our vision is to improve lives through innovative advancements in construction materials. We sell building products such as manufactured architectural stone, siding accessory products and concrete block. We market coal combustion products ("CCPs"), including fly ash which is primarily used as a partial replacement for portland cement in concrete. We also provide services to electric utilities related to the management of CCPs. We are involved in energy through reclaiming waste coal and heavy oil upgrading processes. We have assessed the strategic fit of our various operations and are pursuing divestiture of certain businesses in our energy segment which do not align with our long-term strategy. Since September 2011 our business of reclaiming waste coal has been classified as held for sale and presented as a discontinued operation. We intend to expand our light building products and heavy construction materials businesses through growth of existing operations and commercialization of new technologies and products.

        We conduct our business primarily through the following three reporting segments: light building products, heavy construction materials, and energy technology.

Our Company

Light Building Products

        We compete in the light building products industry, which is currently our largest reporting segment based on revenue. Our light building products segment generated approximately $339.6 million in revenue and $63.3 million in Adjusted EBITDA during the year ended September 30, 2012, representing an increase of 8% and 60%, respectively, as compared to 2011. Our Adjusted EBITDA margin for the light building products segment grew to 19% in 2012 as compared to 13% for 2011. Our light building products segment has leading positions in several light building product categories.

        We are a leading designer, manufacturer and marketer of siding accessories used in residential repair and remodeling and new residential construction applications. Our siding accessories include decorative window shutters, gable vents, mounting blocks, roof ventilation, and window and door trim products. We also market functional shutters, specialty siding products, specialty roofing products and window wells. Our siding accessory sales are primarily driven by the residential repair and remodeling construction market and, to a lesser extent, by the new residential construction market.

        As described in "Summary—Acquisition of Kleer Lumber Business", we recently entered into an agreement to acquire the assets of Kleer Lumber, Inc. Located in Westfield, Massachusetts, Kleer Lumber operates a cellular PVC trim board and moulding products business, with recently introduced decking and railing products, which will further enhance our market position and product offerings. We intend to introduce Kleer Lumber's product offerings into our larger distribution network, thus expanding point of sale locations. In addition, Kleer Lumber primarily distributes its products to independent lumber yards and home improvement centers located in the Northeast and Mid-Atlantic states; increased access to this distribution channel for our existing products expands our already extensive light building products distribution network. The acquisition is scheduled to close by December 31, 2012 and is subject to customary closing conditions. Accordingly, we cannot be certain that the acquisition will close on this timeframe or at all.

        We are a leading producer of manufactured architectural stone. Eldorado Stone, our largest stone brand by revenue, is designed and manufactured to be one of the most realistic manufactured architectural stone products in the world. Our two additional brands are marketed at different price points in the manufactured architectural stone market, allowing us to compete across a broad spectrum of customer profiles. Our manufactured stone sales are driven by new residential construction demand and residential repair and remodeling, as well as commercial construction markets.

        We are the largest manufacturer of concrete block in the Texas market, which we believe to be one of the largest concrete block markets in the United States. We offer a variety of concrete based masonry unit products and employ a regional branding and distribution strategy. A large portion of our concrete block sales are generated from the institutional construction markets in Texas, including school construction.

        We have a large customer base for our building products that includes many siding and roofing wholesalers in the United States and a large number of retail customers and lumber yards across the country. Sales are broadly diversified by serving a large variety of customers in various distribution channels. We believe we attract a large base of customers because we emphasize customer satisfaction, high quality and innovative products.

Heavy Construction Materials

        We also compete in the heavy construction materials industry. Our heavy construction materials segment generated approximately $281.7 million in revenue and $54.8 million in Adjusted EBITDA for the year ended September 30, 2012, representing an increase of approximately 11% and 19%, respectively, as compared to 2011. Our Adjusted EBITDA margin for the heavy construction materials segment grew to 19% in 2012 as compared to 18% for 2011. We are the national leader in the management and marketing of fly ash and other coal combustion products ("CCPs"), procuring fly ash from coal-fueled electric generating utilities and supplying it to our customers as a partial replacement for portland cement in the production of concrete. CCPs, such as fly ash and bottom ash, are the non-carbon components of coal that remain after coal is burned.

        Fly ash is most valuable when it is used as a replacement for a portion of the portland cement used in concrete. Concrete made with fly ash has better performance characteristics than concrete made only from portland cement, including improved durability, decreased permeability and enhanced corrosion-resistance. Further, concrete made with CCPs is easier to work with than concrete made only with portland cement, due in part to its better pumping and forming properties. Because fly ash can be substituted for a portion of the portland cement used in concrete and is generally less expensive per ton than portland cement, the total per cubic yard cost of concrete made with fly ash can be lower than the cost of concrete made exclusively with portland cement. According to a report sponsored by us from the American Road and Transportation Builders Association, the recycling of fly ash into concrete saves Federal and State governments more than $5 billion annually in infrastructure costs, based on the initial price savings of fly ash relative to portland cement and the longer durability of concrete made with fly ash.

        In order to ensure a steady and reliable supply of CCPs, we enter into long-term and exclusive management contracts with coal-fueled electric generating utilities, maintain 22 stand-alone CCP distribution terminals across North America and support approximately 100 plant-site supply facilities. We own or lease approximately 1,130 rail cars and approximately 220 road-licensed trucks, in addition to contracting with other carriers in order to meet transportation needs for the marketing and disposal of CCPs. Our extensive distribution network, which we believe is the only distribution network with a full national footprint in the United States for the transportation of CCPs, allows us to transport CCPs across the nation, including into states that represent important construction markets but that have a low production of quality CCPs.

        A substantial majority of our CCP revenue comes from sales to an extensive customer base that uses fly ash as a partial replacement for portland cement in concrete. These customers are primarily ready mix producers, but also include paving contractors and other manufacturers of concrete products. Although our customers typically operate in limited regions because of the high cost of transporting concrete and concrete products, we sell fly ash in multiple regions across the country because of our broad sources of supply and our efficient distribution system.

        We plan to grow our heavy construction materials business by increasing the percentage of fly ash substituted for portland cement and expanding the use of CCPs through market recognition of the performance, economic and environmental benefits of CCPs. Based on U.S. Geological Survey and American Coal Ash Association data, we estimate that for calendar 2011, fly ash replaced approximately 19% of the portland cement that otherwise would have been used in concrete produced in the United States.

Energy Technology

        Although held for sale and presented as a discontinued operation, currently we own eight coal cleaning facilities that are capable of separating ash from waste coal to provide a refined coal product that is higher in Btu value and lower in impurities than the feedstock coal. The cleaned coal is intended to be sold primarily to electric power plants and other industrial users as well as into metallurgical coal markets. We expect that our sales of cleaned coal products generate refined coal tax credits under Internal Revenue Code Section 45 when the coal is sold into the steam market. In September 2011 we committed to a plan to sell all of our coal cleaning facilities. During 2012 we sold one facility and in October 2012 we sold two more facilities. Our eight remaining facilities are under contract for sale with closing anticipated before the end of calendar 2012, subject to the satisfaction of certain material conditions. We are also involved in heavy oil upgrading processes and liquefaction of coal into liquid fuels.

Light Building Products

     Principal Products and their Markets

        We produce light building products that minimize waste, conserve natural resources, and use less energy in manufacturing or application. We operate leading businesses in siding accessories, manufactured architectural stone and concrete blocks. We manufacture and distribute nationally siding accessories (such as window shutters, gable vents, mounting blocks, simulated wood shake siding, and composite roofing), and professional tools used in exterior residential remodeling and construction. Our manufactured architectural stone and building accessories products have a national presence in commercial, residential and remodeling markets. We also are a leading supplier of concrete blocks and specialty blocks in Texas. We believe our traditional building products and new product offerings position us for significant growth after the end of the current downturn in residential construction.

        Siding and Exterior Siding Accessories.    We are a leading designer, manufacturer and marketer of resin-based siding accessories and professional tools used in exterior residential home improvement and construction under multiple brands. These products, which are either injection-molded or extruded, enhance the appearance of homes and include decorative window shutters, gable vents, and mounting blocks for exterior fixtures, roof ventilation, window and door trim products, specialty siding products, synthetic roofing tiles, and window well systems. Professional tools include portable cutting and shaping tools used by contractors, on-site, to fabricate customized aluminum shapes that complement the installation of exterior siding.

        Brands include "Tapco Integrated Tool Systems," "Mid-America Siding Components," "Builders Edge," "Atlantic Premium Shutters," "Vantage," "The Foundry," "InSpire," and "WellCraft." We market our injection-molded building product accessories to retailers and mass merchandisers through our Builders Edge and Vantage brands and to the manufactured housing market through the MHP brand. In addition, we market tools through the Tapco brand, functional shutters and storm protection systems through the Atlantic Premium Shutters brand, specialty siding products through the Foundry brand, specialty roofing products through the InSpire brand, and window wells under the WellCraft brand.

        These building products principally serve applicator needs for siding and roofing. Our injection-molded products are designed to enhance the exterior appearance of the home while delivering durability at a lower cost compared to similar aluminum, wood and plastic products.

        We recently entered into an agreement to acquire the assets of Kleer Lumber, Inc.. Located in Westfield, Massachusetts, Kleer Lumber operates a cellular PVC trim board and moulding products business, with recently introduced decking and railing products, which will further enhance our market position and product offerings. We intend to introduce Kleer Lumber's and product offerings into our larger distribution network, thus expanding point of sale locations. In addition, Kleer Lumber primarily distributes its products to independent lumber yards and home improvement centers located in the Northeast and Mid-Atlantic states; increased access to this distribution channel for our existing products expands our already extensive light building products distribution networks. The acquisition is scheduled to close by December 31, 2012 and is subject to customary closing conditions. Accordingly, we cannot be certain that the acquisition will close on this timeframe or at all. See "Summary—Acquisition of the Assets of Kleer Lumber."

        Manufactured Architectural Stone.    Under the Eldorado Stone, Dutch Quality Stone and StoneCraft brands, we offer a wide variety of high-quality manufactured architectural stone products to meet a variety of design needs and price points. Our manufactured architectural stone siding incorporates several key features, including high aesthetic quality, ease of installation, durability, low maintenance, attractive cost relative to other siding materials and widespread availability in the marketplace. Our largest brand by revenue, the Eldorado Stone is designed and manufactured to be one of the most realistic manufactured architectural stone products in the world. Our manufactured architectural stone siding is a lightweight, adhered siding product recommended or used by national, regional and local architectural firms, real estate developers, contractors, builders and homeowners. Our stone products are used in construction projects ranging from large-scale residential housing developments and commercial projects to do-it-yourself home improvement jobs. In addition, our manufactured stone product lines are used in a variety of external and internal home applications such as walls, archways, fireplaces, patio kitchens, and landscaping. We continually introduce new products in order to improve our offering, such as our volcanic stone for the Hawaii market. We believe that our focus on product quality, breadth and innovation, combined with a geographically diversified manufacturing platform, provides us with significant marketing advantages over traditional materials such as natural stone, brick or stucco.

        Concrete Block.    We are one of the largest manufacturers and sellers of concrete block in the Texas market, one of North America's largest markets. We offer a variety of concrete-based masonry products including standard grey block, split faced block, ground face block, polished block and textured block. Our product offerings allow us to meet a range of architectural specifications for concrete block and other products. We employ a regional branding and distribution strategy. In 2012 we began producing a polished block that we expect will allow us to further expand marketing beyond the Texas market. A large portion of our concrete block sales are generated from institutional construction markets in Texas, including school construction. Fly ash is used in the manufacturing process for concrete block.

     Manufacturing

        We conduct manufacturing, distribution and sales operations for resin-based siding accessories and ancillary products through four facilities. Manufacturing assets include more than 100 injection molding presses, many of which are automated through robotics or conveyor systems which have reduced cycle times and have helped to reduce waste. Nonconforming output is reused as raw material, further minimizing waste.

        Our manufactured architectural stone brands are currently manufactured through a network of six plants. We reduced our manufacturing footprint in recent years as a result of the residential construction down cycle. We remain focused on improving product quality while reducing the cost of the manufactured architectural stone we produce.

        We operate six modern concrete block manufacturing facilities. Our block operations are located to provide coverage of all the key metropolitan areas in Texas and Baton Rouge, Louisiana, and to lower transportation costs and gain efficiencies by concentrating the manufacturing of specific products in fewer facilities.

     Sales and Marketing

        Our resin-based siding products' sales and marketing organization supports the one-step, two-step distribution, and retail channels through various networks of sales support that include over 150 independent sales representatives and a group of business development managers, regional sales managers and sales executives.

        Our manufactured architectural stone products sales force works directly with wholesale customers as well as architects and contractors to provide information concerning the attributes and ease of installation of our manufactured stone product and to promote market acceptance over traditional building materials. Similarly, our block sales personnel work with architects and contractors to have our products specified on construction projects.

        We maintain relationships with local contractors, professional builders, and other end-users by participating each year in many local and national shows. Local shows, sponsored by local distributors, enable us to promote our products through hands-on comparisons to competing products. These shows enable us to receive useful feedback from local contractors, which may lead to new product ideas as well as significant goodwill within the trade.

     Distribution

        Resin-based siding accessories and our ancillary products are distributed throughout the United States and Canada through four primary distribution channels: one-step distributors that sell directly to contractors, two-step distributors that sell our products to lumber yards and one-step distributors, retail home centers/mass merchandisers, and manufactured housing.

        Manufactured architectural stone is distributed throughout North America, Europe and Asia primarily on a wholesale basis through a network of distributors, including masonry and stone suppliers, roofing and siding materials distributors, fireplace suppliers and other contractor specialty stores. We also distribute some brands through national retail home centers.

        We distribute our concrete block products through national and regional retail home centers as well as through direct sales to masonry contractors and general contractors.

     Major Customers

        We have a large customer base for our light building products in the residential home improvement and new home construction markets that include many retail customers and siding wholesalers across North America and to a lesser extent, in Europe and Asia. Sales are broadly diversified across customers and ship-to locations, mitigating the impact of regional economic circumstances, which has helped us maintain industry share in the recently shrinking market. For 2012, three large customers represented approximately 20% of total sales of the resin-based siding products division. None of our other building products divisions had a customer representing over 10% of product sales.

     Sources of Available Raw Materials

        The primary raw material purchased for resin-based siding products is polypropylene which is available for purchase from multiple suppliers. We also use comparatively small amounts of styrene and PVC. From time to time, prices for some of the raw materials used in production/assembly processes fluctuate significantly. Although we do not have any long-term contracts with suppliers and we purchase supplies on a purchase order basis, we occasionally make volume purchases of materials at fixed prices.

        We purchase cement, sand and aggregates as primary raw materials for our concrete-based products. We do not have long-term contracts for the supply of these materials and demand for these materials can be volatile while supplies are constrained to local sources because of transportation costs. Our costs to purchase raw materials have risen in some regions for certain materials. However, we have not suffered from any long-term shortages and believe that supplies will be adequate in the future.

     Competition

        We have a leading market position in our siding accessories business because of our strong ability to manufacture and distribute a broad range of products economically and rapidly. However, our resin-based siding accessory business' strong market position suggests that its future growth will come largely from improved demand for building products when the construction sector of the economy strengthens, not from increasing market share in the siding accessories industry. We have developed a recognized name in the manufactured architectural stone industry and a strong market share because our products have excellent authenticity and broad selection alternatives. Our architectural stone business has a multi-channel distribution network, but faces strong competition from producers that may be closer to certain end markets. Our block business is not national in breadth, although it enjoys a strong regional market position in Texas, facing competition from other Texas block businesses.

        Our primary competition for resin-based siding products includes Ply Gem and Pinckney in the siding accessories market, and CertainTeed in the specialty siding market. Notwithstanding our national position as a leading producer of manufactured architectural stone, we face significant competition from other national and regional producers of similar products, such as Boral Material Technologies Inc. and Coronado Stone Products. With respect to concrete masonry units, national and regional competition includes Featherlite, IPC Building Products, Pavestone, Revels Block & Brick and Jewell Concrete Products, some of which are larger manufacturers of concrete masonry units than us. Many of our competitors have greater financial and other resources and may be able to take advantage of acquisitions and other opportunities more readily than we can.

Heavy Construction Materials-Coal Combustion Products

        We are the nation's largest manager and marketer of CCPs, including fly ash, a mineral admixture that may be used as a partial replacement for portland cement in concrete. In order to help protect our supply of CCPs, we have formed numerous long-term exclusive management contracts with coal-fueled electric generating utilities throughout the United States and maintain 22 stand-alone CCP distribution terminals across North America, as well as approximately 100 plant-site supply facilities. With our extensive distribution network, we can transport CCPs significant distances to states that have limited coal-fueled electric utilities producing CCPs yet historically have been high volume CCP markets.

     Principal Products and their Markets

        CCPs are varying types of inorganic residuals from burning coal. CCPs have been an environmental and economic burden for power generators; however, when properly managed CCPs can be valuable products. Of the different CCPs, we sell fly ash (captured from the flue gas) which is used primarily as an admixture for the partial replacement for portland cement in a wide variety of concrete applications, including infrastructure, commercial, and residential construction. We believe we are currently the largest manager and marketer of CCPs in the United States and also conduct business in Canada. We have a number of long-term, exclusive management contracts with coal-fueled, electric generating utilities throughout the United States and provide CCP management services at approximately 100 locations.

        Utilities produce CCPs year-round. In comparison, sales of CCPs and building products produced using CCPs are seasonal, following construction market demands. CCPs must be disposed of or stored in terminals during the off-peak sales periods as well as transported to where they are needed for use. Due to transportation costs, the CCP market is generally regional, with product transportation to states like California and Florida that have scarce supply of coal-fueled electric utilities producing high quality CCPs. As the largest manager and marketer of CCPs in the United States, we benefit from contractual supplies and our extensive distribution system. We maintain 22 stand-alone CCP distribution terminals across North America, as well as approximately 100 plant-site supply facilities. We own or lease approximately 1,130 rail cars and approximately 220 trucks and contract with other carriers to meet our transportation needs for the marketing and disposal of CCPs. In addition, we have more than 30 area managers and technical sales representatives nationwide to provide customer support.

        We provide plant services as an integrated component of our work with coal-fueled utilities and their production of CCPs. We focus on providing industrial services to utilities that include constructing and managing landfill operations, operating and maintaining material handling systems and equipment maintenance. These are services that enhance our reputation in the marketing of fly ash and that strategically position us as an integrated manager of CCPs. We have more than three decades of experience designing, permitting, constructing, operating and closing solid waste disposal operations for utilities and other industrial clients. We currently provide such services to some of the largest utilities in the United States.

        The complexity of CCP disposal operations is expected to increase as new environmental regulations are adopted. Many utilities may be forced to upgrade disposal practices or convert to new types of disposal. As new disposal regulations are adopted, we plan to use our experience with landfill operations, pond cleanouts, converting disposal operations from wet to dry handling, designing and managing systems for handling flue gas desulphurization materials, and deploying systems for improving fly ash quality to expand our business. By providing such services to utilities, we expect to improve our position as the leading manager and marketer of fly ash in the United States.

        The benefits of CCP use in construction applications include improved product performance, cost savings and positive environmental impact. Fly ash improves both the chemical and physical performance of concrete, decreasing permeability and enhancing durability while providing environmental benefits. Fly ash utilization conserves landfill space as well as conserves energy and reduces greenhouse gas emissions. According to the U.S. Environmental Protection Agency ("EPA"), one ton of fly ash used as a replacement for portland cement eliminates approximately one ton of carbon dioxide emissions associated with cement production. The value of utilizing fly ash in concrete has been recognized by a number of federal agencies, including the U.S. Department of Energy, the U.S. Department of Transportation, and the U.S. Environmental Protection Agency. Today almost all states specify or recommend the use of fly ash in state and federal transportation projects. In June 2010, the EPA issued a proposed rule to regulate the disposing of CCPs which, if adopted is likely to increase the cost of managing and disposing of CCPs and which may have an adverse effect on beneficial use and sales of CCPs (see "Business—Regulation" and "Risk Factors").

        Higher-quality fly ash and other high-caliber CCPs possess greater value than low quality CCPs because of their diverse, higher-margin commercial uses. The quality of fly ash produced by the combustion process at coal-fueled facilities varies widely and is affected by the type of coal feedstock used and the boilers maintained by the utilities. We assist our utility clients in their efforts to improve the production of high-value CCPs at their facilities. Our quality control system ensures customers receive their specified quality of CCPs while our relationships with utilities, transportation equipment and terminal facilities provide stable and reliable supply.

     Sales and Marketing

        Expansion of Market Awareness of CCPs' Benefits.    Customer demands for quality and reliability drive our CCP marketing and sales program. Our marketing efforts emphasize the performance value and environmental benefits of CCP usage. We participate in a variety of marketing activities to increase fly ash sales, including professional outreach, technical publications, relationships with industry organizations, and involvement in legislative and regulatory initiatives planned to lead to greater use of CCPs.

        New Technologies for CCP Utilization.    Our research and development activities focus on expanding the use of CCPs and decreasing landfill disposal. For example, although generally unsuitable for use in traditional concrete applications, we developed and offer for sale two products that utilize the type of fly ash generated at fluidized bed combustion ("FBC") power plants. Stabil-Mix, a mixture of fly ash and lime used for roadbed stabilization, may be custom blended for optimum results in varying soil conditions. Pozzalime takes advantage of the lower SO3 and free lime content of some sources of FBC ash to create a product suited for use as a partial cement replacement in the manufacture of concrete masonry units.

        Technologies to Improve Fly Ash Quality.    We have also developed technologies that maintain and improve the quality of CCPs, further enhancing their marketability. Today, many utilities are switching fuel sources, changing boiler operations and introducing activated carbon and ammonia into the exhaust gas stream in an effort to meet increasingly stringent emissions control regulations. While these factors may negatively affect fly ash quality, we are attempting to address these challenges with the development and commercialization of two technologies—carbon fixation, which pre-treats unburned carbon particles in fly ash to minimize the particles' adverse effects; and ammonia slip mitigation, which counteracts the impact of ammonia contaminants in fly ash.

     Major Customers

        Most of our heavy construction materials customers purchase CCPs for beneficial use. A substantial majority of our CCP revenue comes from sales to customers who use fly ash as a partial replacement for portland cement in concrete. These customers are primarily ready mix producers, but also include paving contractors and manufacturers of concrete products, with some customers using CCPs for soil stabilization, road base or other applications. Although our customers typically operate in limited regions because of the high cost of transporting concrete and concrete products, we sell CCPs to many customers in various regions across the country. Our heavy construction materials business does not have a customer representing over 10% of segment revenue.

     Sources of Available Raw Materials

        Coal is the largest indigenous fossil fuel resource in the United States. The U.S. Energy Information Administration estimates 2011 annual coal production was in excess of 1 billion tons, with more than 90% used for electrical power generation. As a primary resource for baseline electricity production in the United States, in 2011 coal was used to produce approximately 42% of the electricity generated in the United States. As of September 2012, this level decreased to approximately 38%. The combustion of coal results in a high percentage of residual materials which serve as the "raw material" for the CCP industry. According to the American Coal Ash Association, in 2011 about 57 million tons of the approximately 130 million tons of U.S. CCPs generated were efficiently utilized. As long as a significant amount of electricity is created using coal-fueled generation, we believe there will be significant supplies of CCP raw materials. However, as Clean Air Act, Resource Conservation and Recovery Act ("RCRA") and other environmental rules are implemented, the efforts of coal-fueled electric power producers to comply with tighter regulatory requirements may have a serious adverse effect on the supply of CCPs. Increasingly strict requirements make coal burning less attractive for utilities. Faced with the prospect of more stringent regulations, litigation by environmental groups and a decrease in the cost of natural gas, some electric utilities are reducing their portfolio of coal powered energy facilities. In the past year, multiple companies announced plans to close coal-fired power plant units, or dropped plans to open new plants. While the current level of reduced use of coal in power generation has not adversely impacted our fly ash supply, significant diminished use of coal in the future could reduce our supply of CCP raw materials. (See "Business—Regulation" and "Risk Factors.")

     Competition

        The business of marketing traditional CCPs is highly competitive but we have a strong competitive position due to our long-term utility contracts for the supply of fly ash and our extensive distribution system. Our nationwide CCP distribution system not enjoyed by our competition allows us to effectively compete for long-term exclusive supply contracts with utilities. However, our CCP business is sometimes adversely affected by inclement weather slowing construction using concrete, the largest market for certain high quality CCPs. We also face increasingly aggressive competition in marketing and sales of CCPs.

        Our CCP business has substantial competition in two main areas: obtaining CCP management contracts with utility and other industrial companies and marketing CCPs and related industrial materials. Our CCP business has a presence in every region in the United States but, because the market for the management of CCPs is fragmented and because the costs of transportation are high relative to sales prices, most of the competition in the CCP management industry is regional. There are many local, regional and national companies that compete for market share with similar CCP products and with numerous other substitute products. Although we have a number of long-term CCP management contracts with our clients, some of these contracts allow for the termination of the contract at the convenience of the utility company upon a specified notice. Our major competitors include Lafarge North America Inc., Boral Material Technologies Inc. and Cemex. Many of our competitors have greater financial, management and other resources and may be able to take advantage of potential acquisitions and other opportunities more readily than we can.

     Energy Technology

        In our energy technology segment, we have been focused on reducing waste and increasing the value of energy feedstocks, primarily in the areas of waste coal and low value oil. In September 2011 we committed to a plan to sell our facilities that use coal cleaning processes to upgrade waste coal by separating ash from the coal, resulting in a coal product lower in ash, including sulfur, mercury and other impurities, and higher in Btu value. Our coal cleaning business is classified as a discontinued operation. During 2012 we sold one facility and in October 2012 we sold two more facilities. Our eight remaining facilities are under contract for sale with closing anticipated before the end of calendar year 2012, subject to the satisfaction of certain conditions, some of which are material. We also have commercialized a technology to improve conversion of petroleum refinery vacuum residuals into higher-value products.

     Business Opportunities

        We continue to develop for commercialization the following businesses and technologies:

        Heavy Oil Upgrading Technology.    We own patents and know-how related to the HCAT® Technology. HCAT is a unique heavy oil upgrading technology for the addition of hydrogen to heavy residual oils such as petroleum vacuum residue (so-called "bottom of the barrel") and tar sand bitumen into lighter, more valuable petroleum materials. The proprietary HCAT process uses a highly active, molecular-scale catalyst to more efficiently convert heavy oils, including the asphaltenic components, into more valuable products, such as diesel fuel. We now supply our catalyst precursor to the heavy oil upgrading units at two refineries. We will continue to develop the long sale cycle opportunities for HCAT with additional refineries through the efforts of our own small group of sales executives and through marketing cooperation with established industry participants.

        Coal Liquefaction.    Our technology for producing liquid fuels from coal was licensed in 2002 to the Shenhua Group, China's largest coal company, for a direct coal liquefaction ("DCL") project in Majiata, China. We have also entered into several development and/or study agreements for coal liquefaction during the last several years.

     Discontinued Coal Cleaning Operations

        We own eight coal cleaning facilities which are operating only intermittently. In September 2011 we committed to a plan to sell our coal cleaning business. We have decided to focus on our core light building products and heavy construction materials businesses. Because we meet the applicable conditions, our coal cleaning business is now presented in our statements of operations as a discontinued operation and the related assets and liabilities associated with this business are reflected as held for sale in the balance sheet as of September 30, 2011 and 2012.

     Competition

        Each of our energy businesses experiences competition. With respect to our discontinued coal cleaning activities, we face competition from numerous operators of run-of-mine coal production facilities, some of which also prepare and co-produce product from waste or low value coal streams. Further, many industrial coal users are limited in the amount of cleaned coal product they can purchase from us because they have committed to purchase a substantial portion of their coal requirements through long-term contracts for run-of-mine coal.

        Our heavy oil upgrading, coal liquefaction and catalyst technologies also experience competition from many of the world's major petroleum, chemical and energy companies. Those companies are actively engaged in research and development activities that could result in a competitive slurry catalyst system. For example, Chevron has recently begun marketing a catalyst system that could be competitive with HCAT. Many of our competitors have greater financial and other resources and may be able to take advantage of acquisitions and other opportunities more readily.

Segments and Major Customers

        We operate in three business segments, light building products, heavy construction materials and energy technology. Additional information about segments is presented in Note 3 to our audited consolidated financial statements incorporated by reference herein. No customer accounted for more than 10% of total revenue from 2010 through 2012.

Research and Development

        We maintain a staff of engineers, scientists and technicians with expertise in the design and operation of high-pressure and temperature process plants at our Lawrenceville, New Jersey pilot plant and laboratory facilities. Our staff is focused on improving the HCAT technology and pursuing additional applications beyond use as an additive in ebullated bed reactors. Our light building products business conducts limited research for the development of potential new products and the improvement of existing products. Our heavy construction materials business conducts research on improvements to CCP quality, such as carbon fixation in fly ash, and CCP beneficial uses.

        The following table presents our approximate research and development expenses for the past three fiscal years:

2010	$8.2 million
2011	$6.5 million
2012	$8.0 million

Seasonality

        Our light building products and heavy construction materials segments experience seasonal changes in revenue. Construction of new homes, repair and remodeling, and commercial and infrastructure projects slow during winter conditions and increase during temperate seasons. Because our products are used in construction projects, our revenues increase in the spring, are strong in the summer and fall, and drop significantly in the winter months, typically making our second fiscal quarter our lowest revenue quarter.

Intellectual Property

        As of December 14, 2012, we had approximately 289 U.S. and foreign counterpart patents and approximately 104 U.S. and foreign counterpart patents pending. Additionally, we have approximately 213 U.S. and foreign trademarks and approximately 5 U.S. and foreign trademark applications pending. The following table lists the number of patents and trademarks, U.S. and foreign, by segment:

	Patents		Trademarks
	Issued	Pending	Issued	Pending
Light Building Products	150	15	195	5
Heavy Construction Materials	18	4	13	0
Energy Technology and Corporate	121	85	5	0

        Collectively, the intellectual property is important to us, but except in energy technology, there is no single patent or trademark that is itself material to us at the present time. In our energy segment, we have patents protecting our heavy oil upgrading technology that are material to that business.

        There can be no assurance as to the scope of protection afforded by the patents. In addition, there are other technologies in use and others may subsequently be developed, which do not, or will not, utilize processes covered by the patents. There can be no assurance that our patents will not be infringed or challenged by other parties or that we will not infringe on patents held by other parties. Because some of these patents represent new technology, the importance of the patents to our business will depend on our ability to commercialize these technologies successfully, as well as our ability to protect our technology from infringement or challenge by other parties. Patents may expire before they are a commercial success.

        In addition to patent protection, we also rely on trade secrets, know-how and confidentiality agreements to protect technologies. Despite these safeguards, such methods may not afford complete protection and there can be no assurance that others will not either independently develop such know-how or obtain access to our know-how, concepts, ideas, and documentation. Since our proprietary information is important to our business, failure to protect ownership of our proprietary information would likely have a material adverse effect on us.

Regulation

        Environmental.    Our operations and those of our suppliers and customers involved in coal-based energy generation, primarily utilities, are subject to federal, state and local environmental regulations. Our coal-based operations and those of our customers are subject to regulations that impose limits on the discharge of air and water pollutants and establish standards for the treatment, storage and disposal of solid and hazardous waste materials, which add to the cost of doing business and expose us to potential fines for non-compliance. Moreover, in order to establish and operate the coal cleaning plants, power plants and operations to collect and transport CCPs, we and our customers have obtained various federal, state and local permits and must comply with processes and procedures that have been approved by regulatory authorities. Compliance with permits, regulations and approved processes and procedures helps protect the environment and is critical to our business. Any failure to comply could result in the issuance of substantial fines and penalties and cause us to incur environmental liabilities.

        We believe that all required permits to construct and operate facilities where we operate have been or will be obtained and believe the facilities are in substantial compliance with all relevant environmental laws and regulations governing our operations.

        In spite of safeguards, our operations entail risks of regulatory noncompliance or accidental discharge that could create an environmental liability, because regulated materials are used or stored during normal business operations. For example, we use regulated chemicals in operations involving distillation to purify products, analysis, packaging of chemicals and the selling, warehousing and manufacturing of organic chemicals in small research volumes. We also use facilities to perform research and development activities involving coal, oil, chemicals and industrial gases such as hydrogen. As a result, petroleum and other hazardous materials have been and are present in and on these properties. We generally hire independent contractors to transport and dispose of any wastes we generate during such activities and send the wastes to approved facilities for disposal.

        Our HRI business is dependent upon the recovery and processing of CCPs from our customers, typically coal-burning power plants. Coal-burning power plants and the coal industry generally are highly regulated under federal and state law. Environmental regulation affecting this industry is ever-evolving, including the following:

  •
  The federal Clean Air Act of 1970 and subsequent amendments, particularly the Clean Air Act Amendments of 1990. Regulation by the U.S. Environmental Protection Agency ("EPA") and corresponding state laws and regulations, limit the emission of air pollutants such as sulfur oxides ("SOx"), nitrogen oxides ("NOx") and particulate matter. To meet emissions limits, utilities have been required to make changes such as changing their fuel sources, installing expensive pollution control equipment and, in some cases, shutting down a plant. In addition, the EPA has proposed a cap-and-trade type program requiring utilities to make substantial reductions in SOx and NOx emissions that contribute to ozone and fine particulate matter pollution in order to reduce the interstate transport of such pollution. These requirements can impact the quantity and quality of CCPs produced at a power plant, can add to the costs of operating a power plant and could make coal a less attractive fuel alternative in the planning and building of utility power plants in the future.

  •
  Certain environmental laws, including the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and similar state laws, impose strict, joint and several liability on responsible parties for investigation and remediation of regulated materials at contaminated sites. CCPs may contain materials such as metals that are regulated materials under these laws. Land application of CCPs as a beneficial use is regulated by a variety of federal and state statutes, which impose testing and management requirements to ensure environmental protection. However, mismanagement of CCPs can give rise to liability under CERCLA and similar laws.

  •
  Under its Mercury and Air Toxics Standards for Power Plants rule, in February 2012 the EPA promulgated final limits on mercury and other toxic chemicals from new and modified power plants. The rule's new requirements to control mercury emissions could result in implementation of additional technologies at power plants that could negatively affect fly ash quality.

  •
  Some states have adopted legislation and regulatory programs to reduce greenhouse gas ("GHG") emissions, either directly or through mechanisms such as renewable portfolio standards for electric utilities. These programs could require electric utilities to increase their use of renewable energy such as solar and wind power. Federal GHG legislation appears unlikely in the near term. However, in the absence of federal GHG legislation, the EPA has taken several recent steps to regulate GHG emissions, including setting GHG emission thresholds for determining when new and existing power plants must obtain permits.

  •
  The EPA is addressing water quality impacts from coal mining operations. In 2011, the EPA issued new guidance that recommended strict new discharge limits in Clean Water Act permits for mountaintop removal and surface mining and established "enhanced coordination procedures" for permits issued by the U.S. Army Corps of Engineers. More stringent regulation of coal mining operations could increase the cost of coal for utilities and thus indirectly impact the availability and cost of fly ash for HRI's CCP activities.

        Although our business managing CCPs for utility customers may benefit from opportunities to manage compliance with certain of the new regulatory requirements, increasingly strict requirements such as those described above generally will increase the cost of doing business and may make coal burning less attractive for utilities. Faced with the prospect of more stringent regulations, litigation by environmental groups, and a decrease in the cost of natural gas, some electric utilities are reducing their portfolio of coal powered energy facilities. For example, in the past year, multiple companies announced plans to close coal-fired power plant units, or dropped plans to open new plants, citing the cost of compliance with pending or new environmental regulations. The potential impact on job prospects in the utility and mining industries, already weakened by the economic downturn, has prompted considerable concern in Congress, leading to calls to restrict the EPA's regulatory authority. The outcome of these developments cannot be predicted. To date, our business has not had a significant impact from plant closures because our national footprint allows us to move fly ash to satisfy demand; however, if the rate of coal-powered plant closures increases, we may be adversely affected in the future. Nevertheless, we believe that reliance on coal for a substantial amount of electric power generation in the United States is likely to continue for the foreseeable future. For example, the Energy Information Administration's Annual Energy Outlook for 2012 indicates that coal will continue to be the dominant fuel used for the production of electricity through 2035.

        HRI manages, stores, transports and sells fly ash, and some products manufactured and sold by HRI contain fly ash. Currently, fly ash is not regulated as "hazardous waste" under Subtitle C of the federal Resource Conservation and Recovery Act ("RCRA"). However, in June 2010, the EPA proposed two alternative rules to regulate CCPs generated by electric utilities and independent power producers. One proposed option would classify CCPs disposed of in surface impoundments or landfills as "special wastes" subject to federal hazardous waste regulation under Subtitle C of RCRA. The second proposed option would instead regulate CCPs as non-hazardous waste under Subtitle D of RCRA, with states retaining the lead authority on regulating their handling, storage and disposal. Under both options, the current exemption from hazardous waste regulation for CCPs that are used for beneficial purposes would remain in effect. However, the EPA has received comments on refining the definition of beneficial use subject to the exception, which could result in the narrowing of the scope of exempt uses in the final rule to certain encapsulated uses. Both rule options are controversial. On October 12, 2011, EPA issued a request for additional comments on its coal ash rule options, specifically seeking (1) chemical constituent data for CCPs; (2) facility and waste management unit data; (3) additional information on alleged instances of site contamination from CCP disposal; (4) adequacy of State regulatory programs; and (5) information on beneficial uses of CCPs. During 2012, environmental groups, members of industry (including HRI) and other parties filed suit against the EPA alleging that the EPA has failed to take timely action on regulations applicable to the disposal of coal ash. It does not appear likely that the EPA will issue a final rule before 2014, unless required to do so by the court.

        Even though both EPA options continue to exempt beneficial uses of CCPs from hazardous waste rules, users of fly ash and other CCPs are likely to attach a stigma to material that is identified as "hazardous waste" and may seek alternative products. Responding to regulatory uncertainty created by EPA's proposal, the U.S. House of Representatives approved bipartisan legislation on September 21, 2012 in H.R. 3409, the "Stop the War on Coal Act." The Act is a combination of five bills including H.R. 2273, the "Coal Residuals Reuse and Management Act," which would block the EPA from regulating coal ash as a hazardous waste and grants the states a primary role in managing CCP disposal, with federal minimum requirements and supervision. The Act also bars the EPA from issuing rules regulating stationary source greenhouse gas emissions (H.R. 910) and requires economic assessments of several EPA rules (H.R. 2401). The Act has not been addressed in the Senate and the White House has stated that the President will veto the Act if passed. Senate bill S. 3512, the "Coal Ash Recycling and Oversight Act of 2012" is also in process. This Senate bill would eliminate EPA's authority to regulate CCPs and to review or enforce state-regulated coal ash programs. The bill was referred to committee in August 2012. At this time, it is not possible to predict what form the final legislation or regulations will take. However, whether regulated by EPA or expanded state programs, the complexity and cost of managing and disposing of CCPs could increase.

        If the EPA is not barred by legislation and determines to regulate CCPs as hazardous waste under RCRA Subtitle C, CCPs would become subject to a variety of regulations governing the handling, transporting, storing and disposing of hazardous waste, increasing the regulatory burden and costs of fly ash management for the utility industry and for HRI. The regulations could require modifications to or closure of disposal facilities, modifications to equipment used to handle, store and transport fly ash, additional training for personnel, new permitting requirements, increased recordkeeping and reporting requirements, as well as increased disposal costs at landfills. There can be no guarantee that such regulations would not reduce or eliminate our supply or our ability to market fly ash and other CCPs which would have a material adverse impact on our operations and financial condition.

        Regulation of CCPs as hazardous waste would likely have an adverse effect on beneficial use and sales of CCPs and HRI's relationship with utilities, if users of fly ash and other CCPs seek alternative products to avoid material that is identified as "hazardous waste." Moreover, some environmental groups are urging the EPA to restrict some beneficial uses of CCPs, such as in cement, concrete and road base, alleging that contaminants may leach into the environment. This could reduce the demand for fly ash and other CCPs which would have an adverse effect on our CCP revenues. In addition, regulation of CCPs as hazardous waste would likely cause utilities and power producers to impose greater restrictions on the use of CCPs by HRI and its customers. Restrictions imposed by utilities may narrow the types of potential customers to which HRI can market CCPs and limit their uses of CCPs, reducing HRI's sales opportunities. Utilities are also likely to negotiate to shift actual or perceived liabilities associated with CCPs and their use to HRI through more onerous contract and indemnity obligations. This could harm HRI's business by reducing the number of CCP management contracts or by increasing HRI's exposure to the contingent risks associated with any new regulation of CCPs.

        HRI manages a number of landfill and pond operations that may be affected by new Clean Water Act requirements, as well as RCRA regulations. The EPA is currently revising its Clean Water Act effluent limitation guidelines to address such discharges. EPA is also developing new regulations to minimize adverse environmental impacts from cooling water intake structures, which would apply to existing electric generating and manufacturing plants.

However, in light of the early stage of EPA's rule-making, the effect on HRI cannot be ascertained at this time.

        At HTI, we work at the molecular level in the use of nano-sized metal crystals on substrate materials for nanocatalysts, and are testing the application of the technology to the production of nanomaterials and nanofillers such as carbon nanospheres. A number of agencies are studying the potential implications of nanotechnology and manufactured nanomaterials on human health and the environment, including the National Toxicology Program, the National Institute for Safety and Health, the National Science Foundation and the EPA. In September 2010, the EPA adopted its first rule regulating carbon nanomaterials under the Toxic Substances Control Act ("TSCA") and is considering other rule making in this area. While these developments demonstrate increasing interest in this area, at this time it is not certain what nanotechnology regulations may be adopted and how they may affect our business.

        Section 45.    Our discontinued coal cleaning operations are subject to compliance with the terms of Section 45 for the production and sale of refined coal. For facilities placed in service before January 1, 2009, the term "refined coal" means a fuel which (i) is a liquid, gaseous, or solid fuel produced from coal (including lignite) or high carbon fly ash, including such fuel used as a feedstock, (ii) is sold by the taxpayer with the reasonable expectation that it will be used for purpose of producing steam, (iii) is certified by the taxpayer as resulting (when used in the production of steam) in a reduction of at least 20% of the emissions of NOx and either SOx or mercury released when burning the refined coal (excluding any dilution caused by materials combined or added during the production process), as compared to the emissions released when burning the feedstock coal or comparable coal predominantly available in the marketplace as of January 1, 2003, and (iv) is produced in such a manner as to result in an increase of at least 50% in the market value of the refined coal (excluding any increase caused by materials combined or added during the production process), as compared to the value of the feedstock coal. In order to qualify for the Section 45 tax credits using the foregoing criteria, the refined coal facility must have been placed in service after October 22, 2004 and before January 1, 2009. In addition, a refined coal production facility does not include any facility the production from which was allowed as a credit under Section 45K.

        Section 45 provides a tax credit for refined coal produced by the taxpayer at a refined coal facility during the 10-year period beginning on the date the facility was originally placed in service and sold by a taxpayer to an unrelated party during such 10-year period. The credit amount is adjusted each year for inflation and for 2012 is $6.475 per ton of refined coal. The tax credit is also subject to phase out to the extent that the "reference price" of the fuel used as feedstock exceeds the reference price for fuel in 2002 ($31.90) multiplied by the inflation adjustment factor for the applicable calendar year times 1.7. The reference price for fuel used as feedstock for refined coal for 2012 is $58.49. Because this amount did not exceed $31.90 times 1.4799 times 1.7 ($80.25), no phase out of the credit is applicable for calendar year 2012.

        In the Energy Improvement and Extension Act of 2008, Congress extended the benefits of Section 45 tax credits to refined coal facilities placed in service during 2009 and for refined coal facilities placed in service after 2008, eliminated the Section 45 requirement that there be a 50% increase in market value but increased the emissions reduction required of either SOx or mercury to 40% from 20%. In the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010, Congress further extended the benefits of Section 45 tax credits to refined coal facilities placed in service during 2010 and 2011.

        In September 2010, the IRS issued Notice 2010-54 ("Notice") giving some public guidance about how this tax credit program is administered and some of the restrictions on the availability of such credits. Among other things, the Notice requires that for coal cleaning operations to qualify for Section 45 credits, the facilities must have been placed in service for the purpose of producing refined coal from waste coal and the taxpayer must obtain a "verification of waste coal supply" from a "qualified person." In addition, the Notice provides guidance about the testing that must be conducted to certify the emissions reduction required by Section 45. Based on the language of Section 45 and the Notice, we believe that our coal cleaning facilities are eligible for Section 45 refined coal tax credits, and as a result, have recognized a benefit for such credits. Our ability to claim tax credits is dependent upon a number of conditions, including, but not limited to:

  •
  Placing facilities in service after October 22, 2004 and before January 1, 2012;

  •
  Producing a fuel from waste coal that is lower in NOx and either SOx or mercury emissions by the specified amount as compared to the emissions of the feedstock;

  •
  For eligible facilities placed in service before 2009, producing a fuel at least 50% more valuable than the waste coal feedstock; and

  •
  Selling the fuel to a third party for the purpose of producing steam.

        We are subject to audit by the IRS with respect to Section 45 tax credits we claim. There are multiple bases upon which the IRS may challenge the tax credits, including whether our facilities were placed in service for the purpose of producing refined coal, whether the facilities use waste coal as a feedstock, and whether the testing methods and certifications adequately demonstrate the required emissions reductions. In addition, Congress may modify or repeal Section 45 so that these tax credits may not be available in the future.

Employees

        As of September 30, 2012, we employed approximately 2,520 full-time employees, including approximately 140 who work under collective bargaining agreements.

        The following table lists the approximate number of employees by business segment at September 30, 2010, 2011, and 2012:

	2010	2011	2012
Light Building Products	1,750	1,670	1,395
Heavy Construction Materials	815	895	980
Discontinued Operations	175	120	70
Energy Technology	85	30	35
Corporate	35	35	40

Total	2,860	2,750	2,520

Litigation

        We are a party to some significant legal proceedings and are subject to potential claims regarding operation of our business, including the specific matters discussed below. We intend to vigorously defend or resolve these matters by settlement, as appropriate. Management does not currently believe that the outcome of these matters will have a material adverse effect on our operations, cash flow or financial position.

        We incurred approximately $5.3 million, $16.5 million and $4.1 million of expense for legal matters in 2010, 2011 and 2012, respectively. Historically, until 2011, costs paid to outside legal counsel have comprised a majority of Headwaters' litigation-related costs. We currently believe the range of potential loss for all unresolved legal matters, excluding costs for outside counsel, is from $18.0 million up to the amounts sought by claimants and has recorded a liability as of September 30, 2012 of $18.0 million, of which $15.0 million was incurred in 2011 and $2.0 million was incurred in 2012. The substantial claims and damages sought by claimants in excess of this amount are not currently deemed to be probable. Our outside counsel and management currently believe that unfavorable outcomes of outstanding litigation beyond the amount accrued are neither probable nor remote. Accordingly, management cannot express an opinion as to the ultimate amount, if any, of our liability, nor is it possible to estimate what litigation-related costs will be in future periods.

        The specific matters discussed below raise difficult and complex legal and factual issues, and the resolution of these issues is subject to many uncertainties, including the facts and circumstances of each case, the jurisdiction in which each case is brought, and the future decisions of juries, judges, and arbitrators. Therefore, although management believes that the claims asserted against us in the named cases lack merit, there is a possibility of material losses in excess of the amounts accrued if one or more of the cases were to be determined adversely against Headwaters for a substantial amount of the damages asserted. It is possible that a change in the estimates of probable liability could occur, and the changes could be material. Additionally, as with any litigation, these proceedings require that we incur substantial costs, including attorneys' fees, managerial time and other personnel resources, in pursuing resolution.

        Boynton.    In 1998, Headwaters entered into a technology purchase agreement with James G. Davidson and Adtech, Inc. The transaction transferred certain patent and royalty rights to Headwaters related to a synthetic fuel technology invented by Davidson. In 2002, Headwaters received a summons and complaint from the United States District Court for the Western District of Tennessee filed by former stockholders of Adtech alleging, among other things, fraud, conspiracy, constructive trust, conversion, patent infringement and interference with contract arising out of the 1998 technology purchase agreement entered into between Davidson and Adtech on the one hand, and Headwaters on the other. All claims against Headwaters were dismissed in pretrial proceedings except claims of conspiracy and constructive trust. The District Court certified a class comprised of substantially all purported stockholders of Adtech, Inc. The plaintiffs sought compensatory damages from Headwaters in the approximate amount of $43.0 million plus prejudgment interest and punitive damages. In June 2009, a jury reached a verdict in a trial in the amount of $8.7 million for the eight named plaintiffs representing a portion of the class members. In September 2010, a jury reached a verdict after a trial for the remaining 46 members of the class in the amount of $7.3 million. In April 2011, the trial court entered an order for a constructive trust in the amount of approximately $16.0 million (the same amount as the sum of the previous jury verdicts), denied all other outstanding motions, and entered judgment against Headwaters in the total approximate amount of $16.0 million, in accordance with the verdicts and order on constructive trust. The court denied all post-judgment motions by the parties. Headwaters filed a supersedeas bond and a notice of appeal from the judgment to the United States Court of Appeals for the Federal Circuit. Plaintiffs also filed notice of an appeal. The Federal Circuit transferred the case to the United States Court of Appeals for the Sixth Circuit on the basis of jurisdiction. Appellate briefing is complete and the Court of Appeals has not indicated whether it will hold oral arguments. Because the resolution of the litigation is uncertain, legal counsel and management cannot express an opinion as to the ultimate amount, if any, of Headwaters' liability.

        EPA.    In April 2012, Headwaters Resources, Inc. (HRI) filed a complaint in the United States District Court for the District of Columbia against the United States Environmental

Protection Agency (EPA). The complaint alleges that the EPA has failed to review, and where necessary, revise applicable RCRA subtitle D regulations applicable to the disposal of coal ash within the timeframe required by statute. Other parties also have initiated litigation against the EPA alleging the same (and other) failures of the EPA to perform its duties regarding coal ash disposal regulations. HRI's complaint seeks declaratory relief and should provide HRI an opportunity to represent its interests before the court makes orders with respect to EPA rulemaking at issue in the case. The court has consolidated HRI's case with related actions brought by other parties. The parties are briefing cross-motions for summary judgment for the court's consideration in early 2013. Because the resolution of the litigation is uncertain, legal counsel and management cannot express an opinion as to the ultimate outcome.

        Fentress Families Trust.    VFL Technology Corporation (VFL), acquired by HRI in 2004, provides services related to fly ash management to Virginia Electric and Power Company. In February 2012, 383 plaintiffs, most of whom are residents living in the City of Chesapeake, Virginia, filed a complaint in the State of Virginia Chesapeake Circuit Court against 15 defendants, including Virginia Electric and Power Company, and certain other persons associated with the Battlefield Golf Course, including owners, developers, contractors, and others, including VFL and Headwaters, alleging causes of action for nuisance and negligence. The complaint alleges that fly ash used to construct the golf course was carried in the air and contaminated water exposing plaintiffs to dangerous chemicals and causing property damage. Plaintiffs' complaint seeks injunctive relief and damages of approximately $850.0 million for removal and remediation of the fly ash and the water supply, $1.9 billion for vexation, $8.0 million and other unspecified amounts for personal injuries, and $55.0 million as damages to properties, plus prejudgment interest, attorney fees, and costs. In a related case, other plaintiffs have filed a separate lawsuit asserting the same claims against the same defendants claiming additional damages totaling approximately $307.2 million. VFL and Headwaters have not yet been served with either complaint. We expect that the court will issue and order on demurrers filed by Virginia Electric in early 2013, after which the plaintiffs will be granted leave to file amended complaints. These new cases are based on substantially the same alleged circumstances asserted in complaints filed by the plaintiffs in 2009 and voluntarily dismissed in 2010. HRI has filed insurance claims, which are the subject of dispute and a separate lawsuit, although insurance is paying for the defense of the underlying case. Plaintiffs' total claims exceed the potential limits of insurance available to HRI. Because resolution of the litigation is uncertain, legal counsel and management cannot express an opinion as to the ultimate amount, if any, of HRI's liability, or the insurers' obligation to indemnify HRI against loss, if any.

        Neil Wallace.    The plaintiff, Neil Wallace, filed a complaint in the State of Virginia Chesapeake Circuit Court against Virginia Electric and Power Company and related entities (VEPCO), VFL and Headwaters alleging personal injuries arising from exposure to the fly ash used to build the golf course described in the Fentress Families Trust case. Plaintiff claims that he worked on the golf course site from 2002-2007 and that as a result, he contracted kidney cancer. Plaintiff was the managing member and corporate counsel of CPM Virginia, LLC (CPM). CPM was a fly ash manager for VEPCO and was an owner and developer of the golf course. Plaintiff claims damages of $10.0 million. VFL and HRI have not yet been served with the complaint. HRI expects that its insurers will defend and indemnify HRI and VFL. Because resolution of the litigation is uncertain, legal counsel and management cannot express an opinion as to the ultimate amount, if any, of HRI's liability, or the insurers' obligation to indemnify HRI against loss, if any.

        Oxford Mining Company.    In 2007, Covol Fuels No. 2, LLC, a wholly owned subsidiary of Headwaters Energy Services Corp. (Covol), entered into an agreement for the sale of coal produced by Covol from certain operations in Kentucky. In 2009, the agreement was assigned by the buyer to Oxford Mining Company—Kentucky, LLC (Oxford). Covol claims that the economically recoverable source coal for the agreement is exhausted and that as a result, the agreement has terminated. In October 2011, Covol filed a petition in the Franklin Circuit Court of the Commonwealth of Kentucky seeking declaratory judgment that the agreement has terminated. In December 2011, Oxford answered, denying that the agreement was terminated and requesting that the court dismiss Covol's petition. Oxford also filed a counterclaim alleging that Covol is in breach of the agreement for failing to provide coal and that Oxford's present and anticipated damages are estimated to be at least $5.0 million, in addition to its costs associated with the litigation, including attorneys' fees. Covol denies the counterclaim. Discovery between the parties is ongoing. Because the resolution of the litigation is uncertain, legal counsel and management cannot express an opinion as to the ultimate amount, if any, of Covol's liability.

        Reechcraft.    In 2006, Tapco International Corporation entered into a contract with Reechcraft, Inc. for Reechcraft to manufacture and supply sheet metal bending tools, accessories for those tools, and specialized scaffolding systems to Tapco. Reechcraft claims that Tapco failed to purchase the quantity of products required under the contract. In July 2012, Reechcraft filed a demand for arbitration with the American Arbitration Association in Chicago, Illinois, claiming damages of $3.1 million, in addition to interest, costs, and attorneys' fees. Tapco and Reechcraft have entered into a settlement agreement. Once that settlement is performed, the arbitration will be dismissed.

        Archstone.    Archstone owns an apartment complex in Westbury, New York. Archstone alleges that moisture penetrated the building envelope and damaged moisture sensitive parts of the buildings which began to rot and grow mold. In 2008, Archstone evicted its tenants and began repairing the 21 apartment buildings. Also in 2008, Archstone filed a complaint in the Nassau County Supreme Court of the State of New York against the prime contractor and its performance bond surety, the designer, and Eldorado Stone, LLC which supplied architectural stone that was installed by others during construction. The prime contractor then sued over a dozen subcontractors who in turn sued others. Archstone claims as damages approximately $36.0 million in repair costs, $19.0 million in lost lease payments and rent abatement, $7.0 million paid to tenants who sued Archstone, and $7.0 million for class action defense fees, plus prejudgment interest and attorney's fees. Eldorado Stone answered denying liability and tendered the matter to its insurers who are paying for the defense of the case. The court has dismissed all claims against Eldorado Stone, except the claim of negligence, and the parties are pursuing an interlocutory appeal of the order of dismissal. Meanwhile, discovery is underway. Because the resolution of the action is uncertain, legal counsel and management cannot express an opinion concerning the likely outcome of this matter, the liability of Eldorado Stone, if any, or the insurers' obligation to indemnify Eldorado Stone against loss, if any.

        Headwaters Building Products Matters.    There are litigation and pending and threatened claims made against certain subsidiaries of Headwaters Building Products (HBP), a division within Headwaters' light building products segment, with respect to several types of exterior finish systems manufactured and sold by its subsidiaries for application by contractors on residential and commercial buildings. Typically, litigation and these claims are defended by such subsidiaries' insurance carriers. The plaintiffs or claimants in these matters have alleged that the structures have suffered damage from latent or progressive water penetration due to some alleged failure of the building product or wall system. One claim involves alleged defects associated with components of an Exterior Insulating and Finish System (EIFS) which was produced for a limited time (through 1997) by the HBP subsidiaries. Other claims involve alleged liabilities associated with certain stucco, mortar, aerated concrete block and architectural stone products which are produced and sold by certain subsidiaries of HBP. The Archstone case summarized above is an example of these types of claims.

        Typically, the claims cite damages for alleged personal injuries and punitive damages for alleged unfair business practices in addition to asserting more conventional damage claims for alleged economic loss and damage to property. To date, claims made against such subsidiaries have been paid by their insurers, with the exception of deductibles or self-insured retentions, although such insurance carriers typically have issued "reservation of rights" letters. There is no guarantee of insurance coverage or continuing coverage. These and future proceedings may result in substantial costs to HBP, including attorneys' fees, managerial time and other personnel resources and costs. Adverse resolution of these proceedings could have a materially negative effect on HBP's business, financial condition, and results of operation, and its ability to meet its financial obligations. Although HBP carries general and product liability insurance, HBP cannot assure that such insurance coverage will remain available, that HBP's insurance carrier will remain viable, or that the insured amounts will cover all future claims in excess of HBP's uninsured retention. Future rate increases may also make such insurance uneconomical for HBP to maintain. In addition, the insurance policies maintained by HBP exclude claims for damages resulting from exterior insulating finish systems, or EIFS, that have manifested after March 2003. Because resolution of the litigation and claims is uncertain, legal counsel and management cannot express an opinion as to the ultimate amount, if any, of HBP's liability.

        Other.    Headwaters and its subsidiaries are also involved in other legal proceedings that have arisen in the normal course of business.

Properties

        Our headquarters are located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095. The lease for this office space of approximately 39,000 square feet has a term expiring December 2013. The monthly rent is approximately $77,000, with certain adjustments for inflation plus expenses.

        As of September 30, 2012, HBP owns or leases 26 properties for its building products manufacturing, distribution, and sales operations. HBP has offices in Wixom, Michigan; San Marcos, California; and Alleyton, Texas and has major manufacturing facilities in Metamora, Michigan; Elkland, Pennsylvania; Greencastle, Pennsylvania; and Rosarito, Mexico.

        As of September 30, 2012, HRI owns or leases approximately 15 properties nationwide for its fly ash storage and distribution operations with East, Central, and West regional divisions. HRI also conducts operations at approximately 80 other sites via rights granted in various CCP through-put, handling and marketing contracts (for example, operating a storage or load-out facility located on utility-owned properties).

        HES directs its operations primarily from our South Jordan, Utah offices. HES maintains coal cleaning facilities on properties near Wellington, Utah, Adger and Brookwood Alabama, Greenville Kentucky, Pineville, West Virginia, and Brazil, Indiana pursuant to lease or processing agreements. HTI owns approximately six acres in Lawrenceville, New Jersey where it maintains its principal office and research facility.

MANAGEMENT

        The names, ages and positions of our directors and executive officers are set forth below. All directors are elected annually and hold office until their successors are elected and qualified, or until their earlier removal or resignation.

Name	Age	Position
Kirk A. Benson	62	Director, Chairman of the Board and Chief Executive Officer
R Sam Christensen	64	Director
William S. Dickinson	78	Director
Blake O. Fisher	68	Director
E.J. "Jake" Garn	80	Director
Grant E. Gustafson	50	Director
James A. Herickhoff	70	Director
Malyn K. Malquist	60	Director
Sylvia Summers	59	Director
Raymond J. Weller	67	Director
Donald P. Newman	48	Chief Financial Officer
Harlan M. Hatfield	52	Vice President, General Counsel and Secretary
William H. Gehrmann, III	56	President, Headwaters Heavy Construction Materials
David S. Ulmer	48	President, Headwaters Siding Division
Murphy K. Lents	61	President, Headwaters Stone Division
Bobby L. Whisnant	55	President, Headwaters Block Division
Stephanie E. Black	50	President, HTI

        After being elected by the stockholders, each of our directors holds office until the next succeeding annual meeting of the stockholders. Effective January 1, 2013, the Board expanded the size of the Board by one director and elected Sylvia Summers as an independent director. Effective as of the 2013 Annual Meeting of Stockholders scheduled for February 21, 2013, E.J. "Jake" Garn and William S. Dickinson are retiring from the Board. The seats on the Board currently held by Mr. Garn and Mr. Dickinson will be eliminated concurrently with their retirement.

        None of our officers or directors has any family relationship with any director or other officer. "Family relationship" for this purpose means any relationship by blood, marriage or adoption, not more remote than the first cousin.

        The business experience during the past five years of each of the directors and executive officers listed above is as follows:

        Kirk A. Benson has served as a Director of Headwaters since January 1999 and as Chairman and CEO since April 1999. Mr. Benson was Senior Vice President of Foundation Health Systems, Inc., one of the nation's largest publicly traded managed healthcare companies. Mr. Benson was with Foundation Health Systems and its predecessors for approximately ten years, holding various positions including president and chief operating officer for commercial operations, general counsel, and senior vice president for development with responsibility for merger and acquisition activity. He also holds a Master of Laws in Taxation from the University of Denver, and a Master of Accountancy and Juris Doctorate from Brigham Young University.

        R Sam Christensen has served as a Director of Headwaters since January 2003. Since 1996, Mr. Christensen has spent the majority of his time managing BBV, LLC and Black Bear Ventures, LLC, both of which are private investment firms, and evaluating new business opportunities. Prior to 1996, Mr. Christensen was Chairman and majority owner of Richmond

Holdings, Inc., a privately-held corporation engaged in developing, designing, manufacturing and selling flexible packaging materials and static control devices worldwide to the electronics and pharmaceutical industries. Richmond Holdings, Inc. was subsequently sold to a publicly-traded firm in 1996. Mr. Christensen began his career as an auditor with the firm of Touche Ross & Co. where, he spent nearly ten years. His final assignment, before resigning, was managing their Salt Lake City office and its audit and tax practice. Mr. Christensen earned a B.S. degree in Accounting from Brigham Young University in 1972.

        William S. Dickinson has served as a Director of Headwaters since January 2003. From 1972 to 1994, Mr. Dickinson worked for Arco Products Co. and Arco Technology and Engineering, most recently as Vice President of Engineering and Technology (from 1988 to 1994), at which time he retired and has been involved in various projects as a consultant. In his most recent position with Arco, Mr. Dickinson was responsible for engineering and process development for the Arco refineries. In prior years, he was responsible for, among other things, the sale of all natural gas produced by Arco, the engineering and construction of all new oil production facilities in Alaska and the lower 48 states, and managed annual budgets in the range of $100 million to $300 million. Mr. Dickinson graduated from Yale University in 1956 with a B.S. in Chemical Engineering.

        Blake O. Fisher, Jr. has served as a Director of Headwaters since November 2004. From May 2004 through 2008 Mr. Fisher was involved in management and financial consulting to the telecommunications and utility industries including providing consultation to the Rural Utilities Service's broadband program. From May 2004 until December 2004 he served as chief financial officer for Fiber Utilities of Iowa, an entity that provides operation and construction services to municipal utilities. In May 2002, Mr. Fisher retired from McLeod USA, a telecommunications provider. From February 1996 to May 2002, he held senior management positions with McLeod USA, initially as Chief Financial Officer, then President of the company's Western region and as Chief Development Officer. From 1991 until February 1996 Mr. Fisher was Chief Financial Officer of IES Industries, an energy holding company. Prior to that, Mr. Fisher spent 23 years in several management positions with Consumer Power Company, headquartered in Michigan. Mr. Fisher received B.S. and M.S. degrees in Industrial Engineering from the University of Michigan. Mr. Fisher became a director of inContact, Inc. in 2004 and currently serves as chairman of the Audit Committee and is also on the Governance and Compensation Committees of that company.

        E. J. "Jake" Garn has served as a Director of Headwaters since January 2002. Mr. Garn is a former United States Senator from the state of Utah. From 1993 to 1999, Mr. Garn served as Vice Chairman of Huntsman Corporation, a large Utah-based chemical company. From 1993 until December 2006, Mr. Garn served as a director of Morgan Stanley Funds and at the present time serves as a director of the following entities: United Space Alliance, Franklin Covey, NuSkin International, BMW Bank of NA and Escrow Bank, USA. Mr. Garn had a long and distinguished career in national politics. Mr. Garn entered politics in 1967 when he was elected to the Salt Lake City (Utah) Commission. He was elected mayor of Salt Lake City in 1971 and to the United States Senate in 1974. He served as chairman of the Senate Banking, Housing and Urban Affairs Committee and as a member of the Senate Appropriations Committee. Senator Garn was re-elected to the Senate in 1980 and again in 1986, retiring in 1992.

        Grant E. Gustafson has served as a Director of Headwaters since January 2012. Mr. Gustafson presently serves as a Senior Adviser in the private equity sector with a focus on industrial products and distribution. Prior to this, from 2006 to 2011, he worked with James Hardie Building Products, the world's leading maker of fiber cement siding and interior products. There he was most recently Vice President and General Manager of the International

business (i.e., operations outside North America). He joined James Hardie in early 2006 to lead the North America Interiors business as well as oversee Business Development. Over time his responsibilities included North America Marketing, HR and IT as well as Europe. In early 2009, he was appointed head of James Hardie's Asia Pacific operations, spanning primarily Australia, the Philippines and New Zealand, in addition to Europe. Before joining James Hardie, Mr. Gustafson held senior management positions in the commercial building products sector, including serving as Vice President of Marketing and National Accounts for American Buildings (Nucor) and Director of Marketing with Varco-Pruden (Bluescope). American Buildings and Varco-Pruden are both leading North American suppliers of pre-engineered metal buildings and roofing products. In addition, Mr. Gustafson has held various consulting and consulting management positions, including serving as Managing Director of Arthur D. Little Southeast Asia and Greater China and as a consultant with Bain & Company in the U.S. Beyond the U.S., Mr. Gustafson has lived in both Sydney, Australia and Singapore. Mr. Gustafson earned a Bachelor of Arts degree from the University of California, Santa Barbara in 1984 and an MBA from the University of Chicago in 1986.

        James A. Herickhoff has served as a Director of Headwaters since August 1997 and was elected Vice Chairman in April 1999. Mr. Herickhoff is the Chief Executive Officer, President and a Principal of American Talc Company, the second largest producer of talc products in the United States. Mr. Herickhoff has served as an officer of this company or its predecessor since 2000. From 1987 to 1994, he served as President of Atlantic Richfield Company's (ARCO's) Thunder Basin Coal Company. Mr. Herickhoff has over 30 years of experience in the coal and mining industries and extensive experience in strategic positioning of these companies for long-term growth and competitiveness. Mr. Herickhoff led the growth of the Black Thunder and Coal Creek coal mines from 19 million to approximately 40 million tons per year of production. Mr. Herickhoff previously served as President of Mountain Coal Company, managing all of ARCO's underground mining and preparation plants. Mr. Herickhoff is the past President of the Wyoming Mining Association and a former Board member of the Colorado and Utah Mining Associations. Mr. Herickhoff received a Bachelor degree in 1964 from St. John's University, a Master of Science degree in 1966 from St. Cloud State University and attended the Kellogg Executive Management Institute at Northwestern University in 1986.

        Malyn K. Malquist has served as a Director of Headwaters since January 2003. Mr. Malquist worked for Avista Corp., an energy utility in the Pacific Northwest, from September 2002 through March 2009, and served as the Chief Financial Officer for almost six years. Mr. Malquist continues to provide consulting services for Avista Corp. Mr. Malquist has 30 years of experience in the utility industry, many of which were in financial leadership positions. Mr. Malquist worked for the Truckee Meadows Water Authority from February 2001 until September 2002, serving as its General Manager. Mr. Malquist was CEO of Data Engines, a high tech start-up company from May 2000 through October 2000. Mr. Malquist was employed by Sierra Pacific Resources from 1994 through April 2000, initially as its Chief Financial Officer, and later as President, CEO and board member. Mr. Malquist worked for San Diego Gas and Electric from 1978 through 1994 in a variety of financial positions, including Vice President-Finance and Treasurer. Mr. Malquist became a director of TC Pipelines LP in 2011 and currently serves as chairman of the Audit Committee of that company. Mr. Malquist received BA and MBA degrees from Brigham Young University.

        Sylvia Summers will begin serving as a Director of Headwaters on January 1, 2013. Ms. Summers has 18 years of general management experience in the high tech industry concluding in 2011 as Chief Executive Officer of Trident Microsystems, Inc. Ms. Summers has a Masters degree in electrical engineering from the University of California at Berkeley and a Masters of business administration from Thomson CSF (France).

        Raymond J. Weller has served as a Director of Headwaters since July 1991 and served as Chairman of the Board from January 1997 through July 1998. Since 1991, Mr. Weller has been President of WanSutter Employee Benefits LLC, a Utah-based insurance brokerage firm. From 1985 to 1991, Mr. Weller was an agent with the insurance brokerage of Galbraith, Benson, and McKay.

        Donald P. Newman was appointed as our Chief Financial Officer on December 8, 2010. Mr. Newman served as Interim Chief Financial Officer or Vice President—Corporate Controller of Boart Longyear Limited from October 2006 to December 2010. Boart Longyear is the world's leading integrated drilling services and minerals industry manufacturing company providing goods and services to mining companies. From January 2004 to October 2006, Mr. Newman was Vice President—Corporate Controller and Chief Accounting Officer of ACI Worldwide, Inc., a provider of electronic payment software and services, and prior to that time served in various financial positions with NRG Energy, Inc. Mr. Newman graduated from the University of Minnesota (Duluth) in 1987.

        Harlan M. Hatfield has served as Corporate Counsel since October 1996, as Vice President and General Counsel since July 1998 and as Secretary since July 1999. His activities with us have included project development, intellectual property, licensing, strategic business acquisitions, divestitures, and debt and equity financings. As General Counsel he oversees the legal staff and outside legal counsel, litigation, regulatory issues, contracts and other legal matters. Prior to his employment with us, he was in private practice at the Seattle law firm of Oles, Morrison and Rinker for more than nine years where he was a partner. Mr. Hatfield obtained a B.A. degree in Public Policy from Brigham Young University in 1984 and a Juris Doctorate from the University of Minnesota in 1987.

        William H. Gehrmann, III was appointed President of Headwaters Resources, Inc. in October 2004. Mr. Gehrmann has been with Headwaters Resources and its predecessors for more than 25 years and was appointed Senior Vice President, Operations in 2004 and was Senior Vice President, Southern Region for the previous five years. During his time with Headwaters Resources, Mr. Gehrmann has been responsible for the development of new products utilizing coal combustion products, the construction and operation of hazardous and non-hazardous waste landfills, and the design and operation of material handling systems. Mr. Gehrmann has worked in the coal combustion products industry since 1985 where he has received a patent, authored numerous technical papers, and developed new products utilizing CCPs. Mr. Gehrmann graduated from the University of Texas at Austin in 1984 with a B.S. degree in Architectural Engineering, with specializations in structural engineering and construction management.

        David S. Ulmer was appointed President of Headwaters Siding Division in January 2011. Previously, Mr. Ulmer was Executive Vice President of Headwaters Building Products and Executive Vice President of Sales and Marketing for Tapco International Corporation, the position he held since shortly after Tapco was acquired by Headwaters in 2004. Mr. Ulmer joined Tapco in 2001 as the Vice President of the Retail Group. Prior to joining Tapco, Mr. Ulmer was employed by ICI Paints North America and The Stanley Works in various sales, marketing and operations positions. Mr. Ulmer received his B.S. degree from West Chester University in 1985.

        Murphy K. Lents was appointed President of Headwaters Stone Division in April 2008. Mr. Lents joined Headwaters as President of Headwaters Construction Materials in July 2004 following Headwaters' acquisition of Southwest Concrete Products, LP, a company Mr. Lents co-founded in 1997 which grew to become a large concrete products company in Texas. Prior to 1997, Mr. Lents co-founded and was President of Independent Gas Company, a retail propane distributor in Texas for four years, worked as chief financial officer of a Houston real estate developer for six years, was an executive with Beacon Management, a venture capital firm, for two years, and was employed in banking for five years with J.P. Morgan and Company. Mr. Lents received his B.A. degree from Rice University in English and Spanish Literature in 1973 and his MBA from the Wharton School of the University of Pennsylvania in 1975.

        Bobby L. Whisnant was appointed President of Headwaters Block Division in September 2008. Mr. Whisnant has more than 35 years of experience in the concrete products industry. In 1997, Mr. Whisnant co-founded and was Vice President of Southwest Concrete Products, LP, which was acquired by Headwaters in July 2004 and which is now a leading concrete masonry company in Texas. Prior to 1997, Mr. Whisnant held the position of Vice-President at Cordell Brick, a concrete masonry and brick manufacturer, and worked as Vice-President at Eagle Lake Concrete, another concrete masonry manufacturer. Mr. Whisnant is responsible for directing Headwaters' Block Division operations in the Texas and Louisiana markets, and has been instrumental in the introduction of new leadership strategies, new product lines, business acquisitions and other market expansions. Mr. Whisnant attended Alpena Community College and holds several certifications from leading concrete technology institutions. He sits on the boards of directors for the National Concrete Masonry Association and the Texas Masonry Council, and is a board member of the Concrete Products Group.

        Stephanie E. Black was appointed President of HTI in October 2011. Ms. Black joined Headwaters in March 1998 and has served in a variety of positions within the energy segment of Headwaters. Ms. Black served as Vice President of Operations and Business Development for HTI beginning in May 2006 and prior to that was Vice President of Headwaters Energy Services. Prior to joining Headwaters, Ms. Black was employed in several technical and management positions in the aerospace industry, for over 10 years by Alliant Techsystems Inc. and its predecessor Hercules Aerospace Company, followed by three years as a Strategic Account Manager at PacifiCorp, an electric utility. Ms. Black graduated from the University of Wyoming in 1984 with a B.S. degree in Chemical Engineering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Transactions with Management and Others

        We maintain policies and procedures relating to the review, approval or ratification of transactions in which we and our subsidiaries are a participant and in which any of our directors, executive officers, major stockholders or their family members have a direct or indirect material interest. We refer to these individuals and entities as related persons or related parties. Our Code of Ethics and Business Conduct, which is available on our website at www.headwaters.com, prohibits our employees, including our executive officers, from engaging in specified activities without prior approval. These activities typically relate to conflicts of interest situations where an employee may have significant financial or business interests in another company competing with or doing business with us, or who stands to benefit in some way from such a relationship or activity. The information on our website is not part of this prospectus supplement.

        Each year, we require our directors and executive officers to complete a questionnaire, among other things, to identify any transactions or potential transactions with us in which a director or an executive officer or one of their family members or associated entities has an interest. We also require that directors and executive officers notify our General Counsel of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible and we gather information regarding possible related party transactions throughout the year.

        Our Board of Directors has responsibility for reviewing and approving or ratifying related person transactions as defined under SEC regulations to the extent not delegated to another committee of the Board. In addition, the Board annually determines the independence of directors based on a review by the directors and the Nominating and Governance Committee. The Compensation Committee reviews and approves compensation arrangements for the executive officers and directors.

        We believe that these policies and procedures collectively assure that all related person transactions requiring disclosure under SEC rules are appropriately reviewed and approved or ratified. Each of the transactions disclosed below has been reviewed and approved or ratified by our Board of Directors and we believe that the terms of each of these transactions are no less favorable to us than we could obtain from an unaffiliated party.

Transactions with Related Persons

        Insurance Benefits.    We purchase certain insurance benefits for our employees from various insurance companies where Wansutter Employee Benefits LLC acts as broker and Mr. Weller, a director, is a principal. Providers of insurance services to us paid Wansutter commissions totaling $163,000, $142,000 and $141,000 in fiscal 2010, 2011 and 2012, respectively.

        Southwest Concrete Products (SCP).    SCP, one of our subsidiaries, obtains a majority of its transportation through Statewide Transportation Service L.P., a company for which two of the principals are related to an officer of SCP. Costs incurred were approximately $5.5 million, $5.4 million and $5.8 million in fiscal 2010, 2011 and 2012, respectively.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE
TAX CONSIDERATIONS TO NON-UNITED STATES HOLDERS

        The following discussion summarizes material United States federal income and estate tax consequences of the ownership and disposition of our common stock by certain non-United States holders (as defined below). This discussion only applies to non-United States holders who purchase and hold our common stock as a capital asset for United States federal income tax purposes (generally property held for investment). This discussion does not describe all of the tax consequences that may be relevant to a non-United States holder in light of such holder's particular circumstances.

        For purposes of this discussion, a "non-United States holder" means a beneficial owner of our common stock that for United States federal income tax purposes is not a partnership and is not any of the following:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust (1) whose administration is subject to the primary supervision of a United States court and that has one or more United States persons who have the authority to control all substantial decisions of the trust, or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

        This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, and Treasury regulations, administrative rulings and judicial decisions as of the date hereof. These authorities may change, perhaps retroactively, which could result in United States federal income and estate tax consequences different from those summarized below. This discussion does not address all aspects of United States federal income and estate taxes and does not describe any non-United States, state, local or other tax considerations that may be relevant to non-United States holders in light of their particular circumstances. In addition, this discussion does not describe the United States federal income and estate tax consequences applicable to a non-United States holder who is subject to special treatment under United States federal income tax laws (including, without limitation, former citizens and former long-term residents, a "controlled foreign corporation," a "passive foreign investment company," a corporation that accumulates earnings to avoid United States federal income tax, a partnership or other "pass through" entity or an investor in any such entity, a tax-exempt organization, a bank or other financial institution, a broker, dealer or trader in securities, commodities or currencies, a person holding our common stock as part of a hedging, conversion, straddle, constructive sale or other risk reduction transaction or an insurance company). We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this discussion.

        If a partnership (or any other entity treated as a partnership for United States federal income tax purposes) holds our common stock, the United States federal income tax treatment of a partner of that partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK.

Distributions on Common Stock

        In general, if distributions are made with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for United States federal income tax purposes and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-United States holder's basis in the common stock, but not below zero, and, to the extent such portion exceeds the non-United States holder's basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under "Dispositions of Common Stock."

        Dividends paid to a non-United States holder generally will be subject to withholding of United States federal income tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. However, unless an income tax treaty applies, dividends that are effectively connected with the conduct of a trade or business by the non-United States holder within the United States generally are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-United States holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        A non-United States holder who wishes to claim the benefit of an applicable income tax treaty for dividends will be required to provide us with a valid Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalties of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits. If our common stock is held through a foreign partnership or foreign intermediary, the foreign partnership or foreign intermediary will also be required to comply with additional certification requirements under applicable Treasury regulations.

        A non-United States holder eligible for a reduced rate of United States federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Dispositions of Common Stock

        Any gain realized by a non-United States holder on the disposition of our common stock generally will not be subject to United States federal income or withholding tax unless:

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  the gain is effectively connected with the non-United States holder's conduct of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-United States holder in the United States);

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  the non-United States holder is an individual who is present in the United States for 183 days or more in the calendar year of that disposition, and certain other conditions are met; or

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  we are or have been a United States real property holding corporation, as such term is defined in section 897(c) of the Code, during the shorter of the five-year period ending on the date of disposition or the non-United States holder's holding period of our common stock.

        Gain described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. A non-United States holder that is a corporation may also be subject to a branch profits tax equal to 30%, or such lower rate as may be specified by an applicable income tax treaty, of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. An individual non-United States holder described in the second bullet point immediately above will be required to pay (subject to applicable income tax treaties) a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. As long as our common stock is regularly traded on an established securities market, within the meaning of section 897(c)(3) of the Code, the rules described in the third bullet point above will apply only to non-United States holders actually or constructively holding more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Code (the "regularly traded stock exception"). We believe we are not and do not expect to become a United States real property holding corporation. If, however, it turns out that we are or become a United States real property holding corporation, a non-United States holder for whom the regularly traded stock exception is not applicable or who is not otherwise exempt will be required to pay United States federal income tax under regular graduated United States federal income tax rates with respect to the gain recognized.

United States Federal Estate Tax

        Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) at the time of death will generally be includable in the decedent's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        We must report annually to the Internal Revenue Service and to each non-United States holder the amount of dividends paid to such non-United States holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-United States holder resides under the provisions of an applicable income tax treaty or tax information exchange agreement.

        Payments of dividends in respect of, or proceeds on the disposition within the United States (or conducted through certain United States related intermediaries) of, our common stock made to a non-United States holder will be subject to additional information reporting and backup withholding unless such non-United States holder establishes an exemption, for example by properly certifying that such holder is not a United States person as defined under the Code on an Internal Revenue Service Form W-8BEN or another appropriate version of Form W-8 (and the payor does not have actual knowledge or reason to know that such non-United States holder is a United States person as defined under the Code).

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will reduce the non-United States holder's United States federal income tax liability. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the Internal Revenue Service provided the required information is timely furnished to the Internal Revenue Service.

Recent Legislative Developments

        Legislation enacted in 2010 will generally impose a 30% withholding tax on dividends on our common stock and the gross proceeds of a disposition of our common stock paid after December 31, 2012 to (i) a foreign financial institution (whether or not acting as an intermediary) unless such institution enters into an agreement with the United States Treasury requiring, among other things, that such institution undertake to identify accounts held by certain United States persons or certain foreign entities wholly or partially owned by United States persons, annually report certain information about such accounts and withhold at a rate of 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements, and (ii) a non-financial foreign entity (whether or not acting as an intermediary) unless such entity provides the payor with a certification identifying the direct and indirect United States owners of the entity. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Under proposed regulations that are not yet effective and supplementary Internal Revenue Service guidance, this new withholding tax will not apply (i) to dividend income on common stock that is paid on or before December 31, 2013 or (ii) to gross proceeds from the disposition of common stock paid on or before December 31, 2016. Under certain circumstances, a non-United States holder may be eligible for refunds or credits of such taxes. Investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in our common stock.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc. and Stifel, Nicolaus & Company, Incorporated, have severally agreed to purchase from us the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Number of Shares
Deutsche Bank Securities Inc.
Stifel, Nicolaus & Company, Incorporated

Total	7,600,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus supplement, other than those covered by the option to purchase additional shares described below, if any of these shares are purchased.

        We have been advised by the representatives of the underwriters that the underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $             per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $             per share to other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

        We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 1,140,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

        The underwriting discounts and commissions per share are equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting discounts and commissions are             % of the initial public offering price. We have agreed to pay the underwriters the following discounts and commissions, assuming either no exercise or full exercise by the underwriters of the underwriters' option to purchase additional shares:

Total Fees
	Fee per share	Without Exercise of Option to Purchase Additional Shares	With Full Exercise of Option to Purchase Additional Shares
Discounts and commissions paid by us

        In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $550,000.

        We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        Each of our officers and directors, and substantially all of our stockholders and holders of options and warrants to purchase our stock, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock Issuable upon exercise of options or warrants held by these persons for a period of 90 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. and Stifel, Nicolaus & Company, Incorporated. This consent may be given at any time without public notice. Transfers or dispositions can only be made during the lock-up period (i) in the case of the sale of our common stock purchased on the open market if such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission or otherwise and the seller does not otherwise voluntarily effect any public filing or report regarding such sale and (ii) in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement; provided, however, that those individuals who are subject to such lock-up restrictions may collectively transfer up to an aggregate of 200,000 shares of our common stock by gift without the requirement that the recipient of such gift be bound by the terms of a lock-up agreement. We have entered into a similar agreement with the representatives of the underwriters except that without such consent we may grant options and stock appreciation rights and sell shares pursuant to our equity incentive plans. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 90-day period.

        The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

        In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

        Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of common stock from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares.

        Naked short sales are any sales in excess of the underwriters' option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to the completion of the offering.

        Stabilizing transactions consist of various bids for or purchases of our common stock made by the underwriters in the open market prior to the completion of the offering.

        The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our common stock. Additionally, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        A prospectus supplement in electronic format is being made available on Internet web sites maintained by one or more of the lead underwriters of this offering and may be made available on web sites maintained by other underwriters. Other than the prospectus supplement in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement or the registration statement of which the prospectus supplement forms a part.

        Some of the underwriters or their affiliates have provided investment banking services to us in the past and may do so in the future and act as agents and/or lenders under our asset based loan credit facility. They receive customary fees and commissions for these services. Stifel, Nicolaus & Company, Incorporated is acting as financial advisor in connection with the proposed acquisition of Kleer Lumber and will receive customary fees in connection therewith.

LEGAL MATTERS

        The validity of the common stock will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California and New York, New York. Cahill Gordon & Reindel LLP, New York, New York will pass upon certain matters for the underwriters.

EXPERTS

        The consolidated financial statements of Headwaters Incorporated as of September 30, 2011 and 2012, and for each of the three years in the period ended September 30, 2012 and management's assessment of the effectiveness of internal control over financial reporting as of September 30, 2012, incorporated by reference into this prospectus supplement and accompanying prospectus, have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 (File No. 333-179572) with respect to the securities offered hereby. This prospectus supplement does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities offered hereby, reference is made to the registration statement. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F

Street, N.E., Washington, DC 20549, and you may obtain copies from the SEC at prescribed rates.

        Statements contained in this prospectus supplement and any free writing prospectus that we have authorized, or that are incorporated by reference into this prospectus or a prospectus supplement, about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement and we file the agreement or document, you should refer to that agreement or document for a complete description of these matters.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC's Public Reference Room located at 100 F Street, N.E. Washington, DC 20549. Please call the SEC at 1-800-EC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov).

        We also make our annual, quarterly and current reports, proxy statements and other information available free of charge on our website, www.headwaters.com, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the SEC. We use our website as a channel of distribution for material company information. Important information, including financial information, analyst presentations, financial news releases, and other material information about us is routinely posted on and accessible at www.headwaters.com. The information on our website is not part of, or incorporated by reference into, this prospectus supplement. You can also inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, NY 10005.

INCORPORATION BY REFERENCE

        We are "incorporating by reference" certain information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and accompanying prospectus, and information that we file later with the SEC prior to the termination of the offering under this prospectus supplement and accompanying prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than reports or portions thereof furnished or deemed to have been furnished and not filed in accordance with SEC rules, prior to the termination or completion of the offering under this prospectus supplement and accompanying prospectus:

  •
  Our annual report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC on November 16, 2012.

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  Our current reports on Form 8-K filed with the SEC on November 8, 2012 and December 17, 2012.

  •
  Our Proxy Statement on Schedule 14A filed with the SEC on January 6, 2012 and incorporated into Part III of our annual report on Form 10-K for the fiscal year ended September 30, 2011.

        You can obtain the filings incorporated by reference in this prospectus supplement and accompanying prospectus from the SEC through the SEC's Internet site or at the address listed above. You may request orally or in writing, without charge, a copy of any or all of the documents which are incorporated in this prospectus supplement and accompanying prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to the Director of Investor Relations, Headwaters Incorporated, 10653 South River Front Parkway, Suite 300, South Jordan, UT 84095, telephone number (801) 984-9400.

PROSPECTUS

HEADWATERS INCORPORATED

Common Stock
Preferred Stock
Debt Securities
Warrants
Depositary Shares
Units

        From time to time, we may offer up to $210,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants. Such securities may be offered and sold by us in one or more offerings with a total aggregate principal amount or initial purchase price not to exceed $210,000,000.

        This prospectus provides a general description of these securities. We will provide specific information and the terms of the securities being offered in supplements to this prospectus. The supplements may also add, update or change information in this prospectus. Please read this prospectus and any prospectus supplements carefully before investing. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        Our common stock is traded on the New York Stock Exchange under the symbol "HW." On February 16, 2012, the last reported sale price for our common stock on the New York Stock Exchange was $3.23 per share.

        This prospectus includes $210,000,000 in aggregate initial public offering price of securities that were previously registered pursuant to Registration Statement on Form S-3 (Registration No. 333-155565) that were not sold thereunder.

        Our principal executive offices are located at 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095, and our telephone number is (801) 984-9400.

        We may offer these securities directly to investors, through agents, underwriters or dealers, on a continuous or delayed basis. See "Plan of Distribution." Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities.

        Investing in our securities involves risks that are described in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus or any applicable prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2012.

        You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement and the registration statement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, offer shares of our preferred stock, either separately or represented by depositary shares, common stock or warrants to purchase any of such securities, either individually or in units, and various series of debt securities, in one or more offerings, up to a total dollar amount of $210,000,000.

        This prospectus provides you with a general description of the securities we may offer. The specific terms of any securities to be offered will be described in a prospectus supplement. Any prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information."

        Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to "we," "us" and "our" refer to Headwaters Incorporated and its subsidiaries.

HEADWATERS INCORPORATED

        Headwaters Incorporated ("Headwaters") is a diversified company providing products, technologies and services in three industries: building products, coal combustion products and energy.

        Our principal executive offices are located at 10653 South River Front Parkway, Suite 300 South Jordan, Utah 84095. Our telephone number is (801) 984-9400. Headwaters has a website located at http://www.headwaters.com. The information on this website is not a part of this prospectus.

THE SECURITIES WE MAY OFFER

        We may offer shares of our preferred stock, either separately or represented by depositary shares, common stock or warrants to purchase any of such securities, either individually or in units, and various series of debt securities, with a total value of up to $210,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

  •
  designation or classification;

  •
  aggregate principal amount or aggregate offering price;

  •
  maturity, if applicable;

  •
  original issue discount, if any;

  •
  rates and times of payment of interest or dividends, if any;

  •
  redemption, conversion, exercise, exchange or sinking fund terms, if any;

  •
  ranking;

  •
  restrictive covenants, if any;

  •
  voting or other rights, if any;

  •
  conversion prices, if any; and

  •
  important U.S. federal income tax considerations.

        The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

RISK FACTORS

        An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled "Risk Factors" contained in any applicable prospectus supplement and our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of your investment.

INCORPORATION BY REFERENCE

        The SEC permits us to "incorporate by reference" the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care. Later information that we file with the SEC will automatically update and supersede the information that is either contained herein or incorporated by reference herein, and will be considered to be a part of this prospectus from the date such documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

  •
  our Annual Report on Form 10-K for the year ended September 30, 2011, filed with the SEC on November 18, 2011;

  •
  our Quarterly Report on Form 10-Q for the quarter ended December 31, 2011, filed with the SEC on February 2, 2012;

  •
  our Current Reports on Form 8-K, filed with the SEC on January 4, 2012 and January 5, 2012; and

  •
  the description of our common stock contained in our amended Annual Report on Form 10-K/A, filed with the SEC on April 24, 1996.

        We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are made after the initial filing date of the registration statement of which this prospectus is a part and before the termination of any offering of securities offered by this prospectus. Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in

  •
  the prospectus;

  •
  the accompanying prospectus supplement; or

  •
  any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference to this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        Upon your written or oral request of any or all of the documents incorporated by reference but not delivered with this prospectus, we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to the Corporate Secretary, Headwaters Incorporated, 10653 South River Front Parkway, Suite 300, South Jordan, Utah 84095. Our telephone number is (801) 984-9400.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. In addition, we have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement or the exhibits which are a part of the registration statement. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus, the documents incorporated by reference into this prospectus and in any prospectus supplement, constitute forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's results, levels of activity, or achievements to be materially different from any future results, levels of activity or achievements expressed or implied by such forward-looking statements. For a discussion of the factors that could cause actual results to differ from expectations, please see the risk factors described in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this Prospectus.

        In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "intend," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," or the negative of such terms or other comparable terminology.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievements. Except as may be required by law, we undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

 USE OF PROCEEDS

        Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered in the prospectus and any prospectus supplement for future acquisitions, repayment or redemption of existing indebtedness, and general corporate purposes, which may include additions to working capital, financing of capital expenditures, research and development of new technologies and strategic investment opportunities. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used. Pending such uses, we may also invest the net proceeds in interest bearing securities. We may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis to fund our future capital and working capital requirements in excess of internally generated funds.

        As of December 31, 2011, we had outstanding $400.0 million in aggregate principal amount of our 7.625% Senior Secured Notes due 2019, with a fixed annual interest rate of 7.625%; approximately $9.2 million in aggregate principal amount of our 16.0% Convertible Senior Subordinated Notes due 2016, with a fixed annual interest rate of 16.0%; approximately $120.9 million in aggregate principal amount of our 2.50% Convertible Senior Subordinated Notes due 2014, with a fixed annual interest rate of 2.50%; and approximately $13.0 million in aggregate principal amount of our 14.75% Convertible Senior Subordinated Notes due 2014, with a fixed annual interest rate of 14.75%.

        In October 2009, we entered into a $70.0 million asset-based revolving loan facility (ABL Revolver). Since entering into the ABL Revolver, we have not borrowed any funds under the terms of the ABL Revolver and have no borrowings outstanding as of December 31, 2011. Availability under the ABL Revolver cannot exceed $70.0 million, which includes a $35.0 million sub-line for letters of credit and a $10.5 million swingline facility.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

	Year Ended September 30,
						Quarter ended December 31, 2011
	2007	2008	2009	2010	2011
Ratio of earnings to fixed charges	2.43	N/A*	N/A*	0.39	N/A*	0.54

*
Total earnings for these periods were less than zero dollars.

        For purposes of calculating the ratio of earnings to fixed charges, (i) fixed charges consist of interest expensed and capitalized, amortization of discount on debt and capitalized expenses related to indebtedness, and a reasonable approximation of interest within rental expense; and (ii) earnings consist of pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity, plus fixed charges, less interest capitalized.

DESCRIPTION OF CAPITAL STOCK

        This section describes the general terms and provisions of the shares of our common stock, par value $0.001 per share, and preferred stock, par value $0.001 per share. The summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. We have also filed our certificate of incorporation and our bylaws as exhibits to the registration statement, of which this prospectus is a part. You should read our certificate of incorporation and our bylaws for additional information before you buy any of our capital stock. See "Where You Can Find More Information."

Common Stock

        As of December 31, 2011, our authorized common stock was 200,000,000 shares, of which 61.0 million shares were issued and outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends out of assets legally available therefor as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

        As of December 31, 2011, our authorized preferred stock was 10,000,000 shares, of which none was issued and outstanding.

        We may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations or restrictions as our board of directors may authorize, without further action by our stockholders, including but not limited to:

  •
  the distinctive designation of each series and the number of shares that will constitute such series;

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  the voting rights, if any, of shares of the series and the terms and conditions of such voting rights;

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  the dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates from and after which dividends shall accumulate;

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  the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if such shares are redeemable;

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  the terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

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  any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

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  the prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of such series may be converted or exchanged into other securities, if such shares are convertible or exchangeable.

        The particular terms of any series of preferred stock will be described in a prospectus supplement. Any material U.S. federal income tax consequences and other special considerations with respect to any preferred stock offered under this prospectus will also be described in the applicable prospectus supplement.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

        We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a "business combination," except under certain circumstances, with an "interested stockholder" for a period of three years following the date such person became an "interested stockholder" unless:

  •
  before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

  •
  upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

  •
  at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

        The term "interested stockholder" generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation's outstanding voting stock. The term "business combination" includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an "interested stockholder" to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        The ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our board of directors to issue preferred stock without further stockholder action, including adoption of a stockholders rights plan using preferred stock rights, could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contests, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, our bylaws provide that our board of directors is divided into three classes, a separate class to be elected each year, making it more difficult to replace the entire board of directors or remove individual directors. In addition, our bylaws may be amended by action of the board of directors. Certain provisions under consideration for amendment are notice requirements and other procedures with respect to special meetings called by stockholders, stockholder action by written consent and director nominations by stockholders.

Limitation of Liability and Indemnification

        Delaware law permits, and our certificate of incorporation contains, provisions eliminating a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law for improper dividends, repurchases or redemptions of stock or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities law. We have put in place agreements with our directors and executive officers containing provisions indemnifying our directors and officers to the fullest extent permitted by Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Transfer Agent

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

DESCRIPTION OF DEBT SECURITIES

        The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture under which the debt securities are to be issued. We have filed a form of indenture governing different types of debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

        We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt, our senior subordinated debt or our subordinated debt. We refer to the subordinated debt securities and the senior subordinated debt securities together as the subordinated securities. The debt securities we offer will be issued under an indenture between us and Wells Fargo Bank, National Association, as trustee. Debt securities, whether senior, senior subordinated or subordinated, may be issued as convertible debt securities or exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

General Terms of the Indenture

        The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. We may, without the consent of the holders of any series, increase the principal amount of securities in that series in the future, on the same terms and conditions and with the same CUSIP numbers as that series. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

        We may issue the debt securities issued under the indenture as "discount securities," which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with "original issue discount," or OID, for U.S. federal income tax purposes because of interest payment and other characteristics. Material U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement.

        The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

  •
  the title and authorized denominations of the series of debt securities;

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  any limit on the aggregate principal amount of the series of debt securities;

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  whether such debt securities will be issued in registered or unregistered form, or both, and whether such debt securities will be issued with or without coupons;

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  whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

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  the price or prices at which the debt securities will be issued;

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  the date or dates on which principal is payable;

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  the place or places where and the manner in which principal, premium or interest, if any, will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

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  interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

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  the right, if any, to extend the interest payment periods and the duration of the extensions;

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  our rights or obligations to redeem or purchase the debt securities;

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  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

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  conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

  •
  the currency or currencies of payment of principal or interest;

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  the terms applicable to any debt securities issued at a discount from their stated principal amount;

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  the terms, if any, under which any debt securities will rank junior to any of our other debt;

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  whether and upon what terms the debt securities may be defeased, if different from the provisions set forth in the indenture;

  •
  if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

  •
  if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

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  the events of default and covenants relating to the debt securities that are in addition to, modify or delete those described in this prospectus;

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  the nature and terms of any security for any secured debt securities; and

  •
  any other specific terms of any debt securities.

        The applicable prospectus supplement will present material U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are to be listed or quoted.

Senior Debt Securities

        Payment of the principal of, premium and interest, if any, on senior debt securities will rank on a parity with all of our other unsecured and unsubordinated debt.

Senior Subordinated Debt Securities

        Payment of the principal of, premium and interest, if any, on senior subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities and any credit facility. We will state in the applicable prospectus supplement relating to any senior subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the senior subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt.

Subordinated Debt Securities

        Payment of the principal of, premium and interest, if any, on subordinated debt securities will be subordinated and junior in right of payment to the prior payment in full of all of our senior debt, including our senior debt securities and senior subordinated debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding indebtedness, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior indebtedness.

Conversion or Exchange Rights

        Debt securities may be convertible into or exchangeable for other securities, including, for example, shares of our equity securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

  •
  the conversion or exchange price;

  •
  the conversion or exchange period;

  •
  provisions regarding the ability of us or the holder to convert or exchange the debt securities;

  •
  events requiring adjustment to the conversion or exchange price; and

  •
  provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

        We cannot consolidate or merge with or into, or transfer or lease all or substantially all of our assets to, any person, and we cannot permit any other person to consolidate with or merge into us, unless (1) we will be the continuing corporation or (2) the successor corporation or person to which our assets are transferred or leased is a corporation organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event which, after notice or lapse of time or both, would become an event of default under the indenture, shall have occurred and be continuing. When the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

        This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

        The term "Event of Default," when used in the indenture, unless otherwise indicated, means any of the following:

  •
  failure to pay interest for 30 days after the date payment is due and payable;

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  failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

  •
  failure to make sinking fund payments when due;

  •
  failure to perform other covenants for 60 days after notice that performance was required;

  •
  events in bankruptcy, insolvency or reorganization relating to us; or

  •
  any other Event of Default provided in the applicable officer's certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

        An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

        If an Event of Default with respect to any series of senior debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of senior debt securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of senior debt securities of equal ranking (or, if any of such senior debt securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of such equal ranking and not the holders of the debt securities of any one of such series of senior debt securities.

        If an Event of Default with respect to any series of subordinated securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount of and interest on all of the debt securities of such series to be due and payable immediately; provided, however, unless otherwise provided in the applicable prospectus supplement, if such an Event of Default occurs and is continuing with respect to more than one series of subordinated securities under the indenture, the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of all such series of subordinated securities of equal ranking (or, if any of such subordinated securities are discount securities, such portion of the principal amount as may be specified in the terms of that series), voting as one class, may make such declaration of acceleration as to all series of equal ranking and not the holders of the debt securities of any one of such series of subordinated securities.

        The holders of not less than a majority in aggregate principal amount of the debt securities of all affected series of equal ranking may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving such series.

        If an Event of Default relating to events in bankruptcy, insolvency or reorganization of us occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

        The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

  •
  the holder has previously given to the trustee written notice of default and continuance of such default;

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  the holders of not less than a majority in principal amount of the outstanding debt securities of the affected series of equal ranking have requested that the trustee institute the action;

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  the requesting holders have offered the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which may be incurred by it in compliance with such request or direction;

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  the trustee has not instituted the action within 60 days of the request; and

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  the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the affected series of equal ranking.

        We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture.

Registered Global Securities and Book Entry System

        The debt securities of a series may be issued in whole or in part in book-entry form and may be represented by one or more fully registered global securities or in definitive form to each holder. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

        Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

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  by the depositary for such registered global security to its nominee;

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  by a nominee of the depositary to the depositary or another nominee of the depositary; or

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  by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

        The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for registered debt securities:

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  ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as "participants," or persons that may hold interests through participants;

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  upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

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  any dealers, underwriters, or agents participating in the distribution of the debt securities represented by a registered global security will designate the accounts to be credited; and

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  ownership of beneficial interest in such registered global security will be shown on, and the transfer of such ownership interest will be effected only through, records maintained by the depositary for such registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

        The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

        So long as the depositary for a registered global security, or its nominee, is the registered owner of such registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

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  will not be entitled to have the debt securities represented by a registered global security registered in their names;

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  will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

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  will not be considered the owners or holders of the debt securities under the relevant indenture.

        Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

        We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

        We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of us, the trustee or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

        If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee in writing.

        We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as "bearer global securities." We will deposit these securities with a common depositary for Euroclear System and Cedel Bank, Société Anonyme, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Discharge, Defeasance and Covenant Defeasance

        We can discharge or decrease our obligations under the indenture as stated below.

        We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within sixty (60) days. We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium and interest, if any, on the debt securities and any mandatory sinking fund payments.

        Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

  •
  we irrevocably deposit with the trustee cash or U.S. government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium and interest, if any, on all outstanding debt securities of the series;

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  we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders' U.S. federal income tax treatment of principal, premium and interest, if any, payments on the series of debt securities; and

  •
  in the case of subordinated debt securities, no event or condition shall exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium and interest, if any, on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

        In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on such date.

        Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

        The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

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  secure any debt securities and provide the terms and conditions for the release or substitution of the security;

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  evidence the assumption by a successor corporation of our obligations;

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  add covenants for the protection of the holders of debt securities;

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  add any additional events of default;

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  cure any ambiguity or correct any inconsistency or defect in the indenture;

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  add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

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  establish the forms or terms of debt securities of any series;

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  eliminate any conflict between the terms of the indenture and the Trust Indenture Act of 1939;

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  evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee; and

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  make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

        The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of Subordinated Securities of equal ranking, as the case may be, then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

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  extend the final maturity of any debt security;

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  reduce the principal amount or premium, if any;

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  reduce the rate or extend the time of payment of interest;

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  reduce any amount payable on redemption or impair or affect any right of redemption at the option of the holder of the debt security;

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  change the currency in which the principal, premium or interest, if any, is payable;

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  reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

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  alter provisions of the relevant indenture relating to the debt securities not denominated in U.S. dollars;

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  impair the right to institute suit for the enforcement of any payment on any debt security when due;

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  if applicable, adversely affect the right of a holder to convert or exchange a debt security; or

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  reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture.

        The indenture provides that the holders of not less than a majority in aggregate principal amount of the then outstanding debt securities of any and all affected series of equal ranking, by notice to the relevant trustee, may on behalf of the holders of the debt securities of any and all such series of equal ranking waive any default and its consequences under the indenture except:

  •
  a continuing default in the payment of interest on, premium, if any, or principal of, any such debt security held by a nonconsenting holder; or

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  a default in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of each series affected.

Concerning the Trustee

        The indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under that indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed from one or more series of debt securities. All payments of principal of, premium and interest, if any, on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series will be effected by the trustee for that series at an office designated by the trustee.

        If the trustee becomes a creditor of ours, the indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

        The holders of a majority in aggregate principal amount of any and all affected series of debt securities of equal ranking then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, provided that the direction:

  •
  would not conflict with any rule of law or with the relevant indenture;

  •
  would not be unduly prejudicial to the rights of another holder of the debt securities; and

  •
  would not involve any trustee in personal liability.

        The indenture provides that in case an Event of Default shall occur, not be cured and be known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee's power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

        The indenture provides that no incorporator and no past, present or future stockholder, officer or director of ours or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

        The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

        We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

        We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

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  the offering price and aggregate number of warrants offered;

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  the currency for which the warrants may be purchased;

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  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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  if applicable, the date on and after which the warrants and the related securities will be separately transferable;

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  in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

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  in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

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  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

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  the terms of any rights to redeem or call the warrants;

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  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

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  the dates on which the right to exercise the warrants will commence and expire;

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  the manner in which the warrant agreements and warrants may be modified;

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  a discussion of any material U.S. federal income tax consequences of holding or exercising the warrants;

  •
  the terms of the securities issuable upon exercise of the warrants; and

  •
  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

        Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

        Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

        Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

        Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

        The following is a general description of the depositary shares that we may offer from time to time. The particular terms of the depositary shares being offered and the extent to which such general provisions may apply will be set forth in the applicable prospectus supplement.

        General .    We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of a class of our preferred stock. We will deposit the shares of preferred stock of any series represented by depositary shares with a depositary under a deposit agreement. We will identify the depositary in a prospectus supplement. Subject to the terms of the deposit agreement, if you own a depositary share, you will be entitled, in proportion to the fraction of the share of preferred stock represented by your depositary share, to all of the rights and preferences to which you would be entitled if you owned the share of preferred stock represented by your depositary share directly (including dividend, voting, redemption, subscription and liquidation rights).

        The depositary shares will be represented by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of our preferred stock to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Upon request, we will provide you with copies of the applicable form of deposit agreement and depositary receipt.

        Dividends and Other Provisions .    If you are a "record holder" (as defined below) of depositary receipts and we pay a cash dividend or other cash distribution with respect to the preferred stock represented by your depositary share, the depositary will distribute all cash dividends or other cash distributions it receives in respect of the preferred stock represented by your depositary receipts in proportion to the numbers of depositary shares you owned on the record date for that dividend or distribution.

        If we make a distribution in a form other than cash, the depositary will distribute the property it receives to you and all other record holders of depositary receipts in an equitable manner, unless the depositary determines that it is not feasible to do so. If the depositary decides it cannot feasibly distribute the property, it may sell the property and distribute the net proceeds from the sale to you and the other record holders. The amount the depositary distributes in any of the foregoing cases may be reduced by any amounts that we or the depositary is required to withhold on account of taxes.

        A "record holder" is a person who holds depositary receipts on the record date for any dividend, distribution or other action. The record date for depositary shares will be the same as the record date for the preferred stock represented by those depositary receipts.

        Withdrawal of Preferred Stock .    If you surrender your depositary receipts, the depositary will be required to deliver certificates to you evidencing the number of shares of preferred stock represented by those receipts (but only in whole shares). If you deliver depositary receipts representing a number of depositary shares that is greater than the number of whole shares to be withdrawn, the depositary will deliver to you at the same time a new depositary receipt evidencing the fractional shares.

        Redemption of Depositary Shares .    If we redeem a series of shares of preferred stock represented by depositary receipts, the depositary will redeem depositary shares from the proceeds it receives after redemption of the preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of shares of preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary will select shares to be redeemed by lot, pro rata or by any other equitable method it may determine. After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. All rights of the holders of those depositary shares will cease, except the right to receive the redemption price that the holders of the depositary shares were entitled to receive upon redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

        Voting the Preferred Stock .    When the depositary receives notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail information contained in the notice to you as a record holder of the depositary shares relating to the preferred stock. As a record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock), you will be entitled to instruct the depositary as to how you would like your votes to be exercised. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by your depositary shares in accordance with your instructions. We will agree to take all reasonable action that the depositary may deem necessary to enable the depositary to do this. If you do not send specific instructions the depositary will not vote the preferred stock represented by your depositary shares.

        Liquidation Preference .    In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, you will be entitled, as a record holder of depositary shares, to the fraction of the liquidation preference accorded each applicable share of preferred stock, as has been set forth in a prospectus supplement.

        Amendment and Termination of the Deposit Agreement .    We and the depositary may amend the form of depositary receipt and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters your rights as a holder of depositary shares will not be effective unless the holders of at least a majority of the depositary shares then outstanding approve the amendment. The deposit agreement will only terminate if:

  •
  we redeem all outstanding depositary shares; or

  •
  we make a final distribution in respect of the related preferred stock to which the depositary shares and agreement relate, including in connection with any liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary shares.

        Resignation and Removal of Depositary .    The depositary may resign at any time by delivering notice to us of its election to do so. Additionally, we may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary and the successor accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the U.S. and having a combined capital and surplus of at least $50 million.

        Charges of Depositary .    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and issuance of depositary receipts, all withdrawals of preferred stock by owners of the depositary shares and any redemption of the preferred stock. You will pay other transfer and other taxes, governmental charges and other charges expressly provided for in the deposit agreement.

        Miscellaneous .    The depositary will forward to you all reports and communications from us that we are required, or otherwise determine, to furnish to the holders of the preferred stock.

        Neither we nor the depositary will be liable under the deposit agreement to you other than for the depositary's gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF UNITS

        We may issue, in one more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination in such amounts and in such numerous distinct series as we determine. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

        We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

        Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

  •
  the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

  •
  any provisions of the governing unit agreement that differ from those described below; and

  •
  any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

        The provisions described in this section, as well as those described under "Description of Capital Stock," "Description of Debt Securities" and "Description of Warrants" will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

        Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

        We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

        We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

  •
  directly to investors, including through a specific bidding, auction or other process;

  •
  to investors through agents;

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  directly to agents;

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  to or through brokers or dealers;

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  to the public through underwriting syndicates led by one or more managing underwriters;

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  to one or more underwriters acting alone for resale to investors or to the public; and

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  through a combination of any such methods of sale.

        We may also in sell the securities offered by this prospectus in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

        The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

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  the name or names of any underwriters, dealers or agents;

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  the purchase price of the securities and the proceeds to us from the sale;

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  any over-allotment options under which underwriters may purchase additional securities from us;

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  any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

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  any public offering price;

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  any discounts or concessions allowed or reallowed or paid to dealers; and

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  any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

        Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

        In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

        We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

        Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of common stock of Headwaters, which are listed on the NYSE. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock, on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

        In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in overallotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

        Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS

        The validity of any securities offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, San Francisco, California and New York, New York.

EXPERTS

        The consolidated financial statements of Headwaters Incorporated appearing in Headwaters Incorporated's Annual Report (Form 10-K) for the year ended September 30, 2011 and management's assessment of the effectiveness of Headwaters Incorporated's internal control over financial reporting as of September 30, 2011, have been audited by BDO USA, LLP, an independent registered public accounting firm, as stated in their reports included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

7,600,000 Shares

Common Stock

Prospectus

Deutsche Bank Securities	Stifel Nicolaus Weisel

December        , 2012